                                                                   Exhibit 10.25

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

                                OMNIBUS AGREEMENT

                                  by and among

                         FREEPORT LNG DEVELOPMENT, L.P.,

                             FREEPORT LNG-GP, INC.,

                                       and

                             CONOCOPHILLIPS COMPANY

                             As of December 20, 2003

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                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1  DEFINITIONS.........................................................2

ARTICLE 2  OBLIGATIONS.........................................................9
   2.1  Obligations of COP, COP Lender and COP LNG.............................9
   2.2  Obligations of Freeport LNG and the General Partner....................9

ARTICLE 3  REPRESENTATIONS AND WARRANTIES.....................................10
   3.1  Representations and Warranties of COP.................................10
   3.2  Representations and Warranties of Freeport LNG........................11
   3.3  Representations and Warranties of the General Partner.................17

ARTICLE 4  COVENANTS..........................................................18
   4.1  Covenant of COP.......................................................18
   4.2  Covenants of Freeport LNG and the General Partner.....................18
   4.3  Joint Covenants.......................................................20

ARTICLE 5  CLOSING AND CONDITIONS TO CLOSING..................................22
   5.1  The Closing...........................................................22
   5.2  COP's, COP Lender's and COP LNG's Conditions to Closing...............22
   5.3  Freeport LNG's and the General Partner's Conditions to Closing........24
   5.4  Frustration of Closing Conditions.....................................25

ARTICLE 6  INDEMNIFICATION AND LIABILITY......................................25
   6.1  Indemnification by COP................................................25
   6.2  Indemnification by Freeport LNG.......................................26
   6.3  [Intentionally Omitted]...............................................26
   6.4  Tax Indemnification...................................................26
   6.5  Matters Involving Third Parties.......................................27
   6.6  Other Claims..........................................................28
   6.7  SCOPE OF INDEMNITY....................................................28
   6.8  LIMITATION ON DAMAGES.................................................28
   6.9  Effect of Knowledge...................................................28

ARTICLE 7  TERMINATION........................................................29
   7.1  Termination of Agreement..............................................29
   7.2  Effect of Termination.................................................30
   7.3  Termination upon Closing..............................................31

ARTICLE 8  MISCELLANEOUS......................................................31
   8.1  No Third Party Beneficiaries..........................................31
   8.2  Entire Agreement......................................................31
   8.3  Succession and Assignment.............................................31
   8.4  Counterparts; Facsimile Signatures....................................31
   8.5  Survival of Representations and Warranties............................31
   8.6  Interpretation........................................................31
   8.7  Notices...............................................................32
   8.8  GOVERNING LAW.........................................................33
   8.9  Rights and Remedies...................................................33

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   8.10 Compliance with Laws..................................................33
   8.11 Amendments and Waivers................................................33
   8.12 Severability..........................................................33
   8.13 Expenses..............................................................33
   8.14 Construction..........................................................34
   8.15 Specific Performance..................................................34
   8.16 Attorneys' Fees.......................................................34

ARTICLE 9  DISPUTE RESOLUTION.................................................34
   9.1  Arbitration...........................................................34

                                OMNIBUS AGREEMENT
                                -----------------

     Omnibus Agreement (this "Agreement"), dated as of December 20, 2003 (the "Effective Date"), by and among Freeport LNG Development, L.P., a Delaware limited partnership ("Freeport LNG"), Freeport LNG-GP, Inc., a Delaware corporation and the general partner of Freeport LNG (the "General Partner"), and ConocoPhillips Company, a Delaware corporation ("COP"). Each of Freeport LNG, the General Partner and COP is sometimes referred to herein as a "Party," and all of them together are sometimes referred to herein as the "Parties."

                                    RECITALS
                                    --------

     WHEREAS, Freeport LNG intends to construct, own and operate an LNG (as defined below) terminal facility on Quintana Island, Texas capable of performing certain LNG terminalling services, including: the berthing of LNG vessels; the unloading, receiving and storing of LNG; the regasification of LNG; the storage of natural gas; and the transportation and delivery of natural gas to a pipeline interconnection point at Stratton Ridge, Texas (the "Facility");

     WHEREAS, upon completion of Phase I (as defined below), the Facility is intended to have the ability to unload, store and revaporize LNG and redeliver regasified LNG at a maximum gas redelivery rate of approximately 1.75 billion standard cubic feet per day ("bcf/d"), including Peaking Gas (as defined below);

     WHEREAS, Freeport LNG intends to begin construction of Phase I promptly following the issuance of the FERC Approval (as defined below);

     WHEREAS, subject to the terms and conditions of this Agreement and the other Transaction Documents (as defined below), COP Lender (as defined below) intends to lend to Freeport LNG funds necessary to cover certain costs of engineering, design, procurement, construction and overhead relating to Phase I from the date of issuance of the FERC Approval to the Commercial Start Date (as defined below), and certain working capital and inventory incurred or to be incurred in connection with Phase I from and after the date of issuance of the FERC Approval, all as further described in the Loan Term Sheet (as defined below);

     WHEREAS, subject to the terms and conditions of this Agreement and the other Transaction Documents, Michael S. Smith intends to sell and COP GP (as defined below) intends to purchase 50% of the issued and outstanding common stock of the General Partner;

     WHEREAS, subject to the terms and conditions of this Agreement and the other Transaction Documents, beginning on the Commercial Start Date, COP LNG intends to purchase from Freeport LNG, and Freeport LNG intends to sell to COP LNG, Services (as defined below); and

     WHEREAS, the Parties desire to enter into this Agreement for the purpose of providing the terms and conditions (a) upon which Freeport LNG, the General Partner and the COP Participants (as defined below) will enter into the Loan Documents (as defined below), the TUA (as defined below) and the Stockholders Agreement (as defined below), (b) upon which Michael S. Smith and COP GP will enter into the Stock Purchase Agreement (as defined below) and (c) that will govern the relationship among the Parties between the Effective Date and the Closing Date in respect of the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     As used herein, the following terms have the following meanings:

     "Acceptable Vessels" has the meaning set forth in Section 7.1(b)(ii).

     "Action" means any judicial or administrative action, claim, suit, hearing, demand or proceeding by or before any Governmental Entity.

     "Affiliate" means with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, and for such purposes the terms "controls", "controlled by" and "common control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting rights in a Person; provided that in applying this definition each Party's ownership of shares in the General Partner shall be disregarded.

     "Agreement" has the meaning set forth in the preamble.

     "bcf/d" has the meaning set forth in the second Whereas clause.

     "Business Day" means any day excluding Saturday, Sunday and any day on which commercial banks in Houston, Texas are authorized or required to close.

     "Capacity Reservation Fee" means a non-refundable payment in the amount of $10 million to be made by COP LNG to Freeport LNG in immediately available funds.

     "Channel" means the Port of Freeport channel.

     "Claim" means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice that is brought by or owed to a third party.

     "Closing" has the meaning set forth in Section 5.1.

     "Closing Date" has the meaning set forth in Section 5.1.

     "Commercial Start Date" has the meaning set forth in the TUA.

     "Company Pension Plans" has the meaning set forth in Section 3.2(q)(i).

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     "COP" has the meaning set forth in the preamble.

     "COP GP" means the Person (which shall be COP or an Affiliate of COP) designated by COP to be party to the Stock Purchase Agreement.

     "COP Indemnitees" has the meaning set forth in Section 6.2.

     "COP Lender" means the Person (which shall be COP or an Affiliate of COP) designated by COP to be party to the Loan Documents.

     "COP LNG" means the Person (which shall be COP or an Affiliate of COP) designated by COP to be party to the TUA.

     "COP Participants" means COP, COP Lender, COP GP and COP LNG.

     "Dispute" means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statue, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

     "DOW" means The Dow Chemical Company, a Delaware corporation.

     "DOW HOA" means the Heads of Agreement, dated June 19, 2003, by and between DOW and Freeport LNG.

     "DOW Option" means DOW's option under the DOW HOA to receive LNG terminalling services at the Facility based on a maximum gas redelivery rate of no less than 200 million standard cubic feet per day and no more than 500 million standard cubic feet per day, such option to be exercised pursuant to the DOW TUA.

     "DOW TUA" means the LNG Terminal Use Agreement and Supplemental Agreement to be executed between DOW and Freeport LNG in accordance with the terms of the DOW HOA. The DOW TUA shall replace and supersede the DOW HOA and upon execution of the DOW TUA, the DOW HOA shall no longer be of any force or effect.

     "Easement" means any easement, right-of-way, permit, servitude, license, leasehold estate or similar right held by a Person relating to real property used in such Person's business but owned by another Person.

     "Effective Date" has the meaning set forth in the preamble.

     "Environmental Laws" means all Laws relating to the protection, investigation or restoration of the environment, public health or safety or natural resources, or to the manufacture, processing, distribution, treatment, labeling, storage, handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance, including any injury or threat of injury to persons or property relating to any Hazardous Substance.

     "EPC Contract" has the meaning set forth in Section 4.2(b).

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     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

     "Facility" has the meaning set forth in the first Whereas clause.

     "Facility Site" means the real property in Brazoria County, Texas, on which the Facility and related structures and equipment are to be located.

     "FERC" means the Federal Energy Regulatory Commission.

     "FERC Approval" means the order of FERC granting authorization under
Section 3(a) of the Natural Gas Act (available at 15 U.S.C. Section717(c)) to Freeport LNG for Phase I.

     "Freeport Benefit Plans" has the meaning set forth in Section 3.2(q)(i).

     "Freeport Entities" means the General Partner and Freeport LNG.

     "Freeport Financial Statements" means (a) the unaudited balance sheet of the General Partner as of March 31, 2003 and as of September 30, 2003, (b) the related statement of income of the General Partner for the three-month period ended March 31, 2003 and for the six-month period ended September 30, 2003, (c) the unaudited balance sheet of Freeport LNG as of March 31, 2003 and as of September 30, 2003, and (d) the related statement of income of Freeport LNG for the three-month period ended March 31, 2003 and for the six-month period ended September 30, 2003.

     "Freeport Indemnitees" has the meaning set forth in Section 6.1.

     "Freeport LNG" has the meaning set forth in the preamble.

     "Freeport Material Adverse Effect" with respect to a Freeport Person means a material adverse effect on such Freeport Person's business, assets, condition (financial or otherwise), results of operations or prospects except as may be caused by general economic conditions or conditions of the LNG industry, generally.

     "Freeport Persons" means the Freeport Entities and Seller.

     "Full Year Property Taxes" has the meaning set forth in Section 6.4(b)(i).

     "GAAP" means generally accepted accounting principles in effect in the United States from time to time.

     "General Partner" has the meaning set forth in the preamble.

     "Governmental Approval" means any permit, license, franchise, approval, consent, waiver, certification, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law.

     "Governmental Entity" means any federal, tribal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

     "GP Stock" means the issued and outstanding common stock, par value $0.001, of the General Partner.

     "Hazardous Substances" means, collectively, any substance which is identified and regulated (or the cleanup of which can be required), or exposure to which is regulated, under any Environmental Law. Without limiting the generality of the foregoing, Hazardous Substances shall include (a) "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," or "contaminants" or other similar identified designations in, or otherwise subject to regulation under, any Environmental Law, (b) asbestos and asbestos containing materials and (c) petroleum, refined petroleum products and fractions or byproducts thereof, in each case whether in their virgin, used or waste state.

     "Income Tax" means any Tax in whole or in part based on or measured by net or gross income, gains or profits, and any tax (including a franchise Tax) imposed in lieu thereof or similar thereto, whether disputed or not, together with any interest, penalties, additions to Tax or additional amounts with respect thereto.

     "Indemnified Person" has the meaning set forth in Section 6.5(a).

     "Indemnifying Party" has the meaning set forth in Section 6.5(a).

     "IRC" means the Internal Revenue Code of 1986, as amended, and regulations issued by the IRS pursuant to the Internal Revenue Code.

     "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of Treasury.

     "Knowledge" means, with respect to any Person, (a) if such Person is an individual, the actual knowledge of such Person, or (b) if such Person is other than an individual, the actual knowledge of the officers, directors and other senior management of such Person, in each case after reasonable investigation and inquiry of any officers, directors and employees of such Person and its Affiliates with supervisory responsibility over the matter in question or that are likely to have information regarding such matter.

     "Law" means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Entity having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.

     "Lease" means the Ground Lease and Development Agreement dated December 12, 2002, between the Partnership and Brazos River Harbor Navigation District of Brazoria County, Texas, as the same may be amended or modified from time to time.

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequentially and whether due or to become due), including any Tax or other liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, claim or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
(c) in the case of securities or other equity interests, any agreement to sell, preemptive right, subscription right, right of first refusal, warrant, "phantom" stock rights, purchase option, call or other agreement or commitment (including any stockholders agreement) or right of a third party with respect to such securities or other equity interests or any other limitation on the ability to transfer or to vote such securities or other equity interests.

     "LNG" means liquefied natural gas.

     "Loan" has the meaning set forth in the definition of Loan Term Sheet.

     "Loan Documents" means the Loan Agreement between COP Lender and Freeport LNG, and any agreements executed by COP Lender (or its agent) and Freeport LNG as a condition precedent to the closing thereunder, containing the terms and conditions set forth in the Loan Term Sheet and such other terms and conditions as COP Lender and Freeport LNG may agree.

     "Loan Term Sheet" means the Term Sheet attached hereto as Exhibit A, which sets forth the terms and conditions of COP Lender's loans to Freeport LNG (the "Loan").

     "Losses" has the meaning set forth in Section 6.1.

     "Nondisclosure Agreement" means the Nondisclosure Agreement by and between Freeport LNG and COP dated November 15, 2002 as amended or modified from time to time.

     "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of Freeport LNG, dated as of February 27, 2003, as amended or modified from time to time.

     "Partnership Amendment" means an amendment to the Partnership Agreement among the General Partner and the limited partners of Freeport LNG in the form attached hereto as Exhibit F.

     "Partnership Leased Property" means any real property and interests in real property leased by Freeport LNG.

     "Partnership Owned Property" means any real property and interests in real property owned in fee by Freeport LNG.

     "Partnership Property" means any Partnership Owned Property and any Partnership Leased Property.

     "Party" or "Parties" has the meaning set forth in the preamble.

     "Peaking Gas" has the meaning set forth in the TUA.

     "Permitted Liens" means all:

          (a) Liens of materialmen, mechanics, repairmen, employees, contractors, operators or other similar Liens arising in the ordinary course of business incidental to construction, maintenance or operation of the applicable property;

          (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

          (c) Liens for Taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material or are being contested in good faith in the normal course of business for which adequate reserves have been established;

          (d) Easements, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; and Easements for streets, alleys, highways, telephone lines, pipelines, railways and other Easements, on, over or in respect of such property or Easement in each case that individually, or in the aggregate, do not have a material adverse effect on the ownership or use of such property or Easement for its intended purpose;

          (e) rights reserved to or vested in any Governmental Entity authorized to control or regulate the applicable property in any manner, and all Law; and

          (f) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the use of the assets to which they relate as contemplated by the Transaction Documents.

     "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

     "Phase I" means the construction and operation of the Facility, as authorized in the FERC Approval and any subsequent amendments or supplements thereto, so that upon completion thereof the Facility is intended to have the ability to unload, store and revaporize LNG and redeliver regasified LNG at a maximum gas redelivery rate of approximately 1.75 bcf/d including Peaking Gas.

     "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending on the Closing Date of any Straddle Period.

     "Port" has the meaning set forth in Section 7.1(e).

     "Property Tax" means any real, personal or intangible property Tax, whether disputed or not, together with any interest, penalties, additions to Tax or additional amounts with respect thereto.

     "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Substance in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata, workplace or structure).

     "Return" means any return, declaration, report, statement, claim for refund or information return relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" means Michael S. Smith.

     "Services" has the meaning set forth in the TUA.

     "Services Quantity" has the meaning set forth in the TUA.

     "Services Quantity Increase Agreement" means the agreement to be executed by COP LNG and Freeport LNG in the form attached hereto as Exhibit E.

     "Stock Purchase Agreement" means the Stock Purchase Agreement, to be executed between COP GP and Seller, which sets forth the terms of COP GP's purchase from Seller of 50% of the GP Stock for a purchase price equal to $9 million, attached hereto as Exhibit C.

     "Stockholders Agreement" means the Stockholders Agreement to be executed by COP and Seller in the form attached hereto as Exhibit B.

     "Straddle Period" shall mean a taxable period that includes, but does not end on, the Closing Date.

     "Study 1" has the meaning set forth in Section 7.1(b)(ii).

     "Study 2" has the meaning set forth in Section 7.1(b)(ii).

     "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

     "Third Party Claim" has the meaning set forth in Section 6.5(a).

     "Title Notice" has the meaning set forth in Section 7.1(e).

     "Transaction Documents" means this Agreement, the Loan Documents, the TUA, the Stock Purchase Agreement, the Stockholders Agreement, the Services Quantity Increase Agreement, the Partnership Agreement (as amended by the Partnership Amendment) and all other documents and instruments to be executed and delivered in connection with the transactions contemplated thereby and by this Agreement.

     "TUA" means the LNG Terminal Use Agreement to be executed by COP LNG and Freeport LNG, in the form attached hereto as Exhibit D, which sets forth the terms and conditions of COP LNG's purchase of Services from Freeport LNG beginning on the Commercial Start Date.

     "USCG" means the United States Coast Guard for the Port of Freeport.

                                    ARTICLE 2
                                   OBLIGATIONS

     2.1  Obligations of COP, COP Lender and COP LNG.

          (a) Loan. At the Closing, COP shall cause COP Lender to execute and deliver the Loan Documents and thereafter from time to time fund the Loan in accordance with, and subject to the terms and conditions of, the Loan Documents. In lieu of the Loan, COP Lender shall be entitled to fund construction of Phase I through third party financing; provided that the overall financing package shall (i) have a similar or more favorable financial impact on Freeport LNG as compared to the Loan, (ii) be subject to essentially the same terms and conditions as the Loan, including any subordination provisions, and (iii) be structured such that the *** in the DOW HOA or DOW TUA, as applicable, is not triggered.

          (b) Purchase of GP Stock and Execution of Stockholders Agreement. At the Closing and in accordance with the Stock Purchase Agreement, COP GP shall
(i) execute, deliver and close the transactions contemplated by the Stock Purchase Agreement, (ii) pay to Seller $9 million in cash for 50% of the GP Stock and (iii) execute and deliver the Stockholders Agreement.

          (c) Capacity Reservation Fee. Within three (3) Business Days after Freeport LNG's delivery to COP of a front-end engineering and design study (which shall not occur prior to January 5, 2004), COP LNG shall pay to Freeport LNG in cash the Capacity Reservation Fee. Freeport LNG shall have no obligation to refund to COP LNG the Capacity Reservation Fee, including as a result of the failure of Freeport LNG to obtain the FERC Approval or termination of this Agreement for any reason.

          (d) TUA. At the Closing, COP shall cause COP LNG to execute and deliver the TUA.

          (e) Increase in Services Quantity. At the Closing, COP LNG shall have the right but not the obligation to execute and deliver the Services Quantity Increase Agreement.

     2.2  Obligations of Freeport LNG and the General Partner.

          (a) Loan. At the Closing, Freeport LNG shall execute and deliver the Loan Documents.

          (b)  [Intentionally Omitted].

          (c) Execution of Partnership Amendment. Simultaneously with the execution of this Agreement, Freeport LNG and the General Partner shall cause the general partner and limited partners of Freeport LNG to execute and deliver the Partnership Amendment.

          (d) Legal Opinion. Simultaneously with the execution and delivery of this Agreement, Freeport LNG and the General Partner shall cause to be delivered to COP a legal opinion of Brownstein Hyatt & Farber, P.C., which opinion shall be limited generally to the formation, good standing, power and authority of Freeport LNG and the General Partner, and such entities' execution of, and performance under, this Agreement.

          (e) Sale of GP Stock and Execution of Stockholders Agreement. At the Closing and in accordance with the Stock Purchase Agreement, the General Partner shall, and shall cause Seller to (i) execute, deliver and close the transactions contemplated by the Stock Purchase Agreement, and (ii) execute and deliver the Stockholders Agreement.

          (f) TUA. At the Closing, Freeport LNG shall execute and deliver the TUA.

          (g) Increase in Service Quantity. At the Closing, if COP LNG has executed and delivered the Services Quantity Increase Agreement, Freeport LNG shall execute and deliver the Services Quantity Increase Agreement.

          (h) Pre-FERC Approval Accrued Expenses. Before or at the Closing, Freeport LNG shall pay and/or otherwise fully satisfy all expenses accrued and indebtedness incurred for any reason prior to and through the date of initial FERC Approval. Such payment and/or satisfaction shall not be made with funds from the Loan, and shall be made from funds contributed by the partners of Freeport LNG or otherwise paid to Freeport LNG. Freeport LNG shall be entitled to a reimbursement from the proceeds of the Loan or an offset against the payment obligation contained in this Section 2.2(h) equal to any prepaid expenses paid by Freeport LNG and relating to the period after initial FERC Approval. COP acknowledges and agrees that in the event Freeport LNG ***, prior to the date of initial FERC Approval or thereafter, all costs, expenses and fees associated with such *** shall be prepaid expenses payable or reimbursable from the proceeds of the Loan. Notwithstanding the foregoing, Freeport LNG shall be not be required to pay or otherwise satisfy the loan payable to DOW from Freeport LNG Investments, LLLP (f/k/a Freeport Investments, LLC) made in connection with the DOW HOA, and such loan shall be paid in accordance with the terms thereof.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of COP. In order to induce Freeport LNG and the General Partner to enter into and perform the Transaction Documents and to consummate the transactions contemplated thereby, COP hereby represents and warrants to Freeport LNG and the General Partner as follows:

          (a) Organization and Qualification. COP is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification.

          (b) Authority and Validity. COP has the requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, the Transaction Documents to which it is a party. No approval of COP's stockholders is required for consummation of the transactions contemplated by the Transaction Documents. The execution and delivery by COP of, the performance by COP of its obligations under, and the consummation by COP of the transactions contemplated by, the Transaction Documents to which it is a party have been duly authorized by the requisite corporate action on its part. This Agreement is and, when executed and delivered by COP, the other Transaction Documents to which COP is a party will be, the valid and binding obligation of COP, enforceable against COP in accordance with its and their respective terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          (c) Noncontravention. The execution, delivery and performance by COP of the Transaction Documents to which it is a party do not and will not (i) conflict with or violate any provision of its certificate of incorporation or by-laws, (ii) require any consent, approval or authorization of, or any filing with or notice to, any Person, (iii) result in any violation of or breach or default under any contract or agreement to which COP is a party or by which it is bound, (iv) violate any Law to which COP is subject, or (iv) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which COP is a party or by which it is bound or affected.

          (d) Finders and Brokers. Neither COP nor any of its Affiliates has incurred any Liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by the Transaction Documents for which Freeport LNG or any of its Affiliates could be liable.

          (e) Litigation. There are no Actions pending or, to the Knowledge of COP, threatened against COP that have questioned or could reasonably be expected to question the validity of any Transaction Document or enjoin or prohibit any action taken or to be taken pursuant to or in connection with any of the provisions of the Transaction Documents.

     3.2 Representations and Warranties of Freeport LNG. In order to induce the COP Participants to enter into and perform the Transaction Documents and to consummate the transactions contemplated thereby, Freeport LNG hereby represents and warrants to the COP Participants as follows:

          (a) Organization and Qualification. Freeport LNG is a limited partnership duly formed, validly existing and in good standing under the laws of its state of formation and is qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification.

          (b) Authority and Validity. Freeport LNG has all requisite partnership power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, the Transaction Documents to which it is a party. No approval of Freeport LNG's general partners or limited partners (other than approvals that have been obtained and are in full force and effect) is required for consummation of the transactions contemplated by the Transaction Documents. The execution and delivery by Freeport LNG of, the performance by Freeport LNG of its obligations under, and the consummation by Freeport

LNG of the transactions contemplated by, the Transaction Documents to which it is a party have been duly authorized by the requisite partnership action on its part. This Agreement is and, when executed and delivered by Freeport LNG, the other Transaction Documents to which it is a party will be, the valid and binding obligation of Freeport LNG, enforceable against Freeport LNG in accordance with its and their respective terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          (c) Noncontravention. The execution, delivery and performance by Freeport LNG of the Transaction Documents to which it is a party do not and will not (i) conflict with or violate any provision of the Partnership Agreement,
(ii) except for the execution and delivery of the Partnership Amendment, require any consent, approval or authorization of, or any filing with or notice to, any Person, (iii) result in any violation of or breach or default under any contract or agreement to which Freeport LNG is a party or by which it is bound, (iv) violate any Law to which Freeport LNG is subject, or (v) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which Freeport LNG is a party or by which it is bound or affected.

          (d) No Consents. No Governmental Approval of, or registration, declaration or filing with, any Governmental Entity, or the consent or approval of any other Person, is required to be obtained or made by or with respect to any Freeport Entity or any of its Affiliates in connection with (a) the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby or (b) the conduct of the business of the Freeport Entities following the Closing as conducted on the Effective Date; except to the extent failure to obtain such Governmental Approval could not reasonably be expected to have a Freeport Material Adverse Effect, and except those Governmental Approvals that have not been obtained, but will be obtained by the time such Governmental Approvals are required for the construction of the Facility and for which Freeport LNG has no reason to believe that any such Governmental Approvals will not be obtained in due course prior to the time required.

          (e) Finders and Brokers. Neither Freeport LNG nor any of its Affiliates has incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by the Transaction Documents for which COP or any of its Affiliates could be liable.

          (f) Litigation. There are no Actions pending or, to the Knowledge of Freeport LNG, threatened against Freeport LNG that have questioned or could reasonably be expected to question the validity of this Agreement or enjoin or prohibit any action taken or to be taken pursuant to or in connection with any of the provisions of the Transaction Documents. There are no Claims pending, or to the Knowledge of each Freeport Entity, threatened against any Freeport Entity. Neither Freeport Entity is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business. There is no pending, or, to the Knowledge of each Freeport Entity, threatened, investigation of or affecting either Freeport Entity by any Governmental Entity. This Section 3.2(f) does not relate to matters concerning Taxes, such items being the subject of Section 3.2(m).

          (g) Absence of Undisclosed Liabilities. Neither Freeport Entity has any Liabilities that are of a nature required under GAAP to be disclosed, reflected or reserved against on the applicable Freeport Financial Statements except (a) Liabilities disclosed, reflected or reserved against on the applicable Freeport Financial Statements or (b) Liabilities arising in the ordinary course of business or as contemplated by the Transaction Documents.

          (h) Absence of Changes or Events. Since September 30, 2003, there has not been any action, event or occurrence that has had or would reasonably be expected to have a Freeport Material Adverse Effect, except for circumstances or events that have affected the LNG industry generally. Since September 30, 2003, the business of each Freeport Entity has been conducted in the ordinary course and in substantially the same manner as previously conducted, and no Freeport Person has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants of Freeport LNG or the General Partner set forth in Sections 4.2 and 4.3, other than those arising in the ordinary course of business or as contemplated by the Transaction Documents.

          (i) Contracts. No Freeport Entity has entered into any agreement, contract or commitment which (i) would prohibit such party's execution of the Transaction Documents or performance thereunder, or (ii) was not entered into in the ordinary course of business or as contemplated by the Transaction Documents. No Freeport Entity has entered into any employment contract or agreement other than the four employment agreements previously provided to COP by Freeport LNG.

          (j) Real Property. Freeport LNG has (a) good and insurable fee title to all Partnership Owned Property and (b) good and valid title to the leasehold estates in all Partnership Leased Property, in each case free and clear of all Liens, leases, assignments, subleases, Easements, covenants and other similar restrictions of any nature whatsoever, except (i) such as could not reasonably be expected to have a Freeport Material Adverse Effect, (ii) Permitted Liens,
(iii) all land use (including environmental and wetlands) zoning, building and other similar restrictions.

          (k) Assets Other than Real Property. The Freeport Entities, as the case may be, have good and valid title to all of the assets reflected on the balance sheets included in the Freeport Financial Statements or that were acquired after September 30, 2003, except those assets sold or otherwise disposed of for fair value since September 30, 2003 in the ordinary course of business consistent with past practice and not in violation of this Agreement.

          (l) Insurance. The Freeport Entities maintain policies of fire and casualty, liability, business interruption and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Freeport Entities as conducted or owned on the Effective Date. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending on or prior to the Closing Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the Knowledge of each Freeport Person, the activities and operations of each Freeport Entity have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

          (m)  Taxes.

               (i)    All Returns required to be filed by either Freeport
Entity or with respect to any Tax for which either Freeport Entity is liable or that relates to the business of either Freeport Entity have been duly and timely filed in a proper manner with the appropriate Governmental Entity, each such Return is true, correct and complete in all material respects, each Tax shown to be payable on each such Return has been timely paid in full, each Tax payable by or with respect to either Freeport Entity (or Seller, as a result of owning an interest in the General Partner) by assessment has been timely paid in the amount assessed and adequate reserves have been established on the books of the General Partner or Freeport LNG, as the case may be, for all Taxes for which the General Partner or Freeport LNG, as the case may be, is liable or that relate to the business of either Freeport Entity, but the payment of which is not yet due. Neither Freeport Entity is, and never has been, liable for any Tax payable by reason of the income or property of a Person other than a Freeport Entity. The General Partner or Freeport LNG, as applicable, has timely filed true, correct and complete declarations of estimated Tax with respect to each Freeport Entity and/or the business of each Freeport Entity in each jurisdiction in which any such declaration is required to be filed by it. No Liens for Taxes exist upon the property or other assets of either Freeport Entity, except liens for Taxes which are not yet due. Neither Freeport Entity (nor Seller, as a result of owning an interest in the General Partner) is, and never has been, subject to Tax in any jurisdiction outside of the United States. No claim has ever been made by any Governmental Entity in any jurisdiction where neither Freeport Entity (nor Seller on their behalf) files Tax returns that either Freeport Entity is or may be subject to taxation in that jurisdiction.

               (ii) No litigation with respect to any Tax for which either Freeport Entity is asserted to be liable (or is asserted to relate to the business of either Freeport Entity) is pending or, to the Knowledge of either Freeport Entity, threatened and there is no basis on which any material deficiency in Tax can be asserted against either Freeport Entity, insofar as such deficiency relates to either Freeport Entity or the business of either Freeport Entity. No requests for rulings or determinations in respect of any Taxes are pending between either Freeport Entity and any Governmental Entity. No extension of any period during which any Tax may be assessed or collected and for which either Freeport Entity is or may be liable has been granted to any Governmental Entity. No audit or similar proceeding with respect to any Tax for which either Freeport Entity is or may be liable is pending or, to the Knowledge of each Freeport Entity, threatened. Neither Freeport Entity has executed any closing agreement pursuant to IRC Section 7121 (or any predecessor provision) or any similar provision of state or local law with respect to itself or Freeport LNG.

               (iii) Neither Freeport Entity is, nor has been, a party to any tax allocation or sharing agreement. All amounts required to be withheld by either Freeport Entity or with respect to the business of either Freeport Entity and paid to Governmental Entities for income, social security, unemployment insurance, sales, excise, use and other Taxes (including in respect of any employees, directors and non-resident Persons) have been collected or withheld and paid to the proper Governmental Entity. The General Partner or Freeport LNG have made all deposits required by applicable Law to be made with respect to employees' withholding and other employment Taxes relating to employees of either Freeport Entity or the business of the either Freeport Entity.

               (iv) Freeport LNG has been, at all times from its formation, and will be, at all times through the Closing, classified as a partnership for federal Income Tax purposes.

The General Partner has been, at all times from its organization, and will be, classified as a corporation as defined in Treasury Regulation 301.7701-2(b)(1). The General Partner is the "tax matters partner" of Freeport LNG within the meaning of Section 6231 of the IRC and the regulations thereunder for all federal Income Tax periods of the General Partner ending on or before the Closing Date.

          (n) Licenses; Permits. To the Knowledge of each Freeport Person, except for FERC Approval, each Freeport Entity shall be able to timely obtain all Governmental Approvals necessary for the ownership, operation or leasing of the Partnership Property and the General Partner's and Freeport LNG's personal property and that are necessary or useful for the conduct of the business of the Freeport Entities, except where the failure to have such Governmental Approvals would not have a Freeport Material Adverse Effect. To the Knowledge of each Freeport Person, the transactions contemplated hereby shall not adversely affect Freeport LNG's rights under any such Governmental Approvals.

          (o) Compliance with Laws. To the Knowledge of each Freeport Entity, each Freeport Entity is in material compliance with all Laws, including those relating to occupational health and safety. No Freeport Entity has received any written communication since its formation that has not been satisfactorily resolved from a Governmental Entity that alleges that either Freeport Entity is not in compliance in any material respect with any Laws, and no Freeport Entity has Knowledge of any investigation or review pending or threatened by any Governmental Entity relating to any alleged violation. This Section 3.2(o) does not relate to matters with respect to Taxes or to environmental matters, which are the subject of Section 3.2(m) and Section 3.2(p), respectively.

          (p) Environmental Matters. To the Knowledge of each Freeport Person, except as would not have a Freeport Material Adverse Effect, each Freeport Entity is in compliance with all Environmental Laws.

          (q)  Benefit Plans.

               (i) Neither Freeport Entity has any "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA), stock option, stock purchase, deferred compensation plans or arrangements or other benefit plans maintained, or contributed to, by any Freeport Person for the benefit of any employees of either Freeport Entity (all the foregoing being herein referred to as "Freeport Benefit Plans").

               (ii) Each Freeport Entity is in compliance in all material respects with the applicable provisions of ERISA and the IRC.

               (iii) At no time since the inception of Freeport LNG has any Freeport Person been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) for the benefit of any employees of either Freeport Entity or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any such multiemployer plan, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any such multiemployer plan.

               (iv) No employee or former employee of either Freeport Entity will become entitled to receive from COP any bonus, retirement, severance, job security or similar benefit or any enhanced benefit as a result of the transactions contemplated hereby; provided, however, that Freeport LNG shall be entitled to pay any bonus set forth in or permitted by the four employment agreements of Freeport LNG previously provided to COP.

               (v) No plan, program or arrangement maintained by any Freeport Person provides for post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under the provisions of Section 4980B of the IRC and Sections 601 through 608 of ERISA.

          (r) Regulatory Authority. Neither Freeport Entity is regulated as a pipeline company by the State of Texas. Neither Freeport Entity is subject to regulation as (i) a "holding company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" or a "public utility," as each of such terms is defined in the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder or (ii) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (s) Certain Transactions. Neither Freeport Entity is a surety, guarantor or indemnitor of any indebtedness or other obligation of any other Person.

          (t) Improper Payments. To the Knowledge of each Freeport Person, no employee or agent of either Freeport Entity has made any payment of funds or received or retained any funds in either case in violation of any Law.

          (u) Absence of Bankruptcy Proceedings. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of each Freeport Entity, threatened against, any Freeport Entity.

          (v) Patents. The Partnership has a perpetual, non-exclusive and royalty-free license to utilize U.S. Patent Number 6,644,041 B1 in connection with the Facility.

          (w) Securities. Except for the general and limited partnership interests set forth in the Partnership Agreement, there are no other equity securities or interests of Freeport LNG or any securities or interests in Freeport LNG reserved for issuance. All of the general and limited partnership interests in Freeport LNG were issued in compliance with all applicable federal and state securities laws. Freeport LNG does not directly or indirectly own any capital stock of, or other equity interests in, any corporation, partnership, limited liability company or other Person, and Freeport LNG is not a member of, or a participant in, any limited liability company, partnership, joint venture, strategic alliance or any other Person, association or business arrangement, and Freeport LNG has not entered into any agreement or commitment to do any of the foregoing.

          (x) Disclosure. No representation or warranty of Freeport LNG contained in this Agreement or any other Transaction Document, and no statement contained in any letter, certificate or other document signed by or on behalf of Freeport LNG or the General Partner and addressed or directed to any of the COP Participants or any of their representatives pursuant to any Transaction Document or in connection with the subject matter of any Transaction

Document, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein and therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such Transaction Document, letter, certificate or other document.

          (y) Updated Information. Freeport LNG may, from time to time prior to the Closing, update the representations and warranties contained in Sections 3.2(f), (g), (h), (i), (j), (k), or (l) to reflect changes arising in the ordinary course of business; if such changes in the aggregate could not reasonably be expected to result in a Freeport Material Adverse Effect, such updated information shall automatically amend the representations and warranties contained herein as of the date hereof; provided that such updated information shall not amend the representations and warranties if the action giving rise to such disclosure constitutes a breach of Section 4.2(c).

     3.3 Representations and Warranties of the General Partner. In order to induce the COP Participants to enter into and perform the Transaction Documents and to consummate the transactions contemplated thereby, the General Partner hereby represents and warrants to the COP Participants as follows:

          (a) Organization and Qualification. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification.

          (b) Authority and Validity. The General Partner has the requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, the Transaction Documents to which it is a party. The General Partner's sole stockholder has approved the transactions contemplated by the Transaction Documents. The execution and delivery by the General Partner of, the performance by the General Partner of its obligations under, and the consummation by the General Partner of the transactions contemplated by, the Transaction Documents to which it is a party have been duly authorized by the requisite corporate action on its part. This Agreement is and, when executed and delivered by the General Partner, the other Transaction Documents to which it is a party will be, the valid and binding obligations of the General Partner, enforceable against the General Partner in accordance with its and their respective terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          (c) Noncontravention. The execution, delivery and performance by the General Partner of the Transaction Documents to which it is a party do not and will not (i) conflict with or violate any provision of its certificate of incorporation or by-laws, (ii) require any consent, approval or authorization of, or any filing with or notice to, any Person, (iii) result in any violation of or breach or default under any contract or agreement to which the General Partner is a party or by which it is bound, (iv) violate any Law to which the General Partner is subject, or (v) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which the General Partner is a party or by which it is bound or affected.

          (d) Finders and Brokers. Neither the General Partner nor any of its Affiliates has incurred any Liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by the Transaction Documents for which COP or any of its Affiliates could be liable.

          (e) Litigation. There are no Actions pending or, to the Knowledge of the General Partner, threatened against the General Partner that have questioned or could reasonably be expected to question the validity of any Transaction Document or enjoin or prohibit any action taken or to be taken pursuant to or in connection with any of the provisions of the Transaction Documents.

          (f) Disclosure. No representation or warranty of the General Partner contained in this Agreement or any other Transaction Document, and no statement contained in any letter, certificate or other document signed by or on behalf of the General Partner and addressed or directed to any of the COP Participants or any of their representatives pursuant to any Transaction Document or in connection with the subject matter of any Transaction Document, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein and therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such Transaction Document, letter, certificate or other document.

          (g) Updated Information. The General Partner may, from time to time prior to the Closing, update the representations and warranties contained in
Section 3.3(e) to reflect changes arising in the ordinary course of business; if such changes in the aggregate could not reasonably be expected to result in a Freeport Material Adverse Effect, such updated information shall automatically amend the representations and warranties contained herein as of the date hereof; provided that such updated information shall not amend the representations and warranties if the action giving rise to such disclosure constitutes a breach of
Section 4.2(c).

                                    ARTICLE 4
                                    COVENANTS

     4.1 Covenant of COP. COP will use commercially reasonable efforts to assist Freeport LNG and the General Partner in obtaining the FERC Approval.

     4.2  Covenants of Freeport LNG and the General Partner.

          (a) Access to Information. Subject to any non-disclosure agreement to which Freeport LNG or the General Partner is a party, from the date hereof through the Closing Date, Freeport LNG and the General Partner shall, and shall cause their officers, directors, employees and agents to, afford the officers, employees, agents, representatives and advisors of the COP Participants reasonable access at all reasonable times during normal business hours to (i) Freeport LNG's officers, employees, agents, properties, books, records and contracts related to the Facility and the business and operations of Freeport LNG, and shall furnish the COP Participants all financial, operating and other data and information as any COP Participant may reasonably request with respect to the Facility and the business and operations of Freeport LNG, and (ii) Freeport LNG's properties and facilities (including the Facility Site) for purposes of conducting the environmental investigation contemplated by Exhibit G which is hereby incorporated by reference. Notwithstanding the foregoing, in no event will any COP Participant be given access to or copies of any data, information, records or drafts relating to or in connection with any negotiation, agreement or communication with another customer or potential customer of the Facility, except for final, completed, executed and delivered terminal use agreements with a customer. To the extent that any non-disclosure agreement limits the obligations of Freeport LNG or the General Partner under this Section 4.2(a), Freeport LNG and the General Partner shall use commercially reasonable efforts to remove the limitations of such non-disclosure agreement, including by requesting consent from the counterparty thereto for disclosures to the COP Participants.

          (b) Advisory Board. From and after the Effective Date until the earlier of the Closing Date or termination of this Agreement, the General Partner shall create an advisory board comprised of six advisors, with three appointed by Freeport LNG and three appointed by COP. Such advisory board shall be consulted on (i) the form and negotiation of the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Facility proposed to be entered in between Freeport LNG and Technip USA Corporation or a similarly qualified and experienced contractor (the "EPC Contract"), as well as any other agreements relating to the engineering, design or construction of Phase I, (ii) other than any terminal use agreement with another customer or potential customer of the Facility, the form and negotiation or all other significant contracts and agreements relating to Phase I, (iii) the applications for and efforts to obtain the FERC Approval and all other permits, licenses and approvals required from any Governmental Entity in connection with Phase I, (iv) all matters associated with stakeholder relations, and (v) all matters relating to the standards, policies and guidelines with respect to health and safety, engineering, design, operations and environmental matters. In addition, COP shall have the right to second an employee to act as construction manager for Freeport LNG (including the matters described in clauses (i) and (v) of this Section 4.2(b)) and another employee to assist with the matters described in clauses (ii), (iii) and (iv) of this Section 4.2(b), in each case until the earlier of the Closing Date or termination of this Agreement; provided that (x) such employees shall be under the direction and control of the General Partner and its officers, (y) such secondment shall be at no cost to Freeport LNG, and
(z) subject to Section 4.2(a), such employees shall be restricted from sharing with COP or any of its Affiliates any data, information, records or drafts as to which the COP Participants are not to be given access pursuant to Section 4.2(a).

          (c) Conduct of Business. Subject to the terms of Section 4.2(b), from the Effective Date through the Closing Date, Freeport LNG and the General Partner will continue to conduct their business operations consistent with prudent business practices and otherwise in the ordinary course, including seeking to obtain, as soon as practicable, the FERC Approval and completion of the negotiation of the DOW TUA. Without limiting the foregoing, Freeport LNG shall not, and the General Partner shall cause Freeport LNG not to, take any of the following actions without COP's prior written approval (except to the extent that, if the Stockholders Agreement were in effect, such action could be taken solely by the MS Directors (as defined in the Stockholders Agreement), but in such event the Freeport Entities shall consult with COP before taking such action or causing or allowing either Freeport Entity to take such action):

               (i)    execute or deliver the EPC Contract;

               (ii) amend, modify, terminate or waive any of its rights under the EPC Contract;

               (iii) withdraw, amend, consent to or acquiesce in any termination or material amendment of, or any other adverse action in respect of, the application for the FERC Approval or the FERC Approval, except such amendment as may be necessary to avoid termination of this Agreement under
Section 7.1(b)(iii);

               (iv) amend its Certificate of Incorporation or Bylaws or the Partnership Agreement, or cause its liquidation or dissolution, or fail to preserve its existence;

               (v) adopt or enter into any Freeport Benefit Plan or collective bargaining agreement or employment agreement;

               (vi) grant to any manager, executive officer or employee any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements that have been provided to COP;

               (vii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;

               (viii) permit, allow or suffer any of its assets to become subjected to any Lien, Easement, covenant or other similar restriction of any nature except in the ordinary course of business or as contemplated by the Transaction Documents;

               (ix)   waive any claims or rights of material value;

               (x) modify, amend, terminate or waive any rights under any agreement or contract or arrangement that is material to the business of either Freeport Entity;

               (xi) make or rescind any express or deemed election relating to Taxes if such action would create a material additional Liability for either Freeport Entity or COP or its Affiliates in respect of any period beginning after the Closing Date;

               (xii)  enter into any swap, futures or derivatives transaction;

               (xiii) take any other action that would require the approval of the board of directors of the General Partner pursuant to Section 3(a)(iv) of the Stockholders Agreement if the Stockholders Agreement were in effect; or

               (xiv) agree, whether in writing or otherwise, to do any of the foregoing.

          (d) Exclusivity. Neither Freeport LNG nor the General Partner shall continue, engage in, solicit, initiate or encourage the sale of capacity in the Facility that COP LNG would be required to purchase according to the terms of the form of TUA attached hereto as Exhibit D.

     4.3  Joint Covenants.

          (a) General. Each of the Parties will use commercially reasonable efforts to take such actions and to do all other things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article 5). Without limiting Freeport LNG's and the General Partner's obligations under the preceding sentence, Freeport LNG and the General Partner shall continue to use diligent efforts to obtain the FERC Approval and, if the FERC Approval as initially issued does not meet the requirements of Section 7.1(b)(iii) or 7.1(c)(ii) to amend or modify the FERC Approval so that it meets such requirements.

          (b) Confidentiality. The Non-Disclosure Agreement dated as of November 15, 2002 between the Parties and/or their Affiliates shall automatically terminate and be of no further force and effect on the Closing Date. None of the Parties will issue any press release or make any other public announcement regarding the Transaction Documents or any of the transactions contemplated thereby without the consent of the other Parties. Each Party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence the terms of the Transaction Documents and any non-public information concerning any other Party obtained pursuant to the Transaction Documents or in connection with the negotiation thereof. Notwithstanding the preceding provisions, a Party (which, for purposes of this Section 4.3(b) shall include the partners of Freeport LNG) may disclose such information to the extent required by any applicable Law (including disclosure requirements under federal and state securities laws and disclosure required in connection with any judicial or administrative proceeding of any Governmental Entity), but, except as permitted below, the Party proposing to disclose such information will first notify and consult with the other Parties concerning the proposed disclosure, to the extent reasonably feasible. The Parties acknowledge that the parent company of COP and certain partners of Freeport LNG are "public companies" subject to the disclosure requirements contained in the Securities Act and the Securities Exchange Act of 1934 as well as the requirements of any exchange on which such Person's securities are traded. Notwithstanding any other provision of this Agreement, COP and its Affiliates and such partners of Freeport LNG may disclose to their respective shareholders and the public such information as such Persons reasonably determine is necessary or appropriate to comply with their respective legal obligations or requirements, including their respective disclosure obligations. Each Party also may disclose such information to employees, consultants, advisors, agents and lenders or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by the Transaction Documents. Each Party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Notwithstanding the foregoing, Freeport LNG shall be free to share with any customer or prospective customer of the Facility, so long as such Person shall have executed a nondisclosure agreement substantially in the form then used in the ordinary course of business by Freeport LNG, copies of the Stockholders Agreement, redacted as mutually agreed, and those portions of the TUA dealing with shipping, scheduling and operations.

          (c) Notification of Certain Matters. Between the Effective Date and the Closing Date, each Party will promptly notify the other Parties of any fact, event, circumstance or action known to the first Party the existence or occurrence of which would cause any of such Party's representations or warranties under this Agreement not to be materially correct and complete.

          (d) Alternative Transaction Structure. Upon the request of any Party, the Parties shall, and shall cause their Affiliates to, work together in good faith to reach mutual agreement on an alternative structure for the transactions contemplated by the Transaction Documents, which alternative structure would provide for a *** and a *** for all the remaining capacity of the Facility (subject to the COP TUA). Without limiting the generality of the foregoing, the Parties will in good faith explore and discuss with one another whether it is in the best interest of Freeport LNG to enter into any such *** or any other agreement with COP or one of its Affiliates, whereby COP or one of its Affiliates will provide to Freeport LNG (i) advisory services regarding the construction of Phase I and/or (ii) maintenance and operation services for the Facility. If the Parties determine one or both agreements are in the best interest of Freeport LNG, the Parties will work with one another in good faith to cause the applicable Persons to draft, negotiate and enter into such agreements on a timely basis.

                                    ARTICLE 5
                        CLOSING AND CONDITIONS TO CLOSING

     5.1 The Closing. The execution and delivery of the Transaction Documents (except for the Stock Purchase Agreement, which is executed and delivered contemporaneously with the execution and delivery of this Agreement), the closing and initial funding of the Loan and the closing of the sale and purchase of 50% of the GP Stock (the "Closing") shall take place at the offices of King & Spalding LLP, 1100 Louisiana, Suite 4000, Houston, TX, within ten Business Days after the date of issuance of the FERC Approval (or, if the FERC Approval as originally issued does not meet the requirements of Section 7.1(b)(iii) and 7.1(c)(ii), such later date as the FERC Approval is modified so that it meets such requirements) or such other time and place as the Parties may mutually agree in writing (the applicable date on which the Closing will occur is referred to herein as the "Closing Date").

     5.2 COP's, COP Lender's and COP LNG's Conditions to Closing. The obligation of each of COP, COP Lender and COP LNG to consummate the transactions contemplated to be performed by it at the Closing is subject to satisfaction of the following conditions:

          (a) Representations and Warranties. The representations and warranties set forth in Sections 3.2 and 3.3 qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made and as of the Closing Date; provided that in the event that any representation and warranty is not true and correct as of the Closing as a result of any action approved by COP under Section 4.2(c), such representation and warranty shall be deemed to be true and correct as of the Closing.

          (b) No Breach. Neither Freeport LNG nor the General Partner shall be in breach of or default under any of its respective covenants or obligations under any of the Transaction Documents, and no party to the Partnership Agreement shall be in breach of or default under any of its respective covenants or obligations under the Partnership Agreement, as amended by the Partnership Amendment, and no event shall have occurred which, with the giving of notice or the passage of time or both, would become such a breach or default.

          (c) Absence of Litigation. No injunction, judgment, order, decree, or ruling shall be in effect that would (i) prevent, prohibit or make illegal the consummation by COP, COP Lender or COP LNG of any aspect of the transactions contemplated by the Transaction Documents or (ii) cause any of the transactions contemplated by the Transaction Documents to be rescinded or ineffective in any material respect following consummation.

          (d) Transaction Documents. Each of Freeport LNG and the General Partner shall have executed (or caused to be executed) and delivered to COP, COP Lender and COP LNG each of the Transaction Documents to be executed and delivered by Freeport LNG or the General Partner as set forth in Section 2.2, and each such Transaction Document shall be in full force and effect and not subject to termination at such time as a result of any state of facts existing at such time.

          (e) Stock Purchase Agreement. Seller shall have executed the Stock Purchase Agreement and delivered to COP GP the certificate representing 50% of the GP Stock in accordance with the Stock Purchase Agreement duly endorsed for transfer to COP GP or accompanied by a duly executed stock power effecting such transfer, and shall have taken all other actions and executed all documents as required under the Stock Purchase Agreement.

          (f) Stockholders Agreement. Seller shall have executed and delivered to COP GP the Stockholders Agreement and the Stockholders Agreement shall be in full force and effect and not subject to termination at such time as a result of any state of facts existing at such time.

          (g) Partnership Agreement. The Partnership Agreement, as amended by the Partnership Amendment, shall be in full force and effect and not subject to termination at such time as a result of any state of facts existing at such time.

          (h) Governmental Approvals. All Governmental Approvals issued or granted to either Freeport Entity by Governmental Entities that are necessary or materially useful for the conduct of the business of the Freeport Entities shall not be materially adversely affected due to the Closing.

          (i) Consents. Any third party consents or waivers obtained by the Freeport Entities that are necessary or materially useful for the conduct of the business of the Freeport Entities or to consummate the transactions contemplated by the Transaction Documents shall not be materially adversely affected due to the Closing.

          (j) Conditions under Loan Documents. All conditions precedent for initial funding under the Loan Documents shall be satisfied or waived by COP Lender; provided, such conditions precedent are set forth in the Loan Term Sheet.

          (k) Conditions under Stock Purchase Agreement. All conditions precedent to COP GP's obligation to close under the Stock Purchase Agreement shall have been satisfied or waived by COP GP.

          (l) Certificates. Each of Freeport LNG and the General Partner shall have executed (or caused to be executed) and delivered to COP, COP Lender and COP LNG a certificate, in a form reasonably acceptable to COP, executed by a senior officer of Freeport LNG and the chief executive officer of the General Partner, to the effect that (i) each of the conditions specified above in Sections 5.2(a) through 5.2(k) is satisfied, (ii) the requisite action has been taken by the applicable entity required for execution, delivery and performance of the Transaction Documents to which it is a party and (iii) each of the officers and authorized Persons of the applicable entity executing the Transaction Documents and such certificate is the duly elected or appointed officer or Person holding the applicable position and the signature of each such officer and Person is his or her genuine signature.

          (m) Legal Opinion. Freeport LNG and the General Partner shall have delivered to the COP Participants a legal opinion from counsel to Freeport LNG in form reasonably agreed by counsel to Freeport LNG, the General Partner and COP.

          (n) Good Standings. Freeport LNG shall have delivered to COP (i) certified copies of the certificate of incorporation of the General Partner and certificate of limited partnership of Freeport LNG, certified as of a recent date by the Secretary of State of Delaware, and (ii) good standing certificates of the General Partner and Freeport LNG as of a recent date from the Secretary of State of the State of Delaware and each other state in which they are qualified to do business.

          (o) Environmental Condition. Either (i) COP shall have given Freeport LNG and the General Partner notice that COP waives its right to terminate under
Section 7.1(d) or (ii) April 1, 2004 shall have occurred and COP shall not have provided Freeport LNG with a notice of termination pursuant to Section 7.1(d).

          (p) Title Matters. April 1, 2004 shall have occurred and COP shall not have delivered a Title Notice to Freeport LNG pursuant to Section 7.1(e) or, if such notice has been provided by April 1, 2004, Freeport LNG shall have cured the title matters set forth in the Title Notice to COP's reasonable satisfaction in accordance with Section 7.1(e).

          (q) Waiver. COP may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to the Closing or proceeds to the completion of the Closing notwithstanding that it has Knowledge of failure of any such condition.

     5.3 Freeport LNG's and the General Partner's Conditions to Closing. The obligation of each of Freeport LNG and the General Partner to consummate the transactions to be performed by it at the Closing is subject to satisfaction of the following conditions:

          (a) Representations and Warranties. The representations and warranties set forth in Section 3.1 qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made and as of the Closing Date.

          (b) No Breach. None of the COP Participants shall be in breach of or default under any of its respective covenants or obligations under any of the Transaction Documents, and no event shall have occurred which, with the giving of notice or the passage of time or both, would become such a breach or default.

          (c) Absence of Litigation. No injunction, judgment, order, decree, or shall be in effect that would (i) prevent, prohibit or make illegal the consummation by Freeport LNG or the General Partner of any aspect of the transactions contemplated by the Transaction Documents or (ii) cause any of the transactions contemplated by the Transaction Documents to be rescinded or ineffective in any material respect following consummation.

          (d) Transaction Documents. Each of the COP Participants shall have executed (or caused to be executed) and delivered to Freeport LNG and the General Partner each of the Transaction Documents to be executed and delivered by such COP Participant as set forth in Section 2.1, and each such Transaction Document shall be in full force and effect and not subject to termination at such time as a result of any state of facts existing at such time.

          (e) Capacity Reservation Fee. COP LNG shall have paid the Capacity Reservation Fee.

          (f) Stock Purchase Agreement. COP GP shall have executed and delivered to Seller the Stock Purchase Agreement and paid to Seller $9 million in immediately available funds in consideration for the transfer to COP GP of 50% of the GP Stock in accordance with the Stock Purchase Agreement.

          (g) Conditions under Stock Purchase Agreement. All conditions precedent to Seller's obligation to close under the Stock Purchase Agreement shall have been satisfied or waived by Seller.

          (h) Certificates. COP shall have executed (or caused to be executed) and delivered to Freeport LNG and the General Partner a certificate, in a form reasonably acceptable to Freeport LNG and the General Partner, executed by a senior officer of each of COP, COP Lender, COP GP and COP LNG to the effect that
(i) in the case of the certificate from each of COP Lender, COP GP and COP LNG, each of the representations and warranties made in Section 3.1 as to COP shall be true and correct as of the Closing Date in respect of COP Lender, COP GP or COP LNG, as the case may be, (ii) each of the conditions specified above in Sections 5.3(a) through 5.3(g) is satisfied, (iii) the requisite action has been taken by the applicable entity required for execution, delivery and performance of the Transaction Documents to which it is a party and (iv) each of the officers and authorized Persons of the applicable entity executing the Transaction Documents and such certificate is the duly elected or appointed officer or Person holding the applicable position and the signature of each such officer and Person is his or her genuine signature.

          (i) Legal Opinion. COP shall have delivered to Freeport LNG and the General Partner a legal opinion of counsel to COP in form reasonably agreed by counsel to Freeport LNG, the General Partner and COP.

          (j) Conditions under Loan Documents. All conditions precedent for initial funding under the Loan Documents shall be satisfied or waived by COP Lender; provided, such conditions precedent are set forth in the Loan Term Sheet.

          (k) Waiver. Freeport LNG or the General Partner, as applicable, may waive any condition specified in this Section 5.3 if it executes a writing so stating at or prior to the Closing or proceeds to the completion of the Closing notwithstanding that it has Knowledge of failure of any such condition.

     5.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 7.1, 7.2 and 7.3, to be satisfied if such failure was caused by such Party's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

                                    ARTICLE 6
                          INDEMNIFICATION AND LIABILITY

     6.1  Indemnification by COP. Subject to the limitations set forth in this
Article 6, following the Effective Date, COP shall indemnify and hold harmless Freeport LNG and the General Partner and their respective Affiliates and the officers, directors, employees, agents, partners and representatives of each of them (collectively, the "Freeport Indemnitees"), from, against and in respect of any and all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, losses, fines, penalties, injuries, deficiencies, demands, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action (collectively "Losses") to the extent arising from, relating to or otherwise in respect of (and including Losses resulting from any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter) (a) any breach of any representation or warranty of COP contained in this Agreement or in any certificate delivered by COP pursuant hereto, and (b) any breach of any covenant of COP contained in this Agreement.

     6.2 Indemnification by Freeport LNG. Freeport LNG shall indemnify and hold harmless each of the COP Participants and their respective Affiliates and the officers, directors, employees, agents, managers and representatives of each of them (collectively, the "COP Indemnitees") from, against and in respect of any and all Losses (other than Losses relating to Taxes, for which indemnification provisions are set forth in Section 6.4) to the extent arising from or related to or otherwise in respect of (and including Losses resulting from any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter) (a) any claims made by any limited partner of Freeport LNG or any other Person (excluding COP and its Affiliates) in respect of the ownership, development, construction, operation or maintenance of the Facility at any time prior to the Closing Date, except to the extent resulting from the gross negligence or willful misconduct of any of the COP Indemnitees or the breach or default of COP under this Agreement, or (b) any breach of any representation or warranty of either Freeport Entity contained in this Agreement or in any certificate delivered by either Freeport Entity pursuant hereto, and (c) any breach of any covenant of either Freeport Entity contained in this Agreement.

     6.3  [Intentionally Omitted]

     6.4  Tax Indemnification.

          (a) Freeport LNG shall indemnify COP and its Affiliates (including the General Partner) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all Losses for (i) Taxes of or with respect to the General Partner or Freeport LNG for the Pre-Closing Tax Period, (ii) Taxes of Seller or any other entity (other than the General Partner) which is or has been affiliated with any Freeport Person, (iii) Taxes attributable to a breach by any Freeport Person of a representation, warranty or obligation under this Agreement or any other Transaction Document and (iv) reasonably necessary legal fees and expenses incurred by COP in enforcing its rights under clause (i), (ii) or (iii) above; provided that in the case of a Loss suffered by the General Partner itself that is described in clause (i) above, Freeport LNG shall indemnify COP only for 50% of the Loss. All indemnity payments required by this Section 6.4(a) shall be paid by Freeport LNG to COP regardless of the identity of the Person that suffered the Loss.

          (b)  In the case of any Straddle Period:

               (i) Property Taxes of the General Partner and Freeport LNG for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period (the "Full Year Property Taxes") multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

               (ii) the Taxes of the General Partner and Freeport LNG (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

          (c) Notwithstanding anything to the contrary, Freeport LNG shall be liable for and shall pay any and all Taxes arising in connection with the transfer of the GP Stock and Freeport LNG shall indemnify and hold harmless COP for any and all such Taxes.

          (d) All amounts paid by Freeport LNG or the General Partner under the terms of this Section 6 shall be increased to take into account the Tax, if any, resulting from such payment.

     6.5  Matters Involving Third Parties.

          (a) If any third party shall notify any of the Freeport Indemnitees or the COP Indemnitees (the "Indemnified Person") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Party (the "Indemnifying Party") under this Article 6, then the Indemnified Person shall promptly notify each Indemnifying Party thereof in writing; provided, however, that failure on the part of the Indemnified Person to notify any Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced by such failure.

          (b) The Indemnifying Party may, (i) at its own expense, participate in the defense of any claim, suit, action or proceeding covered by any of the indemnities set forth in this Article 6 and (ii) upon (x) written notice to the Indemnified Person and (y) delivering to the Indemnified Person of a written agreement that the Indemnified Person is entitled to indemnification pursuant to Sections 6.1 or 6.2 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Party shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof, provided that (1) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Person, and (2) the Indemnifying Party shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, the representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel (Indemnifying Party's consent to the choice of counsel is required, such consent not to be unreasonably withheld) to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

          (c) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in this Section 6.5 shall also be binding upon the Indemnifying Party or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise, provided that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Party at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Party may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Party shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

     6.6 Other Claims. If any Indemnified Person should have a claim against an Indemnifying Party under this Article 6 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Person, the Indemnified Person shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Person so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Person under this
Article 6, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved as provided in Section 9.1.

     6.7 SCOPE OF INDEMNITY. IT IS THE PARTIES' INTENT THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 6.1, 6.2 AND 6.3, THE INDEMNITY OBLIGATIONS IN THIS ARTICLE 6 ARE WITHOUT REGARD TO THE CAUSES OF THE INDEMNIFIED CLAIMS, INCLUDING THE NEGLIGENCE OF ANY INDEMNIFIED PERSON, WHETHER SUCH NEGLIGENCE IS SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE OR THE STRICT LIABILITY OF ANY INDEMNIFIED PERSON.

     6.8 LIMITATION ON DAMAGES. NO PARTY SHALL BE LIABLE FOR, AND EACH PARTY RELEASES THE OTHER PARTIES AND THEIR RESPECTIVE INDEMNIFIED PERSONS FROM, ANY INCIDENTAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES OF ANY NATURE (INCLUDING DAMAGES ASSOCIATED WITH LOST PROFITS, BUSINESS INTERRUPTION AND LOSS OF GOODWILL) ARISING AT ANY TIME, WHETHER IN TORT (INCLUDING THE SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY PARTY OR ANY INDEMNIFIED PERSON), WARRANTY, STRICT LIABILITY, CONTRACT OR STATUTE, UNDER ANY INDEMNITY PROVISION, OR OTHERWISE. THE PROVISIONS OF THIS SECTION 6.8 APPLY TO INDEMNIFICATION CLAIMS UNDER SECTIONS 6.1, 6.2 AND 6.3, EXCEPT THAT THE PROVISIONS OF THIS SECTION 6.8 DO NOT APPLY TO INDEMNIFICATION CLAIMS IN RESPECT OF THIRD PARTY CLAIMS.

     6.9 Effect of Knowledge. To the extent that COP has Knowledge of any breach of any representation, warranty or covenant contained in this Agreement as a result of disclosure made by Freeport LNG between the date hereof and the Closing Date and COP nevertheless elects to proceed to Closing, no Freeport Indemnitee shall have any Liability under this Article 6 as a result of such breach.

                                    ARTICLE 7
                                   TERMINATION

     7.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as provided below:

          (a)  By written agreement executed by all the Parties; or

          (b) By COP by giving notice to Freeport LNG or the General Partner at any time prior to the Closing in the event:

               (i)   Freeport LNG has not received the FERC Approval by ***;

               (ii) By April 1, 2004, COP has concluded a maneuverability study addressing whether LNG vessels with (A) cargo capacity of *** cubic meters and
(B) a length, beam, tonnage and draft that would be typical of such a vessel ("Acceptable Vessels") can safely utilize the Facility and turning basin and navigate the Channel at its current width of four hundred (400) feet ("Study 1") and a maneuverability study addressing whether Acceptable Vessels can safely utilize the Facility and turning basin and navigate the Channel if the Channel were widened to *** feet ("Study 2") (copies of each such study shall be provided to Freeport LNG by April 1, 2004), and Study 1 demonstrates that Acceptable Vessels cannot safely utilize the Facility or turning basin or navigate the Channel, or, after consultation with the USCG, COP reasonably determines that such utilization or navigation will likely be prohibited by the USCG; provided, however, that if (1) Study 2 demonstrates that Acceptable Vessels can safely utilize the Facility and turning basin and navigate the Channel, (2) after consultation with the USCG, COP reasonably determines that such utilization and navigation is not likely to be prohibited by the USCG and
(3) no Governmental Entity has informed COP that widening the Channel to *** feet will be prohibited, then (x) COP shall have no right to terminate this Agreement under this Section 7.1(b)(ii), and (y) if COP and Freeport LNG mutually agree to widen the Channel, the project cost limit of the Loan shall be increased to $***; or

               (iii) Freeport LNG has received the FERC Approval but it contains specific terms or conditions that effectively preclude the use of the Facility by Acceptable Vessels, and in such case Freeport LNG has not obtained a modification or amendment to such FERC Approval such that it does not contain any terms or conditions that effectively preclude such use within *** days of the issuance of the initial FERC Approval; for the avoidance of doubt, but without limiting the foregoing, a condition similar to the proposed condition in the draft environmental impact statement precluding the use of Acceptable Vessels would afford COP the right to terminate if not modified or amended within *** days of the issuance of the initial FERC Approval, but a condition similar to the proposed condition requiring a maneuverability study would not; or

          (c) By Freeport LNG or the General Partner by giving notice to COP at any time prior to the Closing in the event:

               (i)   Freeport LNG has not received the FERC Approval by ***;

               (ii) Freeport LNG has received the FERC Approval but it contains specific terms or conditions that effectively preclude the use of the Facility by Acceptable Vessels, and in such case Freeport LNG has not obtained a modification or amendment to such FERC Approval such that it does not contain any terms or conditions that effectively preclude such use within *** days of the issuance of the initial FERC Approval; for the avoidance of doubt, but without limiting the foregoing, a condition similar to the proposed condition in the draft environmental impact statement precluding the use of Acceptable Vessels would afford Freeport LNG or the General Partner the right to terminate if not modified or amended within *** days of the issuance of the initial FERC Approval, but a condition similar to the proposed condition requiring a maneuverability study would not; or

               (iii) COP LNG has failed to pay the Capacity Reservation Fee within ten (10) days from when it is due and payable to Freeport LNG; or

          (d) By COP by giving notice to Freeport LNG and the General Partner at any time prior to April 1, 2004 if the results of the environmental investigations described in Exhibit G allow COP to terminate this Agreement pursuant to paragraph 3 of such Exhibit; or

          (e) By COP by giving notice to Freeport LNG and the General Partner if at any time on or prior to April 1, 2004, COP has given Freeport LNG a written notice (the "Title Notice") indicating with specificity which title conditions and/or title curative actions being undertaken by the Brazos River Harbor Navigation District of Brazoria County, Texas (the "Port") or Freeport LNG with respect to the Facility Site are unsatisfactory to COP and with respect to which Freeport LNG shall have failed within *** days after such Title Notice, either through the Port or through its own actions, to (i) cure such title conditions to the reasonable satisfaction of COP, or (ii) obtain replacement real property or relocate the improvements comprising the Facility so that such replacement or relocation allows for the completion of the Facility (either as currently designed or as modified in a manner reasonably satisfactory to COP, so long as such modification does not cause construction cost overruns of greater than $***or a delay in completion of the Facility that could reasonably be foreseen to cause a breach under any of the Project Documents); provided that termination under this Section 7(e) shall be effective at the end of such *** day period if Freeport LNG shall have cured such title matters in accordance with this Section by such time;

          (f) By Freeport LNG or the General Partner by giving notice to COP within *** days of receipt of the Title Notice from COP pursuant to Section 7.1(e); or

          (g) By any Party by giving notice to the other Parties at any time prior to the Closing if the Closing has not occurred for any reason by ***.

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, provided, however, that (i) no termination shall relieve any Party from any Liability arising from or relating to such Party's breach at or prior to termination and
(ii) the provisions of Sections 4.3(b), 8.4, 8.8, 8.13 and 8.14 and Article 9 shall survive the termination of this Agreement.

     7.3 Termination upon Closing. Upon the completion of the Closing, this Agreement shall terminate, the agreements, covenants, indemnities, representations and warranties contained herein shall be of no further force or effect, and thereafter the Parties shall look to the other Transaction Documents for any rights, obligations and remedies to which they may be entitled or bound; provided that (a) no termination shall relieve any Party from any liability arising from or relating to such Party's breach at or prior to termination (but subject to Section 6.9) and (b) the provisions of Articles 6 and 9 and Sections 8.4, 8.5, 8.8, 8.13 and 8.14 shall survive the termination of this Agreement.

                                    ARTICLE 8
                                  MISCELLANEOUS

     8.1 No Third Party Beneficiaries. Except as specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for Indemnified Persons' rights to indemnification under Article 6.

     8.2 Entire Agreement. This Agreement (including the schedules and exhibits required to be delivered pursuant to this Agreement) and each other Transaction Document constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

     8.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

     8.4 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party agrees to accept the facsimile signature of the other Parties and to be bound by its own facsimile signature; provided, however, that the Parties shall exchange original signatures by overnight mail.

     8.5 Survival of Representations and Warranties. The representations and warranties of COP set forth in Sections 3.1(a) and (b) (first sentence only) and of Freeport LNG set forth in Sections 3.2(a) and (b) (first sentence only) and of the General Partner set forth in Sections 3.3(a) and (b) (first sentence only) survive the Closing and shall terminate on the *** anniversary of Closing. All other representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing and shall terminate at the close of business *** following the Closing Date, except that the representations and warranties relating to Tax matters shall survive the Closing and shall terminate upon the expiration of the applicable statute of limitations.

     8.6  Interpretation. In this Agreement:

          (a) Headings. The headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

          (b) Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

          (c) Gender. Reference to any gender includes a reference to all other genders.

          (d) Article. Unless otherwise provided, reference to any Article, Section or Exhibit means an Article or Section of or Exhibit to this Agreement.

          (e) Herein. The words "hereof," "herein," "hereto" and "hereunder" and words of similar meaning shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular portion or provision of this Agreement.

     8.7 Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given or made for all purposes if (a) hand delivered, (b) sent by a nationally recognized overnight courier or (c) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

     If to COP:
     ---------

          c/o ConocoPhillips Company
          600 North Dairy Ashford
          Houston, TX 77079
          Attn: General Manager, LNG
          Facsimile: (281) 293-4830

     If to Freeport LNG:
     ------------------

          Freeport LNG Development, L.P.
          1200 Smith Street, Suite 600
          Houston, TX 77002
          Facsimile: (713) 980-2903
          Attention: Michael S. Smith

     with copies to:
     --------------

          Brownstein Hyatt & Farber, P.C.
          410 Seventeenth Street, 22nd Floor
          Denver, CO 80202
          Facsimile: (303) 223-1111
          Attn: Steven C. Demby, Esq.

     If to the General Partner:
     -------------------------

          Freeport LNG-GP, Inc.
          1200 Smith Street, Suite 600
          Houston, TX 77002

          Facsimile: (713) 980-2903
          Attention: Michael S. Smith

     with copies to:
     --------------

          Brownstein Hyatt & Farber, P.C.
          410 Seventeenth Street, 22nd Floor
          Denver, CO 80202
          Facsimile: (303) 223-0919
          Attn: Steven C. Demby, Esq.

or at such other address as any party may specify by notice given to the other Parties in accordance with this Section 8.7. The date of giving of any such notice shall be the date of hand delivery, the date sent by telephone facsimile, and the day after delivery to the overnight courier service.

     8.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) TO THE EXTENT SUCH PROVISIONS OR RULES WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

     8.9 Rights and Remedies. Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

     8.10 Compliance with Laws. In performance of their respective obligations under this Agreement, each Party agrees to comply with all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party.

     8.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent to such occurrence.

     8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     8.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement and the Transaction Documents and the performance of its obligations and the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

     8.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Laws shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation." All covenants, agreements, representations and warranties of a Party made herein and in the other Transaction Documents and any certificates, exhibits and schedules hereto and thereto shall be deemed to have been relied on by the other Party, notwithstanding any investigation made by or on behalf of any of the Parties or any opportunity therefor.

     8.15 Specific Performance. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that, in addition to any other relief which may be available, the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy (subject to the provisions set forth in Article 9) to which it may be entitled, at law or in equity.

     8.16 Attorneys' Fees. If either Party brings any suit, action, counterclaim, or arbitration to enforce the provisions of this Agreement (including without limitation enforcement of any award or judgment obtained with respect to this Agreement), the prevailing Party shall be entitled to recover a reasonable allowance for attorneys' fees, litigation expenses, and the cost of arbitration in addition to court costs.

                                    ARTICLE 9
                               DISPUTE RESOLUTION

     9.1 Arbitration. Any Dispute between (a) COP, COP Lender and/or COP LNG and (b) Freeport LNG and/or General Partner (except for any dispute under the Loan Documents) shall be exclusively and definitively resolved through final and binding arbitration under the terms of Section 22.1 of the TUA, and the provisions of Section 22.1 of the TUA are hereby incorporated herein by reference in the form of the TUA attached hereto as Exhibit D and shall apply in such form, mutatis mutandis, notwithstanding any amendment, modification or termination of the TUA.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed individually or by their duly authorized officers on the date first above written.

     COP:                               CONOCOPHILLIPS COMPANY


                                        By:  /s/ W.B. Berry
                                            ------------------------------------
                                        Name:  William B. Berry
                                              ----------------------------------
                                        Title:  EVP ConocoPhillips
                                               ---------------------------------

     Freeport LNG:                      FREEPORT LNG DEVELOPMENT, L.P.


                                        By:  Freeport LNG-GP, Inc.
                                        Its: General Partner


                                        By:    /s/ Michael S. Smith
                                            ------------------------------------
                                        Name:  Michael S. Smith
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------

     General Partner:                   FREEPORT LNG-GP, INC.


                                        By:    /s/ Michael S. Smith
                                            ------------------------------------
                                        Name:  Michael S. Smith
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

                         Freeport LNG Development, L.P.

                              Senior Secured Loans

                         Summary of Terms and Conditions

Certain capitalized terms used herein and not defined shall have the meanings set forth in Appendix I.

THE LOANS

Borrower:
Freeport LNG Development, L.P. (the "Borrower"), a Delaware limited liability partnership formed solely for the purpose of (i) developing, constructing, financing, owning and operating the Project, and (ii) borrowing the Loans and activities incidental thereto.

Phase 1 Loans:
The loans made by ConocoPhillips Company ("COP") or a wholly-owned subsidiary of COP (together with its successors and assigns, the "COP Lenders") will consist of senior secured loans to the Borrower of (i) up to $*** million to finance project costs of Phase 1 of the Project, (ii) an additional amount to pay interest during construction on such loans and (iii) an additional amount to finance ***% of the cost overruns incurred in the completion of Phase 1 (the "Phase 1 Loans"), issued under a Credit Agreement (the "Credit Agreement") between the Borrower and the COP Lenders

Cost Overrun Loans:
The loans made by lenders financing ***% of any cost overruns (the "Cost Overrun Loans") on Phase 1 ("Cost Overruns") which will be either (i) lenders unaffiliated with the Borrower under facilities (the "Third Party Cost Overrun Loans") organized by the MS Directors (as defined in the Stockholders Agreement) (the "Third Party Cost Overrun Lenders"), or (ii) a wholly-owned subsidiary of COP (the "Cost Overrun COP Lender") making loans with an interest rate of the Prime Rate plus ***% per annum (the "COP Cost Overrun Loans"). The COP Cost Overrun Loans shall be payable out of the Borrower's Cash Flow as described under the caption "Flow of Funds".

Expansion Loans:
The loans made by lenders financing construction of Phase 2 of

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

the Project (the "Expansion Lenders") making loans to the Borrower (the "Expansion Loans") of (i) up to $*** to finance the development and construction of Phase 2 and to refinance any Cost Overrun Loans and (ii) an additional amount to pay interest on such loans during construction of Phase 2 (the "Expansion Debt Amount"). No Cost Overrun Loans may be outstanding at the closing of the Expansion Loans.

Equity Holders:
(i) Freeport LNG-GP, Inc. ("FGP"), a Delaware corporation and the sole general partner of the Borrower, formed by Michael Smith ("Smith"), (ii) Freeport LNG Investments LLC ("FLNGI"), a Delaware limited liability company, holding 60% of the limited partnership interests in the Borrower, (iii) Cheniere LNG, Inc. ("CLNGI"), a Delaware corporation formed by Cheniere Energy, Inc., a _________ corporation ("Cheniere Energy"), holding 30% of the limited partnership interests in the Borrower, and (iv) Contango Sundance, Inc., a Delaware corporation ("Contango LP"), a wholly-owned subsidiary of Contango ______ ("Contango"), holding 10% of the limited partnership interests in the Borrower. FGP owns all the general partnership interests in the Borrower. Smith and COP LNG-GP, ____ a _________, a wholly-owned subsidiary of COP ("COPLNG"), each will own 50% of the common stock of FGP as of the Closing Date.

Each direct owner of a limited or general partnership interest in the Borrower and its permitted assigns is referred to as a "Partner".

Project:
LNG terminal facility near Freeport, Texas, capable of providing certain LNG terminal services, including regassification, storage and transportation to a pipeline interconnection at Stratton Ridge, Texas.

Phase 1 of the Project means the construction and operation of the Project, as authorized in the FERC Approval and any subsequent amendments or supplements thereto, so that upon completion thereof the Project is intended to have the ability to unload, store and revaporize LNG and redeliver regasified LNG at a maximum gas redelivery rate of approximately 1.75 bcf/day including Peaking Gas (as defined in the COP TUA) ("Phase 1"). Phase 2 of the Project consists of one or more expansion(s) of the Project which expansion(s) may include any or all of the following: (a) a third LNG storage tank of double containment design and/or underground storage capacity at or near Stratton Ridge, Texas; (b) a second piled dock and unloading facilities; and (c) increased vaporization capacity to at least the MMBTU

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

equivalent of *** bcf/day ("Phase 2").

COP TUA:
Terminal use agreements for the Project providing COP and its affiliates and their assignees (collectively, the "COP Shipper") rights to terminal services from the Borrower and the Project (the "COP TUA").

Facility Leases:
Subject to the Omnibus Agreement, COP Shipper (or its designee) and the Borrower may mutually agree on an arrangement whereby COP Shipper would lease from the Borrower all of its right, title and interest in the Project. That lease would require COP Shipper to grant to the Borrower the remaining capacity subject to the COP TUA. COP Shipper would retain the rights to the COP TUA. The lease would be subject to the Security Documents.

Collateral:
The following is the Collateral and relative priorities of the various lenders:

Phase 1 Loan Collateral
The obligations of the Borrower to pay principal of, interest on, and other amounts in respect of the Phase 1 Loans and to perform its other obligations (the "Phase 1 Obligations") under the Credit Agreement and the documents executed in connection therewith will be secured by (collectively, the "Phase 1 Collateral"):

(1) a grant to Collateral Agent of a first priority lien on all real estate, leasehold estates, leases, subleases, equipment, revenues, contracts, permits, receivables, personal property, the COP TUA and all other terminal use agreements ("TUAs"), proceeds from providing terminal services and any other receivables owing to the Project in respect of the Project and all other tangible and intangible assets of the Borrower, whether now owned or hereafter acquired, including, without limitation, a mortgage on all real property associated with the Project and security documents (the "Security Documents") on other assets of the Borrower;

(2) an assignment to the Collateral Agent of all insurance policies in respect of property loss, casualty or condemnation of or to the Project entered into in respect of the Project naming the Collateral Agent on behalf of the COP Lenders as beneficiaries; and

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

(3) a grant to the Collateral Agent of a lien on and security interest in the Borrower's interest in each of the Depositary Accounts, except as described below under "Depositary Accounts";

provided that

(a) the Collateral Agent's lien on the COP TUA, including amounts payable (and other obligations performable) by the COP Shipper thereunder, will be a first lien, subject to no other liens, except to the extent a lien upon the royalty payment thereunder (the "COP Royalty") is granted to secure the Third Party Cost Overrun Obligations or the Expansion Obligations.

Third Party Cost Overrun Collateral
(b) The obligations of the Borrower to pay principal of, interest on, and other amounts in respect of the Third Party Cost Overrun Loans and to perform its other obligations under the documents executed in connection therewith (the "Third Party Cost Overrun Obligations") shall be secured by a first lien on the COP Royalty, all Phase 1 TUAs (other than the COP TUA) (the "Other Phase 1 TUAs"), including amounts payable (and other obligations performable) by each shipper (the "Other Phase 1 Shippers") thereunder and the related deposit accounts described below with the COP Lenders subordinating their lien in such assets, with the COP Lenders and the Third Party Cost Overrun Lenders executing a non-disturbance agreement granting the Other Phase 1 Shippers and Third Party Cost Overrun Lenders and their successors and assigns rights of quiet enjoyment respecting their TUAs and the Third Party Cost Overrun Lenders recognizing such related liens; and

     a grant to the Collateral Agent of a lien on and security interest in the Borrower's interest in the Depositary Accounts described below.

COP Cost Overrun Collateral
(c) The obligations of the Borrower to pay principal of, interest on, and other amounts in respect of the COP Cost Overrun Loans and to perform its other obligations under the documents executed in connection therewith (the "Third Party Cost Overrun Obligations") shall be secured with pari passu lien on all security for the Phase 1 Obligations with the COP Lenders subordinating their lien in such assets as described below;

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     The COP Cost Overrun Loans shall be secured by a first lien pledge (subject to no other liens) by

     .    Smith of his interest in FGP;

     .    FGP of its general partnership interest in the Borrower; and

     .    FLNGI of its limited partnership interest in the Borrower.

Expansion Collateral
(d) The obligations of the Borrower to pay principal of, interest on, and other amounts in respect of the Expansion Loans and to perform its other obligations under the documents executed in connection therewith (the "Expansion Obligations") may, at Borrower's option, be secured by

     . a first lien on all Phase 1 TUAs (other than the COP TUA (except the COP Royalty payable to the Borrower thereunder)) and the Phase 2 TUAs (the "Expansion TUAs"), including amounts payable (and other obligations performable) by each shipper thereunder (the "Expansion Shippers") and the related deposit accounts described below with the COP Lenders subordinating their lien in such TUAs and deposits as described below

     .    a second lien upon the fixed assets of the Project,

     with the COP Lenders and the Expansion Lenders executing a non-disturbance agreement granting the Expansion Shippers and such Expansion Lenders and their successors and assigns rights of quiet enjoyment respecting their TUAs and the parties recognizing such related liens; and

     the Expansion Obligations may also be secured by a first lien pledge by Smith of his interest in FGP (the "Smith Interests") and with the preferential rights of the Smith Interests waived upon the exercise by the Collateral Agent of any rights to such lien with the ability of the Smith Interest to manage the TUAs securing the Expansion Debt amended to be consistent with the terms of non-disturbance agreements respecting the TUAs securing the Expansion Debt.

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Intercreditor Agreement/Non-Disturbance
The relative interests will be subject to intercreditor arrangements acceptable to the COP Lenders, the COP Cost Overrun Lender, the Third Party Cost Overrun Lenders and the Expansion Lenders. The various shippers and lenders shall recognize the lenders' rights and be provided with non-disturbance agreements that assure the respective parties continuing access to the capacity controlled by such shipper or its first lien lender, including rights of quiet enjoyment, to manage such capacity in accordance with their TUAs and consistently with the Project's continuing operation so long as such person is not in default with respect to its obligations arising under such TUAs.

Expansion Completion Risk
Expansion completion risk will be mitigated by person having (or guaranteed by persons having) investment grade ratings without claims on the Project's assets, property, revenues or cash flows or interference with the Project's operation or the continuing availability of the Project's capacity.

Non-Recourse:
The Obligations will be obligations of the Borrower and secured by the Collateral. None of the Partners, Smith, Cheniere Energy, Contango or any other Affiliate, stockholder, partners, member, officer, director, or employee thereof will guarantee, pledge Collateral or the Obligations, except as described under the captions of "Collateral."

                               Phase 1 Loan Terms

Use of Proceeds:
The net proceeds of the Phase 1 Loans will be used to (a) reimburse Smith and Cheniere Energy, the Borrower and their Affiliates for certain development and construction costs incurred by or on behalf of the Borrower and its Affiliates to be mutually agreed, (b) finance a portion of the construction of the Project (which amount shall be deposited into the Construction Account), (c) pay interest on the Phase 1 Loans during construction, and (d) pay fees and approved transaction costs.

Availability:
The Borrower may borrow Phase 1 Loans until the earlier of: (a) *** and (b) the Completion Date (the "Availability Period"). Any Phase 1 Loan, once repaid, may not be reborrowed.

Interest Rate :
***% per annum computed on the basis of a 360-day year, for the actual number of days elapsed.

Interest Payment Dates:
Interest on the Phase 1 Loans is payable monthly in arrears on the last business day of each month, commencing after the

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Closing (a "Payment Date") until principal amortization commences, at which time interest and principal shall be payable according to mortgage-style amortization.

Principal Payment:
Monthly during *** years beginning on the first Payment Date occurring after the earlier of (i) *** and (ii) the date of Completion, until Final Maturity according to mortgage-style amortization. Prepayments are applied to principal installments in inverse order of maturity and accrued interest on the amount prepaid.

Final Maturity Date of the Loans:
*** years after the earlier of (a) the Completion Date and (b) ***.

Ranking:
The Loans will be senior secured Debt of the Borrower ranking pari passu in right of payment with all other existing and future senior Debt of the Borrower, and senior in right of payment to all existing and future Debt of the Borrower that is designated as subordinate or junior in right of payment to the Loans.

Conditions Precedent to Closing and Initial Phase 1 Advance:
Closing and initial funding of the Phase 1 Loans will be subject to the following and other customary or appropriate conditions based on due diligence:

1. The EPC Contract and the guarantee by Technip-Coflexip, S.A. of the EPC Contractors' obligations under the EPC Contract for the benefit of the Borrower, shall each be in full force and effect and reasonably satisfactory in all respects to the COP Lenders including, without limitation, provisions with respect to scope of work, insurance, warranties, liquidated damages, completion deadlines, performance standards, performance testing and subcontractor approvals;

2. The Ground Lease with Brazos River Harbor Navigation District of Brazoria County, Texas (the "Brazos River Authority") shall be in full force and effect and all other documents necessary to establish control of the Project Site, together with all easements and rights-of-way (other than the easement for the pipeline from the outlet flange of the Project to the pipeline interconnection at Stratton Ridge, Texas) necessary for the construction and operation of the Project and title (other than exceptions to title accepted by the COP Shipper pursuant to Section 7.1(e) of the Omnibus Agreement (the "Permitted Title Defects") to the Project site, shall be in full force and effect and reasonably satisfactory in all respects to the

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     COP Lenders.

3. The transactions contemplated by the Omnibus Agreement shall have become effective;

4. The COP TUA, the Stockholders Agreement and the Stock Purchase Agreement shall have been executed and delivered by all parties thereto and shall be in full force and effect;

5.   The closing under the Stock Purchase Agreement shall have occurred;

6. All regulatory and environmental Governmental Approvals and consents from all Governmental Authorities, and all others required for the Phase 1 Loans or to commence and conduct construction and to own and operate the Project shall be in full force and effect and not subject to appeal except to the extent failure to obtain such permits, approvals, and licenses could not reasonably be expected to have an adverse effect on the construction budget, construction schedule or operation, maintenance or ownership of the Project and except those that have not been obtained but will be obtained by the time such approvals are required for the performance by any project participant of any of its obligations respecting the Project and for which none of the Borrower or the Independent Engineer has any reason to believe that any such approvals will not be obtained in due course prior to the time required;

7. All Governmental Approvals and other consents obtained or to be obtained in paragraph 6, are free from conditions or requirements, the compliance with which could reasonably be expected to have an adverse effect on the construction budget, construction schedule, operation, maintenance or ownership of the Project or which any of the Borrower or the Independent Engineer does not reasonably expect to be able to satisfy;

8. Insurance coverages with reasonable limits and deductibles required for projects of a similar nature shall be in full force and effect;

9. Execution of documentation for the Loans and Collateral and related transactions, in form and substance satisfactory to the COP Lenders;

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

10. Receipt of legal opinions from the Borrower's counsel and counsel to the General Partner and the EPC Contractor (and its guarantor) and certain other Project parties (as reasonably requested by the COP Lenders).

11. (i) No Material Adverse Effect shall have occurred and (ii) no material adverse change shall have occurred in the business, operations or condition (financial or otherwise) of the EPC Contractor (and its guarantors and sureties) and each provider of the Cost Overrun Debt (and any Acceptable Credit Support Issuer) which could reasonably be expected to have a Material Adverse Effect);

12. Representations and warranties shall be true and complete in all material respects as of the drawdown, and receipt of appropriate certificates of the Borrower and certain other Project parties to that effect;

13. No existing Default or Event of Default, and receipt of appropriate certificates of the Borrower to that effect;

14. Receipt of a capital expenditure drawdown schedule and budget ("Approved Budget") reasonably satisfactory in all respects to the COP Lenders; and

15. Neither the COP Lenders nor the Borrower shall be subject to regulation as an investment company, a gas utility, gas utility holding company or other public utility or public utility holding company by reason of the contemplated transactions.

Conditions to Advance of All Phase 1 Loans:
1. All representations and warranties of the Borrower and the General Partner in the Financing Documents shall be true and correct in all material respects on and as of the date of the borrowing before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

2. No Default or Event of Default shall have occurred and be continuing, or would result from such borrowing;

3. Construction of the Project is proceeding such that Completion will occur on or before ***, as certified by the Independent Engineer;

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

4. No cost overrun or funding shortfall that is not a Budgeted Construction Cost (including construction contingency) and is not covered by the aggregate principal amount available under the Credit Agreement (a "Projected Shortfall") has been identified as of the date of such drawing and in the event that any Projected Shortfall has been identified that is expected to occur in the next 12 months (as confirmed by the Independent Engineer), the MS Directors shall have taken any actions required under the caption "Cost Overrun Debt Trigger Events";

5. All regulatory and environmental Governmental Approval and consents from all Governmental Authorities and third parties required to commence and conduct construction and to own and operate the Project shall be in full force and effect and not subject to appeal except to the extent failure to obtain such permits, approvals, and licenses could not reasonably be expected to have an adverse effect on the construction budget, construction schedule or operation, maintenance or ownership of the Project except those that have not been obtained but will be obtained by the time such approvals are required for the performance by any project participant of any of its obligations respecting the Project and for which none of the Borrower or the Independent Engineer has any reason to believe that any such approvals will not be obtained in due course prior to the time required;

6. All Governmental Approvals and other consents obtained or to be obtained in paragraph 5, are free from conditions or requirements, the compliance with which could reasonably be expected to have an adverse effect on the construction budget, construction schedule, operation, maintenance or ownership of the Project or which any of the Borrower or the Independent Engineer does not reasonably expect to be able to satisfy;

7. The Independent Engineer shall have approved the expenditures to be paid with the proceeds of such advance.

The certifications set forth in clauses (1) and (3) through (6) above shall be confirmed by the Independent Engineer which confirmation shall be submitted with each certificate requesting

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

a monthly drawdown.

Optional Redemption:
The Phase 1 Loans are subject to optional redemption only with the consent of the COP Lenders. The COP Cost Overrun Loans may be prepaid at any time without penalty or premium.

Redemption at the Option of the Lenders:
Upon the occurrence of a "Change of Control" (as defined in the Stockholders Agreement), at the COP Lenders' option, the Borrower shall redeem all of the Phase 1 Loans held by each of the COP Lenders at such time at a price equal to ***% of the outstanding principal amount of such COP Lender's Loans, plus accrued interest to the date of redemption and Premium.

Premium:
In connection with any redemption of Phase 1 Loans requiring the payment of a Premium, such Premium will be calculated as a "make-whole premium" using a discount rate equal to the applicable rate on U.S. Treasury securities, based on an interpolated final maturity equal to the remaining average life of such Phase 1 Loans, plus *** basis points.

Mandatory Redemption:
The Phase 1 Loan will be subject to mandatory redemption and ratably with other Debt to the extent of the net excess proceeds described in (1) and (2) below, at ***% of the principal amount thereof, together with the interest to the redemption date and Premium, under the following circumstances:

(1) receipt by or on behalf of the Borrower of Loss Proceeds in connection with an Event of Loss related to the Project if the amount of such Loss Proceeds exceeds $[__] million or the Project is not repaired or rebuilt in accordance with an Approved Restoration Plan to the extent of such excess; or

(2) receipt by or on behalf of the Borrower of amounts representing Performance Liquidated Damages for Phase 1 of the Project (that are not expended to cure or remediate the construction issues giving rise to such Performance Liquidated Damages, which expenditures shall be subject to the reasonable consent of the COP Lender).

Expansion Financing:
     The Borrower may incur Debt in the aggregate principal amount of up to the Expansion Debt Amount so long as at such time and after giving effect to the incurrence of such Debt:

     (i)   there is no Default or Event of Default;

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     (ii) an Authorized Officer of the Borrower certifies, and the Independent Engineer and Construction Advisor confirm as reasonable, that (A) the minimum Projected Debt Service Coverage Ratio for the next four consecutive fiscal quarters, commencing with the quarter in which such Debt is incurred and for each subsequent fiscal year through the Final Maturity Date of the Phase 1 Loans, will not be less than ***,
           (B) the average Projected Debt Service Coverage Ratio for the next four consecutive fiscal quarters, commencing with the quarter in which such Debt is incurred and for each subsequent fiscal year through the Final Maturity Date of the Phase 1 Loans, will not be less than ***, and (C) the engineering, design, procurement, contracting and construction plan for Phase 2 will not cause a breach or default under the Project Documents;

     (iii) the Completion Date for Phase 1 has occurred or the Independent Engineer has certified that he is highly confident that the Completion Date for Phase 1 will occur no later than *** notwithstanding Phase 2's construction;

     (iv) the COP Lenders shall be reasonably satisfied that (A) all reasonable risks (construction, engineering, permittings, financial, legal and other) to the timely and effective completion of Phase 2 shall have been effectively mitigated and (B) the Phase 1 Loans and the COP Lenders' rights with respect thereto (including any liens and other credit support therefor) shall not be adversely affected;

     (v) the terms of such Debt provide to the COP Lenders (A) at least 30 days notice of any default under such Debt before the Expansion Lenders may exercise any remedies respecting such Debt and at least 60 days thereafter to cure such default, subject to extension if the COP Lenders are diligently pursuing such cure, and (B) the right to purchase such Debt at any time at a cash price equal to the aggregate principal and accrued and unpaid interest outstanding plus any applicable make whole amount, whereupon the

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

           lenders (and their representatives) of such Debt shall assign to the COP Lenders or their representatives all of their claims, liens and other rights in connection with such Debt upon terms and conditions reasonably acceptable to the COP Lenders; and

     (vi) the Expansion Lenders and the COP Lenders shall have agreed to acceptable intercreditor arrangements.

Depositary Accounts:
The following accounts (collectively, the "Depositary Accounts") shall be established with the Collateral Agent pursuant to a depositary agreement (the "Depositary Agreement") with other accounts (if necessary to avoid commingling):

..    Revenue Account
..    O&M Account
..    COP Revenue Account
..    Expansion Revenue Account
..    Third Party Cost Overrun Revenue Account
..    Debt Payment Account
..    Crest Reserve Account
..    Distribution Suspense Account
..    Distribution Account
..    Redemption Account
..    Loss Proceeds Account
..    O&M Reserve Account
..    Major Maintenance Reserve Account
..    Working Capital Facility Reserve Account
..    Construction Account

The Borrower may elect, at any time, in lieu of funding any of such accounts with cash, to provide Acceptable Credit Support for which the Borrower is not the account party.

The Borrower may only withdraw funds from any Depositary Account (a) under the circumstances set forth under "Flow of Funds" below or (b) if the Borrower has caused to be issued Acceptable Credit Support in the amount of such withdrawal, which Acceptable Credit Support may be released if the conditions to the withdrawal of the applicable funds set forth under "Flow of Funds" shall have been satisfied. Monies on deposit in the Depositary Accounts will be invested in Permitted

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Investments in accordance with the terms of the Depositary Agreement.

Loss Proceeds shall be deposited in the appropriate account of the Loss Proceeds Account, subject to disbursement for repair or replacement of the assets affected, in accordance with an Approved Restoration Plan, and provided that, prior to the initial release of funds for such repair or replacement, (i) the COP Lenders receive a copy of the Approved Restoration Plan and (ii) for the initial and each subsequent release of funds, the Collateral Agent receives an executed Restoration Requisition and Independent Engineer's certificate each in form and substance reasonably satisfactory to the COP Lenders or such release is in connection with a mandatory redemption, as the case may be.

Redemption Account shall contain funds to be applied to repay Debt subject to redemption as described under "Optional Redemption" and "Mandatory Redemption."

Flow of Funds:
Proceeds of all Cost Overrun Debt shall be deposited into the Construction Account. The Contractor (its guarantor or sureties) shall deposit all payments to the Borrower under the Construction Contracts into the Construction Account. All proceeds of any capacity reservation fees shall be paid directly to the Borrower and used only to pay income taxes payable by the Partnership or Partners on such payments, to pay a $*** million payable to Cheniere under the Partnership Agreement or to be retained by the Borrower to pay expansion, development and construction costs of the Project.

All proceeds of any drawing on the Acceptable Credit Support shall be deposited into the Depositary Account for which funding obligations such Acceptable Credit Support has been provided.

Except as otherwise described, the Borrower will provide irrevocable instructions to deposit all other available cash flow, Revenues and proceeds of business interruption insurance (collectively, "Cash Flows") into the Revenue Account.

Distinct Revenue Accounts:

COP Revenue Account:
COP Shipper shall deposit payments to the Borrower in respect of the COP TUA in a segregated account of the Revenue Account (the "COP Revenue Account"), except that, while

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Expansion Debt is outstanding, the COP Royalty shall be paid to the Expansion Revenue Account. Amounts in the COP Revenue Account shall be distributed as follows:

So long as no Event of Default has occurred and is continuing, all amounts on deposit in the COP Revenue Account will be distributed on a monthly basis in the following order of priority upon receipt of a certificate from the COP Lenders detailing the amounts to be paid:

1) to the O&M Account in an amount equal to a percentage calculated by reference to the COP TUA (the "COP O&M Percentage") (as established from time to time in the Operating Budget) of the Operating and Maintenance Costs for such month;

2) to a segregated account for the payment of the next scheduled Payment Date (the "COP Debt Payment Account") in an amount equal to the Debt Service Payment due to the COP Lenders on the next Payment Date;

3) to the deposit reserve account, the COP O&M Percentage of the next two months' payments of the Operating and Maintenance Costs (the "O&M Reserve Account"); and

4)   with any amounts remaining to be deposited into the Revenue Account.

Third Party Cost Overrun Reserve Accounts:
If any Third Party Cost Overrun Loans are outstanding, the Other Phase 1 Shippers shall deposit payments to the Borrower in respect of the Other Phase 1 TUAs in a segregated account of the Revenue Account (the "Third Party Cost Overrun Revenue Account"). The COP Shipper shall deposit the COP Royalty in the Third Party Cost Overrun Revenue Account. Amounts in the Third Party Cost Overrun Revenue Account shall be distributed as follows:

So long as no Event of Default has occurred and is continuing, all amounts on deposit in the Third Party Cost Overrun Revenue Account will be distributed on a monthly basis in the following order of priority upon receipt of a certificate from the Third Party Cost Overrun Lenders detailing the amounts to be paid:

1) to the O&M Account in an amount equal to a percentage (the "Third Party Cost Overrun O&M Percentage") (as established from time to time in the Operating Budget) of

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     the Operating and Maintenance Costs for such month;

2) to a segregated account for the payment of the next scheduled Payment Date (the "Third Party Cost Overrun Debt Payment Account") in an amount equal to the Debt Service Payment due to the Third Party Cost Overrun Lenders on the next Payment Date;

3) to the O&M Reserve Account, the Third Party Cost Overrun O&M Percentage of the next two months' payments under the Operating and Maintenance Costs; and

4) to a segregated account for the payment of the next scheduled Payment Date (the "Third Party Cost Overrun Debt Reserve Account") in an amount equal to the Third Party Cost Overrun Debt Service Reserve Requirement, if any;

5)   with any amounts remaining to be deposited into the Revenue Account.

Expansion Reserve Accounts:
If any Expansion Loans are outstanding, the Expansion Shippers shall deposit payments to the Borrower in respect of the Expansion TUA in a segregated account of the Revenue Account (the "Expansion Revenue Account"), the COP Shipper shall deposit the COP Royalty into the Expansion Revenue Account if Expansion Debt is outstanding, and the Other Phase 1 Shippers shall deposit payments to the Borrower in respect of the Other Phase 1 TUAs in the Expansion Revenue Account. Amounts in the Expansion Revenue Account shall be distributed as follows:

So long as no Event of Default has occurred and is continuing, all amounts on deposit in the Expansion Revenue Account will be distributed on a monthly basis in the following order of priority upon receipt of a certificate from the Expansion Lenders detailing the amounts to be paid:

1) to the O&M Account in an amount equal to a percentage (the "Expansion O&M Percentage") (as established from time to time in the Operating Budget) of the Operating and Maintenance Costs for such month;

2) to a segregated account for the payment of the next scheduled Payment Date (the "Expansion Debt Payment Account") in an amount equal to the Debt Service Payment due to the Expansion Lenders on the next

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     Payment Date;

3) to the O&M Reserve Account, the Expansion O&M Percentage of the next two months' payments of the Operating and Maintenance Costs (the "O&M Reserve Account"); and

4) to a segregated account for the payment of the next scheduled Payment Date (the "Expansion Debt Reserve Account") in an amount equal to the Expansion Debt Service Reserve Requirement, if any;

5)   with any amounts remaining to be deposited into the Revenue Account.

Revenue Account Disbursements:
So long as no Event of Default has occurred and is continuing, all amounts on deposit in the Revenue Account will be distributed on a monthly basis in the following order of priority upon receipt of a certificate from an Authorized Officer of the Borrower detailing the amounts to be paid (taking into consideration any Acceptable Credit Support):

1) to the O&M Account to be used by the Borrower to pay Operating and Maintenance Costs up to an amount equal to the Operating and Maintenance Costs due in the next month; provided that a portion of the Operating and Maintenance Costs for the Project in an amount equal to the applicable Major Maintenance Reserve Requirement shall be transferred to the Major Maintenance Reserve Account (if the Independent Engineer determines that a Major Maintenance Reserve Account is necessary);

2) to the O&M Reserve Account up to an amount equal to Operating and Maintenance Costs for the two next succeeding months;

3) to the Debt Payment Account to pay principal of, interest on, and any other amounts due in respect of the Loans (to the extent not covered by the amounts in the COP Debt Payment Account, the Third Party Cost Overrun Payment Account, the Expansion Debt Payment Account), and any other senior Permitted Debt of the Borrower incurred pursuant to subclauses 1(a) through 1(d) of Appendix IV, up to an amount equal to the sum of all amounts due
     (i) as interest and such fees during the current quarterly

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     period and (ii) as principal during the current quarterly period;

4) to the Working Capital Facility Reserve in an amount equal to the amounts outstanding on the Working Capital Facility;

5) to a segregated account (the "COP Cost Overrun Debt Payment Account") an amount up to the unpaid amounts owing on the COP Cost Overrun Obligations until the COP Cost Overrun Obligations are paid in full;

6) to the Crest Reserve Account up to an amount such that the balance therein equals the amount payable to Crest Investment Company under the Settlement and Purchase Agreement dated as of June 14, 2001, among Crest Investment Company ("Crest"), Cheniere Energy and the other parties thereto, as in effect on the date hereof (the "Crest Agreement"), for the current month, if any;

7)   to the Distribution Suspense Account for further transfer as follows:

     (i) First, prior to Completion, to the Construction Account, to fund Construction Costs;

     (ii) in the event that the O&M Account, any Debt Payment Account, the O&M Reserve Account, the Major Maintenance Reserve Account, the Redemption Account, Debt Service Requirements, the Crest Reserve Account or the Working Capital Facility Reserve are not fully funded to the extent, if any, required, cash available in the Distribution Suspense Account shall be deposited into such accounts, as necessary, to cover any such shortfall; and

     (iii) to the Distribution Account to make Distribution, and Restricted Payments as set forth below under the Section entitled "Distributions and Restricted Payments."

Construction Account:
The Borrower will use the proceeds of the Phase 1 Loans to repay or reimburse the Partners, the Borrower and their Affiliates for Budgeted Construction Costs incurred by or on behalf of the Borrower or its Affiliates in respect of the Project prior to the Completion Date as certified by the Independent

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Engineer. Payments under the Construction Contracts will be funded as described below with the proceeds of the Equity Contributions and other amounts deposited into the Construction Account.

Amounts will be disbursed from the Construction Account upon receipt by the Depositary Bank of a certificate from an Authorized Officer of the Borrower delivered to the Depositary Bank no less than seven days prior to the applicable drawdown date certifying that:

(a) [$_______] is requested to be drawn to pay Budgeted Construction Costs and that such Budgeted Construction Costs have been paid, are due and payable or are reasonably expected to be due and payable within the next 10 days; and

(b) all other conditions to the advance of a Phase 1 Loan under the "Conditions to Advance of All Phase 1 Loans" shall have been satisfied.

     On and from the Completion Date, excess funds on deposit in the Construction Account shall be deposited in the COP Revenue Account for distribution to the other Depository Accounts or in the order set forth under "Flow of Funds."

EPC Contractor:
Technip USA Corporation or other Person acceptable to the Lenders.

Distributions and Restricted Payments:
Distributions to the Partners and other Restricted Payments will be made quarterly, only from and to the extent of monies in the Distribution Suspense Account; provided that, on such distribution dates each of the following conditions (the "Distribution Conditions") has been satisfied:

1)   the Project has reached Completion;

2)   no Default or Event of Default has occurred and is continuing;

3) if during the Test Period, the Projected Debt Service Coverage Ratio for the 12 month period succeeding such distribution date shall each be greater than or equal to *** and the calculation thereof shall be certified by an Authorized Officer of the Borrower;

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

4) each of the Debt Payment Accounts and related accounts (taking into account any Acceptable Credit Support) is fully funded with an amount equal to the aggregate of all amounts due in respect of the Loans and other Permitted Debt incurred pursuant to subclauses 1(a) through 1(c) of Appendix IV, including without limitation, principal, interest and fees on the Phase 1 Loans, for the current quarterly period; and

5) the other Depositary Accounts (taking into account Acceptable Credit Support) shall have been funded to their required levels, if any, as of such date.

Monies not able to be transferred from the Distribution Suspense Account to the Distribution Account shall remain on deposit in the Distribution Suspense Account and shall be used to make required payments when monies on deposit in the other Depositary Accounts are insufficient to make such payments.

Notwithstanding the foregoing, if Acceptable Credit Support is in place for any amount otherwise required to be deposited in cash in any Depositary Account, the Borrower may receive distributions in an amount equal to the aggregate amount of cash in lieu of which the Borrower has placed Acceptable Credit Support.

Representations and Warranties:
The Credit Agreement shall include, subject to ongoing due diligence, the representations and warranties set forth in Appendix II hereto.

Affirmative Covenants:
The Credit Agreement shall include, subject to ongoing due diligence, the affirmative covenants of the Borrower set forth in Appendix III hereto.

Negative Covenants:
The Credit Agreement shall include, subject to ongoing due diligence, the negative covenants of the Borrower set forth in Appendix IV hereto.

Events of Default:
The Credit Agreement shall include, subject to ongoing due diligence, the Events of Default set forth in Appendix V hereto.

Remedies:
The Credit Agreement shall include all remedies provided at law and equity and other remedies customarily included in similar documents.

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Cost Overrun Debt Trigger Event:
The MS Directors (as defined in the Stockholders Agreement) will provide cost overrun financing of Phase 1 by causing capital calls to be made on the Partners or arranging for Third Party Cost Overrun Debt for ***% of any Cost Overruns on Phase 1 constituting Project Shortfalls. If they fail to so provide such arrangements supported by Acceptable Credit Support within *** days after receipt of notice that a Projected Shortfall is expected by the Independent Engineer to occur within the next 12 months, the COP Cost Overrun Lender shall provide the COP Cost Overrun Loans as described herein.

Upon Completion (as confirmed by the Independent Engineer) the obligations of the MS Directors to provide such cost overrun financing shall be terminated.

Any Third Party Cost Overrun Debt shall contain terms satisfactory to the COP Lenders, including that the terms of such Debt provide to the COP Lenders (A) at least 30 days notice of any default under such Debt before the Cost Overrun Lenders may exercise any remedies respecting such Debt and at least 60 days thereafter to cure such default, subject to extension if the COP Lenders are diligently pursuing such cure, and (B) the right to purchase such Debt at any time at a cash price equal to the aggregate principal and accrued and unpaid interest outstanding plus a make whole amount, whereupon the lenders (and their representatives) of such Debt shall assign to the COP Lenders or their representatives all of their claims, liens and other rights in connection with such Debt upon terms and conditions reasonably acceptable to the COP Lenders).

Acceptable Credit Support:
"Acceptable Credit Support" means cash pledged or any letter of credit or guarantee issued for the account of a Person other than the Borrower by financial institutions or other Person rated at least "A-" by S&P and "A3" by Moody's in respect of which the Borrower is not an obligor.

"Acceptable Credit Support Issuer" means a Person issuing or primarily obligated on any Acceptable Credit Support.

If any existing Acceptable Credit Support ceases to constitute Acceptable Credit Support or is not renewed at least 30 days before it is scheduled to expire, substitute Acceptable Credit Support meeting the requirements shall be provided within three Business Days of such event or the Collateral Agent shall be entitled to draw on such Acceptable Credit Support.

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

OTHER TERMS

Documentation:
The Financing Documents shall contain terms and conditions customary for transactions of this type and be in form and substance reasonably satisfactory to the COP Lenders and the Borrower.

Tax Reporting:
Borrower and COP Lenders shall report the Phase 1 Loans and any COP Cost Overrun Loans as loan transactions for federal income tax purposes.

Governing Law:
State of New York/Texas.

Collateral Agent and Depositary Bank:
A bank or trust company located in New York to be selected by the COP Lenders in consultation with the Borrower. The institution serving as the Depositary Bank shall also serve as the Collateral Agent.

Independent Engineer:
_______________________________.

Counsel to the COP Lenders:
Baker Botts L.L.P.

Counsel to the Borrower:
_______________________________.

Voting:
Amendments and waivers of the definitive credit documentation and exercise of certain remedies will require the approval of COP Lenders (the "Required Lenders") holding more than ***% of the aggregate amount of commitments and/or outstandings (as appropriate) under the Credit Agreement, provided that the consent of each COP Lender adversely affected thereby shall be required in connection with (but not limited to) the following: (a) reductions of principal, interest or fees; (b) extensions of final maturity; and (c) releases of all or substantially all of the collateral securing the Borrower's obligations under the Credit Agreement.

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Assignments and Participations:
The Borrower may not assign its rights or obligations under the Credit Agreement. Any COP Lender may assign, and may sell participations in, its rights and obligations under the Credit Agreement, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Collateral Agent and the COP Lenders (including (i) a minimum assignment amount to be established by the Collateral Agent and the COP Lenders (or, if less, the entire amount of such assignor's commitments and outstanding obligations at such time) and (ii) an assignment fee in the amount of $*** to be paid by the respective assignor or assignee to the Collateral Agent. Borrower agrees to take all actions reasonably requested by the COP Lenders to assist in Lenders' sale of the Phase 1 Loans.

Expenses and Indemnification:
The Borrower will indemnify the Collateral Agent and the COP Lenders and hold them harmless from and against all losses, costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Collateral Agent and the COP Lenders arising out of or relating to the transaction contemplated hereby or the Credit Agreement, including any claim or any litigation or other proceeding (regardless of whether the Borrower, the Collateral Agent or any COP Lender is a party thereto) that relates to any transaction connected therewith, including the financing contemplated hereby, PROVIDED THAT NONE OF THE COLLATERAL AGENT OR ANY LENDER WILL BE INDEMNIFIED FOR ANY COST TO THE EXTENT ARISING FROM ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE DECISION). In addition, all out-of-pocket expenses of the Collateral Agent and the COP Lenders for enforcement costs and documentary taxes associated with the Credit Agreement are to be paid by the Borrower.

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

                                   Appendix I

                                  Defined Terms
                                  -------------

"Acceptable Credit Support" has the meaning set forth under the section entitled "Acceptable Credit Support."

"Acceptable Credit Support Issuer" has the meaning set forth under the section entitled "Acceptable Credit Support."

"Acceptable Use Agreement" means a use agreement in respect of which or that (a) the counterparty of which or the credit support provider for such counterparty (including any parent of such counterparty which guarantees such counterparty's obligations) is rated at least BBB- by S&P and at least Baa3 by Moody's, (b) has a minimum term remaining at the time of determination of at least two years and
(c) the pricing and commercial terms that are fair and reasonable and of the kind which would be entered into by a prudent Person in the position of the Borrower.

"Additional TUAs" has the meaning assigned to such term in the Stockholders Agreement.

"Affiliate" means, as to any Person, any subsidiary of such Person and any other Person which, directly or indirectly, controls or is controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession of the power to direct or cause the direction of management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, no individual shall be an Affiliate of any Person solely by reason of his or her being a director, manager, officer or employee of such Person and none of COP or its Affiliates shall be deemed to be Affiliates of the Borrower or its other Affiliates.

"Affiliate Payment" means any payments made or amounts distributed by or on behalf of the Borrower to an Affiliate of any Partner in connection with the Project pursuant to a written agreement that are not reimbursements of reasonable expenses incurred on behalf of the Borrower or reasonable consideration for services rendered to the Borrower.

"Applicable Law" means, with respect to any Person, property or matter, any of the following applicable thereto: any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended.

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

"Approved Hedging Agreements" means capacity sales, fuel supply, commodity, interest rate, contracts or other types of hedging arrangements that are in accordance with a framework to be agreed from time to time with the COP Lenders. Such framework agreement will outline the terms and conditions required for Approved Hedging Agreements. In the absence of such framework agreement, Approved Hedging Agreements shall mean any type of hedging arrangement entered into in the ordinary course of business in connection with the ownership, operation and maintenance of the Project, except for arrangements entered into for speculative purpose, including speculative transactions relating to (x) fuel procurement or sales, (y) purchase, sales or exchanges related to capacity from the Borrower or financial instruments related thereto or (x) purchase, sales or exchanges of energy or emission credits.

"Approved Restoration Plan" means a plan submitted to and approved by the Independent Engineer which provides for the repair or rebuilding of all or any portion of the Project and which is accompanied by a certificate of (A) the Independent Engineer certifying that in its professional judgment (i) such plan is reasonable and technically feasible and is reasonably expected to restore the Project to at least as good condition or state of repair as it was in prior to such Event of Loss or its original specifications, (ii) after taking into consideration the availability of Loss Proceeds and such other proceeds available for the repair or restoration of the Project, there will be adequate cash flow during the period of repair or restoration to pay all ongoing expenses as they become due, including Debt Service due on the Loans, and the Borrower's ability to pay such expenses will not be materially adversely affected following such repair and (iii) if the Project has not yet reached Completion, the repair or restoration in accordance with the plan will not materially adversely affect the construction budget or construction schedule of such Project and (B) the Borrower certifying that the repair or restoration of the Project in accordance with the plan or the operation of the Project following such repair will not violate in any material respect (x) the terms of any other Transaction Document,
(y) Applicable Law or (z) any of the Project's Governmental Approvals.

"Authorized Officer" means, with respect to any Person, the chief executive officer, president, chief financial officer, general counsel, principal accounting officer or any vice president of such Person.

"Base Case Projections" means the projections of the Borrower as of the Closing Date as confirmed by, and set forth in the report of, the Independent Engineer.

"Budgeted Construction Cost" means the anticipated Construction Cost of the Project excluding the initial funding of the O&M Account, the O&M Reserve Account and the Debt Payment Accounts, as confirmed by the Independent Engineer and set forth in the construction budget as of the Closing Date and included in the Approved Budget, with some level of initial working capital as agreed between the COP Lender and the Borrower.

"Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of Texas, or a day on which banking institutions chartered by the State of Texas, or the United States, are legally required or authorized to close.

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

"Capitalized Lease Liabilities" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Flows" has the meaning provided under the section entitled "Flow of Funds."

"Closing Date" means the date of the execution and delivery by the Borrower of the Phase 1 Loans.

"Completion" means confirmation by the Independent Engineer that Phase 1 of the Project has achieved "Project Completion" in accordance with a completion test for Phase 1 of the Project designed by the Independent Engineer in consultation with the Construction Advisor, the Borrower and the COP Lenders covering construction, engineering, permittings, financial, legal and other matters.

"Completion Date" means the date on which the Project has reached Completion.

"Consents" means (1) the consent and agreement between the EPC Contractor, the Borrower and the Collateral Agent dated as of the Closing Date (2) the consent and agreement between the Brazos River Harbor Navigation District, the Borrower and the Collateral Agent dated as of the Closing Date, (3) consent and agreement in respect of each of (a) an Acceptable Use Agreement with a capacity of more than ___ bcf/day, (b) any guarantee of any such Acceptable Use Agreements, (c) the ______________ and (d) the _______________ Agreement.

"Construction Advisor" means COP entity as construction advisor pursuant to the Construction Advisory Services Agreement.

"Construction Advisory Agreement" means the Construction Advisory Services Agreement to be entered into between the Borrower and the Construction Advisor.

"Construction Contracts" means, collectively the EPC Contract and any other agreement for the engineering, procurement, installation or construction of Phase 1 of the Project, including to construct the pipeline interconnection from the Project to Stratton Ridge, Texas.

"Construction Costs" means all payments under the EPC Contract, all operating and maintenance costs during the construction of Phase 1 and the cost of minimum volumes of LNG and gas necessary to commence normal commercial operations of the LNG terminal and pipeline for Phase 1, excluding any development or other costs for Phase 2.

"Credit Agreement" has the meaning set forth under the section entitled "Documentation."

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

"Debt" of any Person means, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business; (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person; (v) (A) all Capitalized Lease Liabilities and (B) Operating Lease Liabilities that are entered into in the ordinary course of business in an aggregate amount in excess of $*** in rental payments annually;
(vi) all net payment obligations with respect to interest rate cap agreements, interest rate swap agreements, sales of foreign exchange options and other hedging agreements or arrangements; (vii) all payment obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee; (viii) Project capacity rights, terminal use agreements, leases or other agreements of such Person or binding on its property with respect to which any payments receivable by such Person in any *** period is in excess of ***% of the projected average annual payments thereunder and weighted average life of such payment flow is not not less than, (ix) all Debt referred to in clauses (i) through (viii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; and (x) all Guarantees by such Person of the Debt of others. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

"Debt Service" means, for any period and Debt, the obligation to pay principal of and interest on such Debt during such period.

"Debt Service Coverage Ratio" means for any period, without duplication, the ratio of (a) the sum of all Cash Flows of the Borrower during such period less the aggregate amount of the Operating and Maintenance Costs (including, without limitation, amounts to be deposited in the Major Maintenance Reserve Account during such period) for the Borrower for such period to (b) the sum of all principal, premium (if any) and interest due and payable with respect to the Loans and other Permitted Debt outstanding.

"Debtor Relief Law" means any applicable liquidation, dissolution, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, readjustment of debt or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

"Default" means any event or condition that, with the giving of notice, the passage of time or both, would become an Event of Default.

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

"Distribution Conditions" has the meaning provided under the section entitled "Distributions."

"EPC Contract" means.collectively, the engineering, procurement and construction contract to be entered into between the Borrower and the EPC Contractor for the construction of certain work on Phase 1 and the engineering, procurement and construction contract to be entered into between the Borrower for the pipeline for Phase 1.

"EPC Contractor" means Technip (USA) or another Person acceptable to the COP Lenders.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" shall mean (a) a corporation which is a member of a controlled group of corporations with the Borrower within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with the Borrower within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA,
(c) a member of an affiliated service group with the Borrower within the meaning of Section 414(m) of the Code or (d) an entity described in Section 414(o) of the Code.

"Event of Default" means an event of default under the Credit Agreement.

"Event of Loss" means an event that causes all or a material part of the Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, or any compulsory transfer or taking, or transfer under threat of compulsory transfer or taking, of any material part of the Project by any Governmental Authority.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Expansion Debt Amount" has the meaning assigned to such term under the caption "Expansion Loans."

"Federal Bankruptcy Code" means Title 11, Section 101 et seq. of the United States Code titled "Bankruptcy," as amended from time to time, and any successor statute thereto.

"FERC Approval" means issuance by the Federal Energy Regulatory Commission of the order granting authorization under Section 3(a) of the Natural Gas Act (available at 15 U.S.C. Section 717(c)) for Phase I, pursuant to the application filed by Freeport LNG with the Federal Energy Regulatory Commission on March 28, 2003.

"Financing Documents" means, collectively, the notes, the Credit Agreement, the Depositary Agreement, the Security Documents and any other similar or related documents executed in connection with the making of the Loans other than opinions and certificates.

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

"Governmental Approval" means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

"Governmental Authority" means the government of any federal, state, municipal or other political subdivision in which the Project is located, and any other government or political subdivision thereof exercising jurisdiction over the Project or any party to any of the Project Documents, including all agencies and instrumentalities of such governments and political subdivisions.

"Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of such guarantying Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Independent Engineer" means ___________________ or a successor appointed pursuant to the Financing Documents.

"Intercreditor Agreement" means the Collateral Agency and Intercreditor Agreement, dated as of the Closing Date, to be entered into among the Borrower, the Collateral Agent, the Depositary Bank, the COP Lenders, the Third Party Cost Overrun Lenders, the COP Cost Overrun Lenders and the Expansion Lenders.

"Lien" means any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement with any Person owning Debt of such Person, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever which has the substantial effect of constituting a security interest, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

"Loans" means, unless the context otherwise indicates, collectively, the Phase 1 Loans, the COP Cost Overrun Loans, the Third Party Cost Overrun Loans and the Expansion Loans.

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

"Loss Proceeds" means all net proceeds from an Event of Loss, including, without limitation, insurance proceeds or other amounts actually received on account of an Event of Loss, but excluding proceeds of business interruption insurance.

"Major Maintenance Expenses" means all expenditures by the Borrower on regularly scheduled (or reasonably anticipated) maintenance of the Project in accordance with good industry practice and vendor and supplier requirements constituting major maintenance (including, without limitation, teardowns, turnarounds, overhauls, capital improvements, replacements and/or refurbishments of major components of the Project).

"Major Maintenance Reserve Requirement" means the aggregate of that portion of the Operating and Maintenance Costs for the Project equal to the amount the Borrower projects it will need in the succeeding ___-month period for Major Maintenance Expenses, as such amount may be adjusted from time to time based upon actual operating results. The Independent Engineer shall review such projected amounts and, if necessary, provide the Borrower with its recommendations for adjustments to such amounts.

"Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), results of operation or business of the Borrower, (ii) the ability of the Borrower, any guarantor of the obligations of the Borrower under the Financing Documents, to perform its obligations under any of the Financing Documents, (iii) the validity or priority of the Liens on the Collateral, (iv) the ability of the Borrower to perform its material obligations under the Credit Agreement, the Loans or any of the other Financing Documents, or (v) the ability of the Borrower to perform its obligations under any Project Document.

"Moody's" means Moody's Investors Services, Inc.

"Mortgage" means the leasehold deed of trust, mortgage, security agreement and assignment of leases and rents, dated as of the Closing Date between the Borrower and the Collateral Agent.

"Multiemployer Plan" shall mean a plan that is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or has an obligation to make, contributions or had made, or has been obligated to make, contributions since the Closing Date.

"O&M Agreement" means Operation and Maintenance Agreement to be entered into between the Operator and the Borrower.

"Operating Budget" means the annual budget for the Project, including Operating and Maintenance Costs, as prepared by the Operator in consultation with the Borrower.

"Operating Lease Liability" of any Person means all monetary obligations of such Person other than Capitalized Lease Liabilities under any lease of (or other arrangement conveying the right to

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

use) real or personal property of such Person, or a combination thereof, and, for purposes of each Financing Document, the amount of such obligations shall be the termination value of such lease.

"Operating and Maintenance Costs" means (a) all amounts disbursed by or on behalf of the Borrower for operation, maintenance (including Major Maintenance Expenses), repair or improvement of the Project, including, without limitation, premiums on insurance policies, property and other taxes, and payments under the relevant operating and maintenance agreements, leases, royalty and other land agreements, and any other payments required under the applicable Project Documents, including the approved salaries and expenses of the Borrower's employees, or for the administration or performance of the Transaction Documents, and (b) all fees and other amounts due and owing to the Collateral Agent and Depositary Bank, provided however, that this term shall not include any Affiliate Payment, other Restricted Payment or amounts payable under the Crest Agreement or amounts paid for the development, construction and operation of Phase 2.

"Operator" means a _____________ corporation.

"Partnership Agreement" means the Amended and Restated Agreement of Freeport LNG Development, L.P. dated as of February 27, 2003.

"PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Pension Plan" shall mean any pension plan within the meaning of Section 3(2) of ERISA, including any multiemployer pension plan which is subject to the provisions of Title I and IV of ERISA or Section 412 of the Code and which (a) is established, sponsored, maintained or administered by the Borrower or any ERISA Affiliate or for which the Borrower or any ERISA Affiliate has an obligation to contribute or any liability or in which the Borrower or any ERISA Affiliate participates, or (b) has at any time since the Closing Date been established, sponsored, maintained, or administered on behalf of employees of the Borrower or any of its current or former ERISA Affiliates or for which the Borrower or any of its current or former ERISA Affiliates had an obligation to contribute or any liability or in which the Borrower or any of its current or former ERISA Affiliates participated.

"Performance Liquidated Damages" means any sums received by or on behalf of the Borrower pursuant to the EPC Contract pursuant to such agreement to meet the performance standards set forth in the EPC Contract.

"Permitted Debt" has the meaning set forth in paragraph (1) of Appendix IV.

"Permitted Investments" means mean, as to any Person: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

of not more than one (1) year from the date of acquisition by such Person; (ii) time deposits and certificates of deposit, with maturities of not more than one
(1) year from the date of acquisition by such Person of any commercial bank of recognized standing having combined capital and surplus in excess of $*** and having a rating on its commercial paper of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's; (iii) commercial paper issued by any Person, which commercial paper is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and matures not more than one (1) year after the date of acquisition by such Person; (iv) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses
(i) and (ii) above, (v) United States Securities and Exchange Commission registered money market mutual funds conforming to Rule 2a-7 of the Investment Company Act of 1940 if in effect in the United States, that invest primarily in direct obligations issued by the United States Treasury and repurchase obligations backed by those obligations, and rated in one of the two the highest category by S&P and Moody's, (vi) investments in repurchase agreements having a term not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above, and (vii) tax exempt securities rated at least A, MIG1 or VMIG1 by Moody's and A or SP-1 by S&P.

"Permitted Liens" has the meaning set forth in paragraph (2) of Appendix IV.

"Person" means any individual, sole proprietorship, corporation, partnership, joint venture, limited partnership, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.

"Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, subject to Title I of ERISA, which (a) is established, sponsored, maintained or administered by the Borrower or any ERISA Affiliate, or for which the Borrower or any ERISA Affiliate has an obligation to contribute or any liability or in which the Borrower or any ERISA Affiliate participates, or (b) has since the Closing Date been established, sponsored, maintained or administered for employees of the Borrower or any of its current or former ERISA Affiliates or for which the Borrower or any of its current or former ERISA Affiliates had an obligation to contribute or any liability or in which the Borrower or any of its current or former ERISA Affiliates participated.

"Pledge Agreement" means each of the pledge agreements made by and General Partner or its Affiliates in favor of the Collateral Agent.

"Project Document" means any terminal use agreement, operation and maintenance agreement, any Debt Service guarantee, the Partnership Agreement and other material constituent documents of the Borrower, engineering contract, construction contract, terminal use agreement, transportation agreement, capacity rights agreement, interconnection agreement or other material agreement related to the construction ownership, maintenance and operation of the Project.

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

"Projected Debt Service Coverage Ratio" means, for any period and on any date of determination, a projection of the Debt Service Coverage Ratio for such period using only the Cash Flows from Acceptable Use Agreements with a term of at least two years remaining after the date of determination in the projection of Cash Flows and revenues.

"Project Site" means the real estate in Brazoria County, Texas, where the Project is located.

"Replacement Project Document" means one or more Project Documents that replace an existing Project Document, and contain terms and conditions that as reasonably determined in good faith by the Borrower's General Partner, in the aggregate, are not materially worse than those of the Project Document that is being replaced.

"Restricted Payment" means, with respect to any Person, (i) the declaration and payment of distributions, dividends or any other similar payment made to equity owners of such Person in cash, property, obligations or other securities, (ii) any payment of the principal of or interest on any Subordinated Debt (iii) the making of any loan, advances or other credit extension to any Affiliate or (iv) any Affiliate Payment.

"Revenues" means the revenues or income calculated on a cash basis and recognized pursuant to the terms of the relevant Project Documents.

"S&P" means Standard & Poor's Rating Group.

"Securities Act" means the Securities Act of 1933, as amended.

"Security Agreement" means the security and assignment agreement between the Borrower and the Collateral Agent dated as of the Closing Date.

"Security Documents" means the Pledge Agreement, the Mortgage, the Security Agreement, the Consents and any other documents necessary to create a security interest in any of the Collateral.

"Termination Event" shall mean certain events under ERISA that would reasonably be expected to result in a Material Adverse Effect.

"Test Period" means, for any distribution date, the period beginning one year prior to such distribution date and ending one year after such distribution date, provided however, that with respect to any Merchant Period, the "Test Period" shall mean the period beginning one year prior to such distribution date and ending two years after such distribution date. Computations with respect to each Test Period shall be based on projections provided by the Borrower and certified by an Authorized Officer of the Borrower and verified by the Independent Engineer regarding the rates and assumptions used by the Borrower.

"Transaction Documents" means the Financing Documents and the Project Documents.

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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

"Working Capital Facility" means the working capital facility pursuant to which Debt permitted by subclauses 1(d) of Appendix IV is outstanding.

All references to any agreements or laws shall include any permitted amendments, replacements or other modifications thereto.


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                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

                                   Appendix II

                 Representations and Warranties of the Borrower

     The Borrower and the General Partner shall represent and warrant for the benefit of the Lenders as to the following items (with qualifications and exceptions customary for transactions of this type):

     (1)  due organization, existence and good standing of the Borrower;

     (2) full power and authority of the Borrower to execute and deliver the Transaction Documents, and due authorization, execution, delivery and enforceability thereof;

     (3) the execution, delivery and performance by the Borrower of the Transaction Documents does not violate or breach (i) its certificate of limited partnership or Partnership Agreement, (ii) any Applicable Law or (iii) any other agreement to which it is a party;

     (4) no litigation, investigation or government proceeding pending, or to the best of its knowledge, threatened against or affecting the Borrower, the Project, the General Partner or the transactions contemplated by the Transaction Documents other than the FERC Approval;

     (5) no business conducted by the Borrower other than the development, construction and operation of the Project and all activities related thereto;

     (6)  good, legal and valid title to all assets, subject to Permitted
Liens;

     (7) the security documents create valid first priority security interests in all of the Collateral, subject to only Permitted Liens;

     (8) All regulatory and environmental Governmental Approval and consents from all Governmental Authorities and third parties required to commence and conduct construction and to own and operate the Project shall be in full force and effect and not subject to appeal except to the extent failure to obtain such permits, approvals, and licenses could not reasonably be expected to have an adverse effect on the construction budget, construction, schedule or operation or ownership of the Project except those that have not been obtained but will be obtained by the time such approvals are required for the performance by any project participant of any of its obligations respecting the Project and for which none of the Borrower or the General Partner has any reason to believe that any such approvals will not be obtained in due course prior to the time required;

     (9) All Governmental Approvals and other consents obtained or to be obtained in paragraph 8, are free from conditions or requirements, the compliance with which could reasonably be expected to have an adverse effect on the construction budget, construction schedule, operation maintenance or ownership of the Project or which any of the Borrower or the General Partner does not reasonably expect to be able to satisfy;

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     (10) all factual information (which shall not include any information by way of projections, estimates or other expressions of view as to future circumstances) taken as a whole, furnished by the Borrower in writing to the Lenders was true in all material respects on the date as of which such information was furnished and under the circumstances furnished; no omission of a material fact (which representations shall not apply to any information by way of projections, estimates or other expressions of view as to future circumstances);

     (11) compliance by the Borrower with all laws;

     (12) the Borrower is not an investment company, a public utility or a public utility holding company and is exempt from regulation as such;

     (13) compliance by it with all applicable environmental laws, rules and regulations, and no environmental claims and no releases or discharges of pollutants, except where such claim, release or discharge could not reasonably be expected to have a Material Adverse Effect;

     (14) the Borrower has filed all tax returns and paid all taxes other than any thereof which are being contested in good faith for which adequate reserves (in accordance with US GAAP) are being maintained;

     (15) no Event of Default has occurred and is continuing; no event of force majeure, or breach or default under any Financing Document or Project Document or other material contract has occurred and is continuing;

     (16) all representations and warranties by the Borrower and to its knowledge, each other party in any Project Document are true and correct;

     (17) use of proceeds of the Loans in accordance with the Credit Agreement; no use of proceeds to purchase margin stock;

     (18) the Lenders have received a complete copy of each material Project Document then in effect (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any);

     (19) to the best of the Borrower's knowledge, the services to be performed, the materials to be supplied and the easements, licenses and other rights granted or to be granted to the Borrower pursuant to the terms of the Project Documents, provide or will provide the Borrower with all rights and property interest required to enable the Borrower to obtain all services, materials or rights (including access) required for the design, construction, start-up, operation and maintenance of the Project, including the Borrower's full and prompt performance of its obligations, and full and timely satisfaction of all conditions precedent to the performance by others of their obligations, under the Project Documents, other than those services, materials or rights that reasonably can be expected to be obtainable in the ordinary course of business without material additional expenses or material delay; and

     (20) the Borrower has no Plans other than those listed on the Schedule having the same number as this Section. No accumulated funding deficiency (as defined in Section 412 of the

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Code or Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan which would reasonably be expected to have a Material Adverse Effect. Certain ERISA events that would reasonably be expected to have a Material Adverse Effect have not occurred.

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

                                  Appendix III

                      Affirmative Covenants of the Borrower

     The Credit Agreement shall contain, without limitation, the following affirmative covenants of the Borrower, as applicable, in favor of the Lenders (with qualifications and exceptions customary for transactions of this type:

     (1) The Borrower shall furnish or cause to be furnished to the Collateral Agent and, in the case of clause (a) or (b) below, any Lender or prospective Lender upon request:

     (a) within 45 days after the end of the first three quarterly accounting periods of the Borrower, unaudited financial statements of the Borrower and each of its subsidiaries together with a certificate of an Authorized Officer of certifying (i) that such financial statements fairly present the financial condition and results of operation of the Borrower and each of its subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) that no Default or Event of Default has occurred and is continuing, or, if such an event has occurred, describing the nature thereof;

     (b) within 90 days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower and each of its subsidiaries together with a certificate of an Authorized Officer of the Borrower certifying that no Default or Event of Default has occurred and is continuing, or, if such an event has occurred, describing the nature thereof;

     (c) within 2 Business Days after the Borrower obtains actual knowledge of any Default or Event of Default, a written notice describing such Default or Event of Default and any action being or proposed to be taken with respect thereto;

     (d) within 2 Business Days after an Authorized Officer of the Borrower obtains actual knowledge of the occurrence of any event that could reasonably be expected to result in a Material Adverse Effect, notice of the occurrence of such event; and

     (e) within 2 Business Days after any Person makes a request therefor, a list of the current balances in each of the Depositary Accounts no more frequently than monthly if no default or Event of Default exists.

     (f) all reports related to material environmental matters within a reasonable period of time after receipt thereof;

     (g) copies of all material notices delivered in connection with any Project Document or otherwise in connection with the Project within a reasonable period of time and after receipt thereof;

     (h) (i) until Completion, on a quarterly basis, copies of all construction schedules and construction budgets and copies of all quarterly reports issued by the Independent

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

           Engineer prior to the Completion of the Project and (ii) on an annual basis (x) at least 30 days before the beginning of each calendar year an Operating Budget for such fiscal year which is approved by the Independent Engineer (together, periodically, with evidence of compliance therewith) and (y) at least 30 days before the beginning of each calendar year after the Completion of Project, a copy of the annual operating budget for such year;

     (i) until Completion, on a quarterly basis, copies of all change orders and any document or written notice from the construction contractor requesting or recommending the initiation of a change order and any other notice, including, without limitation, notices with respect to the occurrence of a force majeure event (or event of a similar effect) under any Project Document which may result in a material increase in project costs within a reasonable period of time after receipt thereof; and

     (j) notice and details of, within 2 Business Days after an Authorized Officer of the Borrower obtains actual knowledge of, any litigation pending or threatened involving the Borrower or the Project, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

     (2) The Borrower shall at all times preserve and maintain in full force and effect (i) its existence as a limited partnership in good standing under the laws of its jurisdiction of formation and (ii) its qualification to do business in each other jurisdiction in which the character of properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary except in the case of clause (ii) where such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

     (3) The Borrower shall maintain and renew all of the powers, rights, privileges and franchises necessary for the transaction of its business as conducted or proposed to be conducted.

     (4) The Borrower shall comply with all Applicable Laws and Governmental Approvals applicable to it, and all other acts, rules, regulations, permits, orders and requirements of any legislative, executive, administrative or judicial body relating to the issuance of the Loans by the Borrower and performance by the Borrower of its obligations under the Financing Documents.

     (5) The Borrower shall perform all of its covenants and agreements contained in any of the Financing Documents to which it is a party and shall take all reasonable and necessary actions to prevent the termination or cancellation of any such Financing Document.

     (6) The Borrower shall preserve and maintain good and valid title to its properties and assets (subject to no Liens other than Permitted Liens) and defend its title to the Collateral against the claims of all Persons subject to Permitted Liens.

     (7) The Borrower shall preserve and maintain the Liens on the Collateral and the priority thereof and, without limiting the generality of the foregoing, shall cause the Security

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Documents to which it is a party, all supplements thereto and any instruments of conveyance, transfer, assignment or further assurance, or appropriate certificates, financing statements or other statements with respect thereto, at all times to be recorded and filed and re-recorded and re-filed, in such manner and in such places as may in the reasonable opinion of counsel be required by Applicable Law in order to fully preserve and protect the rights of the Collateral Agent and Lenders.

     (8) The Borrower shall pay and discharge all taxes, assessments and other governmental charges or levies imposed upon it or its property, except any charges or levies (i) being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

     (9) The Borrower shall at all times keep proper books and records of all of its business and financial affairs in order to permit the preparation of financial reports in accordance with GAAP.

     (10) The Borrower shall permit the Collateral Agent, the Depositary Bank or any duly authorized agent or representative thereof (including the Independent Engineer) from time to time during normal business hours to conduct reasonable inspections and examinations at all reasonable times of the books and records and properties of the Borrower provided that a representative of the Borrower shall at all times have the opportunity to be present.

     (11) The Borrower shall use the proceeds of the Loans in accordance with the Financing Documents.

     (12) The Borrower shall retain a nationally recognized independent accounting firm and authorize such firm to communicate directly with the Collateral Agent provided that a representative of the Borrower shall at all times have the opportunity to be present during such communications.

     (13) The Borrower shall obtain in a timely manner and maintain in full force and effect (or where appropriate, renew) all Government Approvals required at any time (i) in connection with the operation of the Borrower's business and
(ii) to execute and deliver the Financing Documents to which it is a party and to perform its obligations thereunder.

     (14) The Borrower shall cause all Cash Flows to be deposited into the Revenue Account and disbursed therefrom in accordance with the "Flow of Funds" set forth herein.

     (15) The Borrower shall maintain and operate the Project in good working order and condition in accordance with the Project Documents.

     (16) The Borrower shall obtain and maintain necessary insurance in amounts, with limits and deductibles, on terms and conditions and with appropriate carriers as is customary for others similarly situated, including, without limitation, business interruption insurance and title insurance so long as such insurance remains available on commercially reasonable terms and conditions. The Collateral Agent, on behalf of the holders of the Loans, shall be named as the sole loss payee in insurance policies in respect of property loss, casualty and condemnation of

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

the Project, and as additional insured in respect of all other insurance policies. Within 120 days after the end of each year, the Borrower shall provide the Collateral Agent with a certificate of an Authorized Officer that summarizes the Borrower's insurance then in effect and states that such insurance satisfies the requirements of this provision.

     (17) The Borrower shall perform and observe its covenants and obligations under all Project Documents and take all necessary action to prevent the termination or cancellation of any Project Documents to which it is a party except where the Borrower has entered into a Replacement Project Document and all necessary third party consents related thereto;

     (18) The Borrower shall cause all Loss Proceeds to be deposited into the Loss Proceeds Account and all payments from the EPC Contractor (its guarantors and sureties) to be deposited in the Depositary Accounts as set forth under the caption "Flow of Funds."

     (19) The Borrower shall cause construction of Project to be carried out with diligence and continuity (subject to interruptions provided for in the Construction Contracts and force majeure) in accordance with material approvals and the Construction Contracts.

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

                                   Appendix IV

                       Negative Covenants of the Borrower

     The Credit Agreement shall contain, without limitation, the following negative covenants of the Borrower in favor of the Lenders (with qualifications and exceptions customary for transactions of this type):

     (1) The Borrower shall not create or incur or suffer to exist any Debt except the following (such Debt, "Permitted Debt"):

     (a) Debt incurred in respect of the COP Loans, or any other COP Financing Document;

     (b)   Cost Overrun Debt for Phase 1;

     (c) Debt to fund Phase 2 of the Project up to an aggregate principal amount of the Expansion Debt Amount, so long as after giving effect to the incurrence of such Debt the conditions described above under "Expansion Financing" shall have been satisfied.

     (d) After Completion, Debt to finance the reasonable cost of the construction, installation or acquisition of equipment or facilities required by applicable law for the continued operation of the Project in accordance with applicable laws so long as the Projected Debt Service Coverage Ratio for each subsequent fiscal year through the Maturity Date of the Phase 1 Loan will not be less than ***;

     (e) After Completion, Debt under an unsecured revolving credit facility issued to third parties in an aggregate principal amount not to exceed $*** million outstanding at any time; and

     (f) renewals, extensions, replacements and refinancings of any Permitted Debt that does not increase the outstanding principal amount.

     (2) The Borrower shall not create or suffer to exist or permit any Lien upon or with respect to any of its properties except the following Liens (such Liens, "Permitted Liens"):

     (a) Liens specifically permitted or required by, or created by, any Transaction Document;

     (b) Liens to secure Permitted Debt under clauses (a) - (c) as limited herein; provided that the holder of such Permitted Debt, or a representative thereof, shall have entered into an intercreditor agreement;

     (c) Liens for taxes, assessments or governmental charges which are either not yet due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves are established in accordance with GAAP;

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     (d) Mechanic's or materialmen's Liens secured by bonds for which the Borrower is not liable;

     (e)   Liens arising by operation of law;

     (f) Deposits or pledges to secure statutory obligations or appeals, release or attachments, stay of execution or injunction, or for purposes of like general nature in the ordinary course of business;

     (g) Other Liens incidental to the conduct of the Borrower's business which were not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than vendor's liens for accounts payable in the ordinary course of business), and which do not in the aggregate materially impair the use thereof in the operation of the Borrower's business;

     (h)   the Permitted Title Defects;

     (i) defects, easements, rights of way, restriction, irregularities, encumbrances and clouds on title and statutory Liens which do not materially impair the property affected and that do not materially impair the value of the security interests granted under the Security Documents;

     (j) Liens for worker's compensation, unemployment insurance or other social security or pension obligations;

     (k) legal or equitable encumbrances deemed to exist because of the existence of any litigation or other proceeding if brought in good faith provided that such encumbrances shall be canceled by bonding or otherwise within 5 Business Days after their creation; and

     (l) any renewals, extensions, replacements and refinancing of any of the foregoing.

     (3) The Borrower shall not contingently or otherwise be or become liable, directly or indirectly, in connection with any Guarantee or Debt except as contemplated by the Transaction Documents.

     (4) The Borrower shall not engage in any activities other than those contemplated by the Credit Agreement and the other Transaction Documents, and activities related thereto or the ownership, construction and operation of the Project and all related activities thereto.

     (5) The Borrower shall not enter into any transaction of merger or consolidation, change its legal form, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), discontinue its business or purchase or acquire all or substantially all of the assets of any Person.

     (6) The Borrower shall not sell, transfer, assign, hypothecate, pledge, lease, sublease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, except (a) assets that in a single transaction or a series of related transactions do not have a fair market

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

value in excess of $*** million in the aggregate (unless replaced by assets which are necessary and useful, as certified by the Independent Engineer, to the Borrower's business), (b) assets sold in the ordinary course of business, (c) assets that are obsolete and not integral to the business of the Borrower, or
(d) as otherwise permitted or contemplated by the Transaction Documents.

     (7) The Borrower shall not form or have any subsidiaries, make investments, loans or advances or acquire the stock, obligations or securities of any Person, except that the Borrower may (a) create, and make investments in, subsidiaries as necessary in connection with transactions contemplated by the Transaction Documents, and (b) make Permitted Investments.

     (8) The Borrower shall not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any affiliate of the Borrower which is not on terms and conditions at least as favorable as would be obtained in a comparable arm's-length transaction with a Person other than an affiliate of the Borrower, except that the Borrower may perform its obligations under and engage in the transactions contemplated by the Transaction Documents.

     (9) The Borrower shall not make any Restricted Payments other than as permitted under the Depositary Agreement and the Credit Agreement.

     (10) Subject to (5) above, the Borrower shall not assign any of its rights or obligations under any Financing Document.

     (11) The Borrower shall not amend its certificate of limited partnership, Partnership Agreement or any other constitutive document; provided that the Borrower may convert to a limited liability limited partnership.

     (12) The Borrower shall not take any action which will cause it to be an "investment company" as defined in the Investment Company Act of 1940, as amended or a public utility or public utility holding company.

     (13) The Borrower shall not elect to be treated as an association taxable as a corporation for federal income tax purposes.

     (14) The Borrower shall not enter into any additional Project Document (other than Additional TUAs) other than (i) as contemplated by the Transaction Documents or activities permitted thereby or (ii) those that could not reasonably be expected to have a Material Adverse Effect.

     (15) The Borrower (or any Affiliate thereof) shall not amend, cancel or terminate any Project Document (unless contemplated by such Project Document) (other than Additional TUAs).

     (16) The Borrower shall not accept Completion of the Project until an Authorized Officer of the Independent Engineer shall have delivered to the Collateral Agent a certificate confirming that Completion has occurred.

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

     (17) The Borrower shall not enter into capacity sales contracts or other types of hedging arrangements other than Acceptable Use Agreements or Approved Hedging Agreements.

     (18) Initiate or approve any change orders (other than those included in the Budgeted Construction Costs) under the Construction Contracts unless the Borrower certifies that such change order (i) is in accordance with sound engineering practice, (ii) is not reasonably expected to materially and adversely affect the operation or reliability of the Project, and (iii) if implemented, is not reasonably expected to materially delay the Completion Date, and (iv) in the case of change orders which exceed $_________ individually or, when aggregated with all change orders not included in the Budgeted Construction Costs exceed $________ in the aggregate, the Independent Engineer provides written confirmation of its concurrence with such certification.

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

                                   Appendix V

                  Events of Default under the Credit Agreement

     The following events shall constitute Events of Default (with qualifications and exceptions customary for transactions of this type):

     (1) The Borrower shall fail to pay any principal of, premium, if any, or interest on any Security when the same becomes due and payable, whether by scheduled maturity or required prepayment or redemption or by acceleration or otherwise within 2 days after the date such payment is due except if it is determined that the COP Shipper shall have unlawfully failed to make the corresponding payment of such amounts under the COP TUA;

     (2) The Borrower shall fail to pay any unscheduled and undisputed cost, charge or other sum due under any of the Financing Documents within 10 days after the date the Borrower receives notice that such payment is due;

     (3) Any representation or warranty made by the Borrower in the Credit Agreement or in any other Financing Document to which it is a party, or any representation, warranty or statement in any certificate, financial statement or other document furnished is incorrect when made or deemed to be made;

     (4) The Borrower shall fail to perform or observe any covenant under the Credit Agreement relating to maintenance of existence, incurrence of Debt, creation of Liens, issuance of guarantees, business activities, fundamental changes, sales of assets or Restricted Payments;

     (5) The Borrower shall fail to perform or observe any of its covenants contained in the Credit Agreement (other than those referred to in clause (4) immediately above) and such failure shall continue uncured for 30 or more days from the date the Borrower obtains actual knowledge of such failure;

     (6) The Borrower shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, Collateral Agent or liquidator of itself or all or a substantial part of its property, (b) admit in writing its inability or be generally unable to pay its debts as such debts become due, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the Federal Bankruptcy Code, (e) file a petition seeking to take advantage of any other Debtor Relief Law, (f) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or any other Debtor Relief Law or (g) take any action for the purpose of effecting any of the foregoing;

     (7) A proceeding or case shall be commenced without the application or consent of the Borrower in any court of competent jurisdiction, seeking (a) its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of its debts or (b) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or any other party to a material Project Document or all or a substantial part of its property under any Debtor Relief

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Law and such proceeding or case shall continue undismissed, or any order, judgment or decree approving any of the foregoing shall be entered and continue unstayed and in effect for a period of 60 or more consecutive days, or any order for relief against the Borrower or any other party to a material Project Document shall be entered in any involuntary case under the Federal Bankruptcy Code or any other Debtor Relief Law;

     (8) Any Security Document shall cease to be in full force and effect in any material respect or any Lien purported to be granted thereby shall cease to be a valid and perfected Lien in favor of the Collateral Agent for the benefit of the Lenders on the Borrower Collateral described therein with the priority purported to be created thereby;

     (9) The Cost Overrun Debt, Expansion Debt or other Debt of the Borrower outstanding in excess of $*** (other than Debt incurred pursuant to the Credit Agreement) is in payment default or shall be required to be prepaid, or shall be declared to be due and payable, other than by regularly scheduled required repayment, prior to the stated maturity thereof, as the result of the acceleration of the stated maturity thereof following an event of default thereunder (subject to the applicable grace periods thereunder) or an event occurs that, with the passage of time or giving of notice, permits the holders of the Cost Overrun Debt, Expansion Debt or other Debt outstanding in excess of $*** to be prepaid or to be declared due and payable other than by regularly scheduled required repayment;

     (10) One or more final and non-appealable judgment or judgments for the payment of money in excess of $*** not fully covered by insurance shall be entered against the Borrower and shall remain unpaid or unstayed for a period of 30 or more consecutive days;

     (11) Any Acceptable Credit Support ceases to be valid and binding and in full force and effect and any party thereto fails to make any required payments pursuant to its Acceptable Credit Support within 3 days of the date when due;

     (12) Commitments respecting any required Cost Overrun Debt and any required Acceptable Credit Support therefor are not in effect.

     (13) EPC Contractor fails to comply with its obligations pursuant to the EPC Contract and such failure is not cured within 10 days and could reasonably to be expected to have a Material Adverse Effect;

     (14) Any Governmental Approval required for the operation of the Project is revoked, terminated, withdrawn or ceases to be in full force and effect if such revocation, termination, withdrawal or cessation could reasonably be expected to have a Material Adverse Effect; provided that no such event shall be a Event of Default if the Borrower diligently pursues in good faith and (x) obtains an additional Governmental Approval in substitution therefor or replacement thereof or (y) causes such Governmental Approval to be reissued, or until such time as such cure cannot reasonably be achieved;

     (15) Failure by any party to comply with any covenants under the Project Documents to which it is a party, subject to applicable cure periods, the result in the judgment of the COP Lenders which is a Material Adverse Effect; provided that the Borrower may cure such Event of

                                                                       EXHIBIT A
                                                                 LOAN TERM SHEET

Default by entering into a Replacement Project Document and the necessary third party consents related thereto;

     (16) All or a material part of the Project is destroyed or suffers a material actual loss or material damage and an Approved Restoration Plan does not exist in respect thereof within 90 days of such destruction or loss;

     (17) Any material Project Document ceases to be valid and binding and in full force and effect in any material respect, any third party thereto denies that it has any liability or obligation under any material Project Document and such third party ceases performance thereunder, or any third party is in default under such Project Document (subject to any applicable grace period), and in each case such cessation or default has resulted or would reasonably be expected to result in a Material Adverse Effect and such circumstance remains uncured for 30 days; provided that the Borrower may cure such Event of Default by entering into a Replacement Project Document and the necessary third party consents related thereto;

     (18)  Phase 1 of the Project fails to reach Completion by ***; or

     (19) the Borrower or any General Partner breaches any of its representations, warranties, covenants or other obligations under the COP TUA, the Omnibus Agreement, the Stock Purchase Agreement or the Stockholder Agreement, any Project Document or other documents executed in connection therewith.

                                    EXHIBIT B
                                    ---------
                         FORM OF STOCKHOLDERS AGREEMENT

See attached.

                                    EXHIBIT C
                                    ---------

                        FORM OF STOCK PURCHASE AGREEMENT

See attached.

                                                                       Exhibit D


*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

================================================================================

                           LNG TERMINAL USE AGREEMENT

                                     between

                           [CONOCOPHILLIPS __________]

                                       and

                         FREEPORT LNG DEVELOPMENT, L.P.

                           dated [____________], 2004

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1  DEFINITIONS.........................................................1

ARTICLE 2  SERVICES AND SCOPE.................................................12
     2.1    Services to be Provided by FLNG...................................12
     2.2    Additional Services...............................................12
     2.3    Activities Outside Scope of this Agreement........................12

ARTICLE 3  SALE AND PURCHASE OF SERVICES......................................13
     3.1    Services Quantity.................................................13
     3.2    Customer's Use of Services Quantity...............................14
     3.3    Gas Redelivery....................................................14
     3.4    Failure to Take Delivery of Gas at Delivery Point.................15
     3.5    Freeport Services Manual..........................................16

ARTICLE 4  COMPENSATION FOR SERVICES..........................................16
     4.1    Fee...............................................................16
     4.2    Retainage.........................................................19
     4.3    Services Unavailability...........................................19
     4.4    New Regulatory Costs or Taxes.....................................19
     4.5    Services Provided to Other Customers..............................20
     4.6    Relief from Certain Payments for Annual Shortfall.................20

ARTICLE 5  SCHEDULING.........................................................22
     5.1    Customer LNG Receipt Schedule.....................................22
     5.2    Gas Delivery Procedure............................................25
     5.3    Standard..........................................................27
     5.4    Scheduling Representative.........................................27
     5.5    Scheduling Coordination Among Customer and Other Customers........27

ARTICLE 6  RELEASE OF SERVICES................................................28
     6.1    General...........................................................28
     6.2    Temporary Release.................................................28

ARTICLE 7  TERM ..............................................................30
     7.1    Term..............................................................30
     7.2    Commencement of Deliveries........................................31
     7.3    Delay Caused by Force Majeure.....................................32
     7.4    Construction Progress Reports.....................................32

ARTICLE 8  FREEPORT FACILITY..................................................32
     8.1    Freeport Facility.................................................32
     8.2    Compatibility of Freeport Facility with LNG Vessels...............34
     8.3    Customer Inspection Rights........................................35

ARTICLE 9  TRANSPORTATION AND UNLOADING.......................................35
     9.1    LNG Vessels.......................................................35
     9.2    Freeport Facility Marine Operations Manual........................38
     9.3    LNG Vessel Inspections; Right to Reject LNG Vessel................39

     9.4    Advance Notices re LNG Vessel and Cargoes.........................40
     9.5    Notice of Readiness...............................................42
     9.6    Berthing Assignment...............................................42
     9.7    Unloading Time....................................................43
     9.8    Unloading at the Freeport Facility................................44
     9.9    LNG Vessel Not Ready for Unloading; Excess Berth Time.............45

ARTICLE 10 RECEIPT OF LNG.....................................................46
     10.1   Title, Custody and Risk of Loss...................................46
     10.2   No Encumbrance....................................................46
     10.3   Receipt of LNG....................................................47
     10.4   Quality and Measurement of Customer's LNG.........................47
     10.5   Off-Specification LNG.............................................48
     10.6   Customer's Responsibility and Reimbursement.......................48
     10.7   Subsequent Deliveries.............................................49

ARTICLE 11 REDELIVERY OF GAS..................................................49
     11.1   General...........................................................49
     11.2   Customer's Responsibility.........................................50
     11.3   Specifications and Measurement of Gas at the Delivery Point.......51
     11.4   Nonconforming Gas.................................................52

ARTICLE 12 PAYMENT............................................................52
     12.1   Monthly Statements................................................52
     12.2   Other Statements..................................................53
     12.3   Adjustments.......................................................53
     12.4   Payment Due Dates.................................................53
     12.5   Payment...........................................................54
     12.6   Nonpayment........................................................54
     12.7   Disputed Statements...............................................55
     12.8   Final Settlement..................................................55

ARTICLE 13 CUSTOMER CREDIT....................................................55
     13.1   Guarantee.........................................................55
     13.2   Material Adverse Change...........................................55

ARTICLE 14 DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES.......................56

ARTICLE 15 INSURANCE..........................................................56
     15.1   FLNG's Insurance..................................................56
     15.2   Customer's Insurance..............................................57
     15.3   Port Liability Agreement..........................................58

ARTICLE 16 LIABILITIES........................................................58
     16.1   Limitation of Liability of FLNG...................................58
     16.2   Consequential Loss or Damage......................................58
     16.3   Parties' Liability; Relationship of Shareholders..................59
     16.4   Liability for Personal Injury.....................................59

ARTICLE 17 FORCE MAJEURE......................................................59
     17.1   Events of Force Majeure...........................................59

     17.2   Limitation on Scope of Force Majeure Protection...................59
     17.3   Notice............................................................60
     17.4   Measures..........................................................60
     17.5   No Extension of Term..............................................60
     17.6   Settlement of Industrial Disturbances.............................60
     17.7   Allocation of Services............................................61

ARTICLE 18 CURTAILMENT OF SERVICES OR TEMPORARY
           DISCONTINUATION OF SERVICES........................................61
     18.1   Scheduled Curtailment or Temporary Discontinuation of Services....61
     18.2   Unscheduled Curtailment or Temporary Discontinuation of Services..61

ARTICLE 19 ASSIGNMENT.........................................................62
     19.1   Restrictions on Assignment........................................62
     19.2   Permitted Assignments.............................................62
     19.3   Other.............................................................63

ARTICLE 20 TERMINATION........................................................64
     20.1   Early Termination Events..........................................64
     20.2   Termination Relating to Guarantee.................................64
     20.3   Other Termination Provisions......................................65
     20.4   Consequences of Termination.......................................65

ARTICLE 21 APPLICABLE LAW.....................................................65

ARTICLE 22 DISPUTE RESOLUTION.................................................65
     22.1   Dispute Resolution................................................65
     22.2   Expert Determination..............................................67

ARTICLE 23 CONFIDENTIALITY....................................................68
     23.1   Confidentiality Obligation........................................68
     23.2   Public Announcements..............................................70

ARTICLE 24 REPRESENTATIONS AND WARRANTIES.....................................70
     24.1   Representations and Warranties of Customer........................70
     24.2   Representations and Warranties of FLNG............................71

ARTICLE 25 NOTICES............................................................71

ARTICLE 26 MISCELLANEOUS......................................................72
     26.1   Amendments........................................................72
     26.2   Approvals.........................................................72
     26.3   Successors and Assigns............................................72
     26.4   Waiver............................................................72
     26.5   No Third Party Beneficiaries......................................73
     26.6   Rules of Construction.............................................73
     26.7   Survival of Rights................................................73
     26.8   Rights and Remedies...............................................73
     26.9   Interpretation....................................................74
     26.10  Disclaimer of Agency..............................................74
     26.11  No Sovereign Immunity.............................................74
     26.12  Severance of Invalid Provisions...................................75

                                       iii
$$/BREAK$$END

     26.13  Compliance with Laws..............................................75
     26.14  Conflicts of Interest.............................................75
     26.15  Expenses..........................................................75
     26.16  Scope.............................................................76
     26.17  Counterpart Execution.............................................76

Annex I    -  Measurements and Tests of LNG at Receipt Point
Annex II   -  Measurements and Tests for Gas at Delivery Point

Exhibit A  -  Guarantee
Exhibit B  -  Freeport Services Manual

                           LNG TERMINAL USE AGREEMENT

This LNG TERMINAL USE AGREEMENT (the "Agreement"), dated as of this ___ day of _____________, 2004 (the "Effective Date"), is made by and between [ConocoPhillips _______], a company incorporated under the laws of [___________] with its principal office at [__________] ("Customer"); and FREEPORT LNG DEVELOPMENT, L.P., a Delaware limited partnership with a place of business at 1200 Smith Street, Suite 600, Houston, Texas, U.S.A. 77002 ("FLNG").

                                    RECITALS

WHEREAS, FLNG intends to construct, own and operate an LNG terminal facility near Freeport, Texas capable of performing certain LNG terminalling services, including: the berthing of LNG vessels; the unloading, receiving and storing of LNG; the regasification of LNG; the storage of natural gas; and the transportation and delivery of natural gas to a pipeline interconnection point at Stratton Ridge, Texas;

WHEREAS, Customer will purchase LNG for importation into the United States natural gas market and desires to purchase such LNG terminalling services from FLNG; and

WHEREAS, FLNG desires to make such LNG terminalling services available to Customer and to Other Customers in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto and for the mutual covenants contained herein, FLNG and Customer hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this
Agreement:

1.1 "Actual FOC" means fixed operating costs and maintenance capital actually incurred by FLNG acting as a Reasonable and Prudent Operator; provided that the amount of fixed operating costs shall be reduced by (a) any insurance proceeds (including proceeds from business interruption insurance) received by FLNG which have the effect of offsetting fixed operating costs, (b) any bonuses paid to employees of FLNG to the extent that such bonuses are based on or attributable to distributions to any of FLNG's limited partners, (c) any New Taxes and New Regulatory Costs borne by FLNG pursuant to Section 4.4, (d) any permitting, engineering, development, financing, design and environmental remediation costs paid to third parties which costs are directly related to the development of any modification that significantly expands the Freeport Facility; (e) Awards; and (f) all indemnities, liabilities, and other damages arising from any arbitral award, expert determination, judgment, or settlement payable by FLNG to any Indemnitee (as defined in the Partnership Agreement of FLNG). For the avoidance of doubt, Actual FOC shall not include capital expenditures (other than maintenance capital) and debt service incurred by FLNG.

1.2 "Adverse Weather Conditions" means weather and sea conditions actually experienced at the Freeport Facility that are sufficiently severe either:
      (a) to prevent an LNG vessel from proceeding to berth, or unloading or departing from berth, in accordance with one or more of the following: (i) regulations published by a Governmental Authority, (ii) an Approval, or
      (iii) an order of a Pilot; or (b) to cause an actual determination by the master of an LNG Vessel that it is unsafe for such vessel to berth, unload or depart from berth.

1.3 "Affiliate" means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms "control", "controlled by" and other derivatives shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting rights in a Person.

1.4 "Aggregate Actual Capacity" means the sum of Customer Actual Capacity in a Contract Year plus the aggregate contracted quantity of LNG and any quantities of LNG received by FLNG in excess of such contracted quantity at the Freeport Facility for the account of each Other Customer in such Contract Year.

1.5 "Aggregate Contracted Capacity" means the sum of the Maximum LNG Reception Quantity plus the aggregate quantity of LNG contracted at the Freeport Facility for the account of each Other Customer in such Contract Year.

1.6 "Agreement" means this agreement, together with the Annexes and Exhibits attached hereto, which are hereby incorporated into and made a part hereof, as the same may be hereafter amended.

1.7   "Alternate ***" shall have the meaning set forth in Section 3.3(c)(ii).

1.8 "Approvals" means all consents, authorizations, licenses, waivers, permits, approvals and other similar documents from or by a Governmental Authority.

1.9   "Arrival Location" shall have the meaning set forth in Section 9.5(a).

1.10 "Awards" means all indemnities, liabilities, and other damages arising from any arbitral award, expert determination, judgment, or settlement paid by FLNG to Customer under this Agreement or paid by FLNG under an LNG terminalling services agreement with Other Customers, such indemnities, liabilities, and other damages being determined after deduction of any insurance proceeds received by FLNG which have the effect of offsetting such Awards.

1.11  "Awards Installment" shall have the meaning set forth in Section
      4.1(a)(i)e.

1.12 "Base Rate" means: (a) the interest rate per annum equal to (i) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date, or (ii) in the event The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by Chase Manhattan Bank, Citibank and Bank of New York, or any successor thereof, for short term corporate loans in New York on the applicable date; plus (b) *** percent (***%). The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

1.13 "British Thermal Unit" or "BTU" means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of
      14.696 pounds per square inch.

1.14 "Budgeted FOC" means fixed operating costs (including maintenance capital) pursuant to the Operating Budget (as such term is defined under that certain Stockholders Agreement dated as of the date hereof between Freeport LNG-GP, Inc., a Delaware corporation, Michael S. Smith and Customer, as amended from time to time); (a) any insurance proceeds (including proceeds from business interruption insurance) received by FLNG which have the effect of offsetting fixed operating costs, (b) any bonuses paid to employees of FLNG to the extent that such bonuses are based on or attributable to distributions to any of FLNG's limited partners, (c) any New Taxes and New Regulatory Costs borne by FLNG pursuant to Section 4.4,
      (d) any permitting, engineering, development, financing, design and environmental remediation costs paid to third parties which costs are directly related to the development of any modification that significantly expands the Freeport Facility; (e) Awards; and (f) all indemnities, liabilities, and other damages arising from any arbitral award, expert determination, judgment, or settlement payable by FLNG to any Indemnitee (as defined in the Partnership Agreement of FLNG). For the avoidance of doubt, Budgeted FOC shall not include capital expenditures (other than maintenance capital) and debt service incurred by FLNG.

1.15 "Build-Up Period" means the period of time commencing on the Commercial Start Date and ending on the day prior to the Plateau Inception Date.

1.16 "Business Day" means any day other than a weekend day or U.S. Federal banking holiday in Houston, Texas.

1.17 "C Ratio" means the ratio that the Customer Actual Capacity bears to the Aggregate Actual Capacity.

1.18 "Cargo" means a quantity of LNG expressed in MMBTU carried by an LNG Vessel in relation to which FLNG will render Services hereunder.

1.19 "Central Time" means Central Time Zone, as adjusted for Daylight Saving Time and Standard Time.

1.20 "Claims" shall have the meaning set forth in Section 10.2 of this Agreement.

1.21  "Commercial Start Date" shall have the meaning set forth in Section 7.2.

1.22 "Contract Year" means each annual period starting on October 1 and ending on September 30 during the Term of this Agreement; provided, however, that
      (a) the first Contract Year shall commence on the Commercial Start Date and end on the following September 30, and (b) the last Contract Year shall commence on October 1 immediately preceding the last day of the Term and end on the last day of the Term as set forth in Section 7.1.

1.23 "Crest Contract" means that certain Settlement and Purchase Agreement dated as of June 14, 2001 by and among Cheniere Energy, Inc., a Delaware corporation, CXY Corporation, a Texas corporation, Crest Energy, L.L.C., a Texas limited liability company, Crest Investment Company, a Texas corporation, FLT, and Jamal Daniel.

1.24  "Crest Installment" shall have the meaning set forth in Section
      4.1(a)(i)d.

1.25 "Crest Payment" means the amount estimated to be payable by FLT for the following month pursuant to Section 1.03(a) of the Crest Contract.

1.26 "Crest Reconciliation" shall have the meaning set forth in Section 4.1(a)(i)d.

1.27 "Cubic Meter" means a volume equal to the volume of a cube each edge of which is one (1) meter.

1.28 "Customer" means [ConocoPhillips _______], unless and until substituted in whole by an assignee by novation in accordance with Article 19, whereupon such assignee shall become Customer for all purposes.

1.29 "Customer Actual Capacity" means the aggregate quantity of LNG received at the Freeport Facility for the account of Customer in a Contract Year.

1.30  "Customer LNG Receipt Schedule" shall have the meaning set forth in
      Section 5.1(f).

1.31 "Customer's LNG" means, for the purposes of Services, LNG received at the Receipt Point for Customer's account.

1.32 "Customer's Inventory" means, at any given time, the quantity in MMBTUs that represents LNG and Gas (whether or not such Gas is Regasified LNG or Gas derived or produced from sources other than Regasified LNG) held for Customer's account. For the avoidance of doubt, Customer's Inventory shall be determined after deduction of Retainage in accordance with Sections 3.1(b)(ii) and 4.2.

1.33  "***" shall have the meaning set forth in Section 4.1(a)(i)a.

1.34  "***" shall have the meaning set forth in Section 4.1(a)(i)a.

1.35 "Delivery Point" means the point of interconnect between the Freeport Facility Pipeline and a Downstream Pipeline at Stratton Ridge, Texas.

1.36 "Dispute" means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

1.37 "Downstream Pipeline" means all Gas pipelines downstream of the Delivery Point which transport Gas from the Freeport Facility.

1.38 "Effective Date" means the date set forth in the preamble of this Agreement.

1.39 "Expected Receipt Quantity" means, with respect to a given Cargo, Customer's reasonable estimate of the quantity of LNG (in MMBTUs) that such Cargo is expected to unload at the Freeport Facility, taking into consideration (a) the expected composition of the Cargo anticipated to be loaded at the Loading Port, (b) the expected loaded volume of such Cargo,
      (c) the natural boil-off, and fuel gas used by the vessel in excess of natural boil-off, expected during shipment of the Cargo, (d) the anticipated time required from the commencement of loading of such Cargo to the completion of unloading of such Cargo and (e) the anticipated quantity of heel to be retained by such Cargo. For purposes of this Agreement, the term "Expected Receipt Quantity" shall be the estimate set forth in the notice delivered pursuant to Section 5.1(b)(ii), as may be subsequently amended pursuant to Section 9.4(a).

1.40  "Excess Reception Fee" shall have the meaning set forth in Section 4.1(c).

1.41  "Fee" shall have the meaning set forth in Section 4.1.

1.42 "FERC" means the Federal Energy Regulatory Commission or a successor regulatory agency.

1.43 "FLNG" means Freeport LNG Development, L.P., unless and until substituted by an assignee by novation in accordance with Article 19, whereupon such assignee shall become FLNG for all purposes.

1.44  "FLNG Component" shall have the meaning set forth in Section 4.1(a)(i)b.

1.45 "FLT" means Freeport LNG Terminal, LLC, a Delaware limited liability company, and its successors and assigns.

1.46  "FOC Installment" shall have the meaning set forth in Section 4.1(a)(i)c.

1.47 "FOC Ratio" means the ratio calculated for any given Contract Year, determined as follows:

      (a) the sum of the Maximum LNG Reception Quantity for such Contract Year plus any quantities of LNG received under Section 3.1(d) in excess of the Maximum LNG Reception Quantity (the "Customer Contracted Capacity"); divided by

      (b)  the Aggregate Contracted Capacity;

      provided, however, that for each Contract Year during the Build-up Period such ratio shall in no event exceed two thirds (2/3).

1.48  "FOC Reconciliation" shall have the meaning set forth in Section
      4.1(a)(i)c.

1.49  "Force Majeure" shall have the meaning set forth in Section 17.1.

1.50 "for Customer", "for Customer's account", "on behalf of Customer" or other phrases containing similar wording shall include LNG delivered to the Freeport Facility at Customer's direction or LNG delivered to the Freeport Facility by a Temporary Customer, as the context may require, as well as Customer's Inventory derived therefrom.

1.51 "Freeport Facility" means the following FLNG facilities in Freeport, Texas used to provide Services hereunder, as such facilities will be constructed and modified from time to time in accordance with this Agreement: (a) the LNG receiving terminal facility as further described in Section 8.1(b) (including the port, berthing and unloading facilities, LNG storage facilities, and regasification facilities, together with equipment and facilities related thereto); and (b) the Freeport Facility Pipeline.

1.52 "Freeport Facility Lease" means that certain Ground Lease and Development Agreement between Brazos River Harbor Navigation District of Brazoria County, Texas and FLNG dated as of December 12, 2002, as amended from time to time.

1.53 "Freeport Facility Marine Operations Manual" shall have the meaning set forth in Section 9.2.

1.54 "Freeport Facility Pipeline" means the pipeline approximately nine (9) miles in length and at least thirty-six (36) inches with a maximum allowable operating pressure of no less than 1440 psig which is constructed and operated as a part of the Freeport Facility to (a) interconnect with one or more Downstream Pipelines at Stratton Ridge, Texas and (b) transport to the Delivery Point either Regasified LNG and/or Gas stored in one or more Gas Storage Facilities.

1.55  "Freeport Services Manual" shall have the meaning set forth in Section
      3.5.

1.56 "***" means the internet based computer system used by FLNG to communicate with Customer and Other Customers regarding the scheduling of LNG terminalling services at the Freeport Facility.

1.57 "Gas" means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

1.58 "Gas Storage Facility" means an underground Gas storage facility near Stratton Ridge, Texas owned, operated, contracted or otherwise made available to FLNG or one or more of its Affiliates for the purposes of storing Gas solely for the account of Customer and Other Customers.

1.59 "Governmental Authority" means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Freeport Facility, a Gas Storage Facility, Customer's Inventory, an LNG Vessel, a Transporter, or a Downstream Pipeline, as the case may be, and acting within its legal authority.

1.60  "GPA" shall have the meaning set forth in Annex I.

1.61 "Gross Heating Value" means the quantity of heat expressed in BTUs produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.62 "Guarantee" means the Guarantee executed and dated as of the date hereof given by Guarantor to FLNG guaranteeing the obligations of Customer under this Agreement, a true and correct copy of which is attached as Exhibit A. [NOTE: PROVISIONS REGARDING GUARANTEE TO BE DELETED IF CONOCOPHILLIPS COMPANY EXECUTES THIS AGREEMENT AS CUSTOMER]

1.63  "Guarantor" means ConocoPhillips Company, a Delaware corporation.

1.64 "Henry Hub Price" shall mean, with respect to any month, the final settlement price in dollars per MMBTU for the NYMEX Henry Hub Natural Gas futures contract for Gas to be delivered during such month, such final price to be based upon the last trading day for the contract for such month; provided, however that if the publication which contains the NYMEX Henry Hub Natural Gas futures contract settlement prices ceases to be published for any reason, the Parties shall select a comparable index to be used in its place that maintains the intent and economic effect of the original index.

1.65  "Incremental Costs" shall have the meaning set forth in Section 4.1(b).

1.66 "International LNG Terminal Standards" means, to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over FLNG; (ii) the Society of International Gas Tanker and Terminal Operators ("SIGTTO"); and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.67 "International LNG Vessel Standards" means, to the extent not inconsistent with the expressed requirements of this Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority; (ii) the International Maritime Organization; (iii) SIGTTO; and
      (iv) any other internationally recognized non-governmental agency or organization with whose standards and practices it customary for Reasonable and Prudent Operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.68 "Liabilities" means all liabilities, costs, claims, disputes, demands, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including reasonable attorneys' fees and other reasonable costs of litigation or defense), and any and all fines, penalties and assessments of, or responsibilities to, Governmental Authorities.

1.69 "Liquids" means liquid hydrocarbons capable of being extracted from LNG at the Freeport Facility, consisting predominately of ethane, propane, butane and longer-chain hydrocarbons.

1.70 "Loading Port" means the port at which a Cargo is loaded on board an LNG Vessel.

1.71 "Loan Agreement" means that certain Loan Agreement executed as of the date hereof between FLNG and [INSERT NAME OF COP LENDER], as in effect on the date hereof.

1.72 "LNG" means Gas in a liquid state at or below its boiling point at a pressure of approximately one (1) atmosphere.

1.73 "LNG Suppliers" means, in relation to performance of the obligations of FLNG and Customer under this Agreement, those Persons who agree in writing pursuant to an LNG purchase and sale agreement to supply or sell LNG to Customer or a Temporary Customer for delivery to the Freeport Facility.

1.74 "LNG Supply Project" means a Person (other than Customer or an Affiliate of Customer) engaged in supplying LNG originating from ***, provided that Customer or its Affiliate directly or indirectly controls more than *** percent (***%) of the voting rights in such Person.

1.75 "LNG Vessel" means an ocean-going vessel suitable for transporting LNG that Customer, a Temporary Customer, or an LNG Supplier uses for transportation of LNG to the Freeport Facility.

1.76 "Major Customer" means Customer and any Other Customer whose terminal use agreement entitles such Other Customer to berth, unload and deliver at the Freeport Facility quantities of LNG greater than *** MMBTUs per Contract Year for a contractual term of at least *** years.

1.77  "Major Customer Allocation Priority" shall have the meaning set forth in
      Section 17.7.

1.78  "*** " shall have the meaning set forth in Section 3.3(b).

1.79 "Maximum LNG Reception Quantity" means 390,550,000 MMBTUs per Contract Year; provided, that:

      (a) during the Build-Up Period, the Maximum LNG Reception Quantity shall be *** MMBTUs, provided that for the first Contract Year, the Maximum LNG Reception Quantity shall be prorated based upon the ratio that the number of days during such Contract Year bears to three hundred sixty-five (365); and

      (b) for the last Contract Year, the Maximum LNG Reception Quantity shall be prorated based upon the ratio that the number of days during such Contract Year bears to three hundred sixty-five (365).

1.80  "*** " shall have the meaning set forth in Section 3.3(c).

1.81  "MMBTU" means 1,000,000 BTUs.

1.82  "Non-Major Customer" means any Other Customer other than a Major Customer.

1.83  "NOR Window" shall have the meaning set forth in Section 9.5(b)(ii).

1.84 "Notice of Readiness" or "NOR" shall have the meaning set forth in Section 9.5.

1.85 "Other Customers" means, from time to time, Persons (other than Customer and Temporary Customers) purchasing LNG terminalling services from FLNG similar to the Services.

1.86 "Party" and "Parties" means FLNG and Customer, and their respective successors and assigns.

1.87  "Payment Period" shall have the meaning set forth in Section 4.1.

1.88  "Peaking Gas" shall have the meaning set forth in Section 3.1(b)(iii).

1.89 "Person" means any individual, corporation, partnership, trust, unincorporated organization or other legal entity, including any Governmental Authority.

1.90 "Pilot" means any Person engaged by Transporter to come onboard an LNG Vessel to assist the master in pilotage, mooring and unmooring of such LNG Vessel and to assist in coordinating the unloading of LNG at the Freeport Facility.

1.91 "Pipeline Standards" means, to the extent not inconsistent with the express requirements of this Agreement, the standards and practices applicable to the design, equipment, operation or maintenance of Gas pipelines, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over FLNG; and (ii) any other nationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of U.S. Gas pipelines to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.92  "Plateau Inception Date" means October 1, 2009.

1.93 "Port Charges" means all charges of whatsoever nature (including rates, tolls, and dues of every description) in respect of an LNG Vessel entering or leaving the Freeport Facility, including charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other Person assisting an LNG Vessel to enter or leave the Freeport Facility. For purposes of this Agreement, the term "Port Charges" shall include Port Use Fees and Thru-put Fees (as such terms are defined under the Freeport Facility Lease) but shall exclude the Initial Bonus Payment, Base Rent, the Additional Rent and any shortfall in the Thru-Put Guaranty Payment (as such terms are defined under the Freeport Facility Lease).

1.94  "psig" means pounds per square inch gauge.

1.95 "Reasonable and Prudent Operator" means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.96 "Receipt Point" means the point at the Freeport Facility at which the flange coupling of the Freeport Facility's receiving line joins the flange coupling of the LNG unloading manifold on board an LNG Vessel.

1.97 "Regasified LNG" means Gas derived from the conversion of LNG (received by FLNG at the Receipt Point) from its liquid state to a gaseous state.

1.98  "Release Notice" shall have the meaning set forth in Section 6.2(b)(i)c.

1.99  "Reservation Fee" shall have the meaning set forth in Section 4.1(a).

1.100 "Retainage" shall have the meaning set forth in Section 4.2.

1.101 "Scheduled Unloading Window" means, for any applicable Contract Year, an Unloading Window allocated either to Customer or any Other Customer pursuant to Article 5.

1.102 "Scheduling Period" means a Contract Year plus the three (3) month period immediately following such Contract Year.

1.103 "Scheduling Representative" means the individual appointed by Customer in accordance with Section 5.4.

1.104 "Services" shall have the meaning set forth in Section 2.1, as expanded from time to time in accordance with Section 2.2.

1.105 "Services Quantity" shall have the meaning set forth in Section 3.1(b).

1.106 "Services Unavailability" shall have the meaning set forth in Section 4.3.

1.107 "Sole Opinion" means an opinion, judgment or discretion of a Party that is not intended to be capable of being challenged in any legal or arbitral proceeding whatsoever.

1.108 "Standard Cubic Foot" means the quantity of Gas, free of water vapor, occupying a volume of one (1) Actual Cubic Foot at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch. For purposes of this Section 1.108, "Actual Cubic Foot" means a volume equal to the volume of a cube whose edge is one (1) foot.

1.109 "Storage" means the retention by FLNG of Customer's Inventory for a period of time in tanks or other facilities at the Freeport Facility (including the Freeport Facility Pipeline) or in a Gas Storage Facility.

1.110 "Substantial Completion" means completion of the Freeport Facility so that it is ready to be used for its intended purpose, with (a) the contractor under the engineering, construction and procurement contract for the Freeport Facility having achieved all minimum acceptance requirements for "Substantial Completion" under such contract and (b) all Approvals necessary to commence operations of the Freeport Facility having been received by FLNG.

1.111 "Taxes" means all customs, taxes, royalties, excises, fees, duties, levies, sales and use taxes and value added taxes, charges and all other assessments, which may now or hereafter be levied or imposed, directly or indirectly, by a Governmental Authority, except Port Charges.

1.112 "Temporary Customer" shall have the meaning set forth in Section 6.2(a).

1.113 "Temporary Release" shall have the meaning set forth in Section 6.2(a).

1.114 "Temporary Release Inventory" means, at any given time, the quantity in MMBTUs that represents (a) the LNG received at the Receipt Point for Temporary Customer's account; and (b) Gas, whether or not such Gas is Regasified LNG or Gas derived or produced from sources other than Regasified LNG, held for Temporary Customer's account.

1.115 "Term" shall have the meaning set forth in Section 7.1.

1.116 "Transporter" means any Person who owns or operates an LNG Vessel.

1.117 "Unloading Window" means a forty-eight (48) hour window starting at 6:00 a.m., Central Time on a specified day and ending forty-eight (48) consecutive hours thereafter during which FLNG would make available berthing and LNG unloading services at the Freeport Facility to either Customer or one of the Other Customers.

                                    ARTICLE 2
                               SERVICES AND SCOPE

2.1   Services to be Provided by FLNG

      During the Term and subject to the provisions of this Agreement, FLNG shall, acting as a Reasonable and Prudent Operator, make available the following services to Customer (such available services being herein referred to as the "Services") in the manner set forth in Article 3:

      (a)      the berthing of LNG Vessels at the Freeport Facility;

      (b)      the unloading and receipt of LNG from LNG Vessels at the Receipt
          Point;

      (c)      the regasifying of LNG held in Storage;

      (d)      Storage of Customer's Inventory;

      (e) the transportation and delivery of Gas in the Freeport Facility Pipeline to the Delivery Point (it being acknowledged that FLNG may, at its option, cause Gas to be redelivered to Customer from sources other than Regasified LNG); and

      (f) other activities directly related to performance by FLNG of the foregoing.

2.2   Additional Services

      From time to time during the Term, the representatives of FLNG and Customer may supplement this Agreement in accordance with Section 26.1 to provide that FLNG will also make available services to Customer in addition to the Services set forth in Section 2.1 (including bunkering services).

2.3   Activities Outside Scope of this Agreement

      For greater certainty, the Parties confirm that the following activities, inter alia, are not Services provided by FLNG to Customer and, therefore, such activities are outside of the scope of this Agreement:

      (a) harbor, mooring and escort services, including those relating to tugs, service boats, fire boats, and other escort vessels;

      (b) the construction, operation, ownership, maintenance, repair and removal of facilities downstream of the Delivery Point;

      (c)      the transportation of Gas beyond the Delivery Point;

      (d)      the marketing of Gas and all activities related thereto; and

      (e) the removal, marketing and transportation of Liquids and all activities related thereto. For the avoidance of doubt, FLNG reserves the right to separate and/or extract Liquids from LNG upstream of the Delivery Point, provided that such separation does not result in Gas failing to meet the quality specifications at the Delivery Point required under Section 11.3.

                                    ARTICLE 3
                          SALE AND PURCHASE OF SERVICES

3.1   Services Quantity

      (a) Purchase and Sale of Services. During each Contract Year, FLNG shall make available to Customer, and Customer shall purchase and pay for (in respect of the Payment Period) an amount equal to the Fee, the Services Quantity.

      (b) Services Quantity. The quantity of Services (the "Services Quantity") FLNG shall make available to Customer during a Contract Year, and for which Customer shall purchase and pay for (in respect of the Payment Period) pursuant to Section 3.1(a), shall consist of the following:

          (i) Unloading of LNG. FLNG shall make the Freeport Facility available during Unloading Windows to allow berthing, unloading and receipt of Customer's LNG in a quantity up to the Maximum LNG Reception Quantity;

          (ii) Storage of Customers' Inventory. FLNG shall cause Customer's Inventory, net of Retainage, to be held temporarily in Storage until redelivered in accordance with Section 3.1(b)(iii) below; and

          (iii) Redelivery of Gas at Delivery Point. Subject to the provisions of this Agreement, including Sections 3.3(a), 3.3(b) and 3.3(c), FLNG shall, on a daily basis, make Gas from Customer's Inventory available to Customer at the Delivery Point at the rate nominated by Customer pursuant to Section 5.2(c), which nominated rate shall be no less than the *** and no more than the ***; provided, however, that FLNG shall, on a daily basis, make Gas in excess of the *** ("Peaking Gas") available to Customer at the Delivery Point in the quantities determined pursuant to Sections 5.2(a) and 5.2(b)(iv), but subject to the allocation under Section 3.3(d).

      (c) Expiration of Services Quantity. Notwithstanding any other term or condition of this Agreement but subject to Section 10.7, if Customer does not use any portion of the Services Quantity made available to Customer pursuant to the terms of this Agreement, including any portion of the Services Quantity not used in connection with a Temporary Release, Customer's right to such unused portion of the Services Quantity shall expire.

      (d) Excess Reception. Notwithstanding the provisions of Section 3.1(b)(i), FLNG may, in its Sole Opinion, allow berthing, unloading and receipt of Customer's LNG in quantities in excess of the Maximum LNG Reception Quantity. Any such reception by FLNG of quantities in excess of the Maximum LNG Reception Quantity shall be subject to the Parties' prior agreement upon a temporary increase in the *** for a specified period of time in order to allow Customer to receive redelivery of such excess quantities within a reasonable time. The berthing, unloading and receipt of such quantities in excess of the Maximum LNG Reception Quantity shall not be construed to alter or release the obligations of the Parties under this Agreement except that Customer shall pay the Excess Reception Fee for such excess quantities and except as otherwise provided in the preceding sentence.

3.2   Customer's Use of Services Quantity

      Customer shall be entitled to use the Services Quantity in whole or in part by itself, or may contract with one or more third parties for a Temporary Release of such Services Quantity pursuant to the terms and conditions of Section 6.2.

3.3   Gas Redelivery

      (a) No Pre-Delivery Right. On any given day during a Contract Year, Customer shall not be entitled to receive quantities of Gas in excess of Customer's Inventory.

      (b) ***. For purposes of this Agreement, the term "***" means the quotient of (i) the *** divided by (ii) ***.

      (c) ***. For purposes of this Agreement, the term "***" means, for any day in which Customer is nominating pursuant to Section 5.2(c)(a "Nomination Day"), the lesser of:

          (i) the quotient of (a) the sum of (x) ***, plus (y) ***, divided by (b) the number of days from and including the Nomination Day until the first day of Customer's next Scheduled Unloading Window; or

          (ii) the "Alternate Minimum Gas Redelivery Amount" as notified pursuant to Section 5.2(a), such amount being the quotient of:

               a.        the sum of: (x) *** plus, (y) ***; plus (z) the
                    aggregate of the following, calculated for each Cargo expected to arrive in such month at the Freeport Facility for Customer's account after the twentieth (20/th/) day of the relevant month: (A) the quantity in MMBTUs of *** divided by (B) the number of ***, and multiplied by (C) the number of ***, from and including the last day of the applicable Scheduled Unloading Window to and including the ***; divided by

               b.   ***.

          provided, however, if the Expected Receipt Quantity for a particular Cargo scheduled to be delivered to the Freeport Facility in the following month exceeds *** MMBTUs, then FLNG shall have the right, in its notice under Section 5.2(a), to require *** to allow Other Customers to unload at the Freeport Facility their respective LNG contractual quantity on a *** over the Contract Year.

      (d) Peaking Gas. FLNG shall give due consideration to the notices provided to it by Customer and Other Customers electing to nominate quantities of Peaking Gas (the "Nominees") pursuant to Sections 5.2(c) and 5.2(d) and shall allocate such Peaking Gas among the Nominees as follows:

          (i) First, to each Nominee in an amount not to exceed the lesser of (a) the quantity of Peaking Gas nominated by such Nominee, and
               (b) the product of (x) the quantity of ***, multiplied by (y) a fraction, the numerator of which is such Nominee's ***, and the denominator of which is the aggregate *** of all Nominees;

          (ii) Second, if any excess quantity of Peaking Gas remains available, then to each Nominee with unfulfilled nominations for such Peaking Gas in an amount not to exceed the lesser of (a) the quantity of Peaking Gas nominated by such Nominee and not received under the prior allocation, and (b) the product of (x) the excess quantity of *** multiplied by (y) a fraction, the numerator of which is the Nominee's ***, and the denominator of which is the aggregate *** of all Nominees with unfulfilled nominations for such ***; and

          (iii) Third, if any excess quantity of Peaking Gas remains available, then by repeating the allocation in Section 3.3(d)(ii) until the entire quantity of Peaking Gas made available by FLNG has been allocated or all nominations for such Peaking Gas have been filled.

3.4   Failure to Take Delivery of Gas at Delivery Point

      If on any day Customer fails to take redelivery of any Gas at the Delivery Point at the rate nominated by Customer pursuant to Article 5 and such failure is for reasons other than the inability of a Downstream Pipeline to take delivery of Customer's Gas, such inability being not reasonably within the control of Customer, then FLNG may, at its option, take title to same free and clear of any Claims, and sell or otherwise dispose of such Customer's Inventory using good faith efforts to obtain the best available prices and to minimize costs. Customer shall indemnify, defend and hold harmless FLNG, its Affiliates, and their respective directors, officers, members and employees, for the actual and reasonable costs incurred by FLNG as a result of such sale or other disposition by FLNG. FLNG shall credit to Customer's account the net proceeds from the sale or other disposition of Customer's Inventory to which it takes title hereunder, minus transportation costs, third party charges, and an administrative fee of U.S. $0.05 per MMBTU; provided, however, that if the amount of the credit exceeds the amount due to FLNG under the next monthly statement, then FLNG agrees to pay any such excess amount to Customer within five (5) Business Days after delivery of such monthly statement.

3.5   Freeport Services Manual

      Acting as a Reasonable and Prudent Operator, FLNG shall develop and maintain a single services manual applicable to Customer and all Other Customers which contains detailed implementation procedures necessary for performance of this Agreement and agreements with Other Customers with regard to the matters set forth in Exhibit B attached hereto (but excluding the matters governed by the Freeport Facility Marine Operations Manual). In developing such a manual, FLNG shall provide Customer with a preliminary draft of the same (the "Preliminary Services Manual"). If Customer desires to consult with FLNG regarding the contents of the Preliminary Services Manual, Customer shall, no later than fifteen (15) days from delivery of said manual by FLNG, request to meet with FLNG by providing notice thereof to FLNG, and FLNG shall, no later than thirty
      (30) days after receipt of such notice, meet with Customer to discuss said manual. If (a) Customer does not submit the foregoing notice to FLNG on a timely basis or (b) Customer and FLNG meet pursuant to such a notice and are able during such meeting to agree upon revisions to the draft, then such draft, as so revised (and as amended from time to time), shall constitute the "Freeport Services Manual". If Customer and FLNG meet pursuant to the foregoing notice and are unable during such meeting to agree upon revisions to the Preliminary Services Manual, then FLNG shall determine, while using its reasonable efforts to accommodate Customer's views, the Freeport Services Manual. In the event FLNG intends to amend the Freeport Services Manual, then FLNG shall follow the procedure set forth above in relation to the Preliminary Services Manual. FLNG shall deliver to Customer and all Other Customers a copy of the Freeport Services Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be. Customer shall comply, and shall cause its Scheduling Representative to comply, with such Freeport Services Manual in all respects. FLNG will undertake to develop a Freeport Services Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Freeport Services Manual, the terms of this Agreement shall control.

                                    ARTICLE 4
                            COMPENSATION FOR SERVICES

4.1   Fee

      Customer shall, as full compensation for the performance by FLNG of its obligations under this Agreement (including the provision of Peaking Gas), bear the Retainage and pay to FLNG the sum of the following components (such sum collectively referred to as the "Fee") in respect of the period from the later of the Commercial Start Date or Substantial Completion until the end of the Term (the "Payment Period"):

      (a)      Reservation Fee.

          (i) A monthly reservation fee (the "Reservation Fee") consisting of the following:

               a.        ***

               b.        A monthly amount (the "FLNG Component"), calculated as
                    the product of:

                    (x) the quotient of the Maximum LNG Reception Quantity divided by twelve (12); multiplied by

                    (y)  U.S. $0.05;

               c.        A monthly installment in relation to certain fixed
                    operating costs of FLNG (the "FOC Installment") that is subject to adjustment in accordance with a yearly reconciliation (the "FOC Reconciliation"), wherein the FOC Installment and the FOC Reconciliation are calculated as follows:

                    (x) The FOC Installment shall equal the product of the FOC Ratio multiplied by the Budgeted FOC for the following month; and

                    (y) The FOC Reconciliation shall equal the positive or negative difference between (i) the product of the FOC Ratio multiplied by the Actual FOC attributable to the prior year and (ii) the sum of all FOC Installments attributable to and paid for the prior year;

               d.        A monthly installment (the "Crest Installment") that is
                    subject to adjustment in accordance with a yearly reconciliation (the "Crest Reconciliation"), wherein the Crest Installment and the Crest Reconciliation are calculated as follows:

                    (x) The Crest Installment shall equal the product of the C Ratio multiplied by the Crest Payment; and

                    (y) The Crest Reconciliation shall equal the positive or negative difference between (i) the product of (a) the actual amount paid by FLT to Crest Investment Company under the Crest Contract and attributable to the prior year multiplied by (b) the C Ratio and (ii) the sum of all Crest Installments attributable and paid for the prior year;

               e.        A monthly payment equal to all Awards incurred in the
                    prior month (the "Awards Installment"), but excluding Awards under LNG terminalling services agreements with Other Customers;

          (ii) The ***, the FLNG Component, the FOC Installment and the Crest Installment shall be payable monthly in advance. The Awards Installment shall be payable monthly in arrears. The FOC Reconciliation and the Crest Reconciliation shall be payable annually in arrears in March of each year;

      (b) Incremental Costs. The following incremental costs (the "Incremental Costs") payable in arrears:

          (i) the actual electric power cost associated with the Services provided hereunder to Customer, calculated as an amount equal to the product of (x) all electric power costs incurred at the Freeport Facility and all Gas Storage Facilities during the applicable period times (y) a fraction, the numerator of which is Customer's LNG received at the Freeport Facility during such period and the denominator of which is the quantity of LNG received at the Freeport Facility during such period for the account of Customer and all Other Customers (provided, however, that FLNG shall use reasonable efforts to (x) minimize all such electric power costs, and (y) obtain the best commercial rates for electric services available at the location of the Freeport Facility given the intended use of the Freeport Facility and its twenty-four (24) hour operation);

          (ii) the actual amount of all reasonable incremental direct costs, if any, incurred by FLNG for berthing an LNG Vessel after sunset at the Freeport Facility;

          (iii) the actual amount of all reasonable incremental direct costs, if any, incurred by FLNG when an LNG Vessel arrives more than three (3) hours after the ETA set forth in the Third Notice delivered pursuant to Section 9.4(c)(iii), provided that if such a delay is directly caused by a Governmental Authority or a Force Majeure, then fifty percent (50%) of such reasonable incremental direct costs; and

          (iv)      excess berth fees, if any, under Section 9.9(b)(iii); and

      (c) Excess Reception Fee. An excess reception fee (the "Excess Reception Fee") if, in any Contract Year, FLNG receives quantities of LNG for Customer's account in excess of the Maximum LNG Reception Quantity, payable in arrears upon Customer exceeding the Maximum LNG Reception Quantity. The Excess Reception Fee shall equal an amount equal to U.S. $*** per MMBTU received by FLNG in excess of the Maximum LNG Reception Quantity.

4.2   Retainage

      For purposes of this Agreement, the term "Retainage" means the aggregate of (a) the product of (i) the actual amount of all LNG used as fuel for the Freeport Facility multiplied by (ii) a fraction, the numerator of which is Customer Actual Capacity and the denominator of which is Aggregate Actual Capacity, and (b) Customer's allocable portion of all other unavoidable actual losses in Gas and LNG inventory at the Freeport Facility in connection with performance of the Services, including losses from Gas Storage, such allocable portion to be based on the ratio that the Customer Actual Capacity for a Contract Year bears to the Aggregate Actual Capacity for such Contract Year.

4.3   Services Unavailability

      If some or all of the Services are unavailable to Customer on any day (or portion of a day) during the Term as a result of (a) an unexcused failure of FLNG, (b) Force Majeure, or (c) an unscheduled curtailment or temporary discontinuation of Services pursuant to Section 18.2 (collectively a "Services Unavailability"), the Parties agree that the Reservation Fee shall ***. For the avoidance of doubt, the foregoing is without prejudice to the fact that Customer shall not be obligated to pay the Reservation Fee other than in respect of the Payment Period.

4.4   New Regulatory Costs or Taxes

      If, subsequent to the Effective Date:

      (a) FERC or any other Governmental Authority as a result of change in law or regulation requires FLNG to incur any material cost not originally foreseen at the time of this Agreement ("New Regulatory Costs"); or

      (b) any Governmental Authority imposes any new material Taxes on the Services or increases materially the rate of existing Taxes on the Services ("New Taxes") other than Taxes on the capital revenue or income derived by FLNG;

      then the Parties shall meet with a view to agreeing on amendments to this Agreement with respect to the equitable allocation of such New Regulatory Costs and/or New Taxes by and among the Parties and Other Customers. If the Parties fail to reach agreement within ninety (90) days of the commencement of such negotiations, either Party shall have the right within thirty (30) days thereafter to request arbitration pursuant to
      Article 22 to allocate the effect of New Regulatory Costs or New Taxes between the Parties and Other Customers. The arbitrators shall determine a method by which the effects thereof may be equitably allocated among the Parties and the Other Customers. The arbitrators shall be authorized to modify this Agreement in accordance with their resolution of such allocation. The terms "equitable allocation" or "equitably allocated" under this Section 4.4 shall take into account the timing of when FLNG incurs New Regulatory Costs and/or New Taxes, the portions of LNG terminalling services contracted by Customer and by Other Customers with FLNG, the remaining duration of the Term and of the term of the terminal use agreement with each Other Customer, and the useful life of any capital items installed or upgraded as a result of the event that gave rise to the New Regulatory Cost or New Tax.

4.5   Services Provided to Other Customers

      (a) Identity of Other Customers. FLNG shall from time to time inform Customer of the identity of all Other Customers who have signed with FLNG terminal use agreements having a term of at least *** years.

      (b) No Representation or Warranty. Customer acknowledges that (a) the compensation paid by Customer from time to time for Services may be less than, or more than, the price paid by Other Customers for the same or similar LNG terminalling services, and (b) FLNG makes no representations or warranties to Customer in this regard.

      (c) Terminal Use Agreements with Other Customers. In its negotiation of terminal use agreements with Other Customers, FLNG shall use best efforts to include shipping, scheduling and operational provisions that are consistent in all material respects with the provisions in
          Article 5, Article 8, Article 9, Article 10 and Article 11 herein.

4.6   Relief from Certain Payments for Annual Shortfall

      (a) Relief from Payment for Annual Shortfall. If Customer's LNG for a Contract Year is less than the Maximum LNG Reception Quantity for such Contract Year, the amounts paid by Customer under Section 4.1(a)(i) shall be adjusted (pursuant to the provisions of Sections 4.6(b) and 4.6(c)) to relieve Customer from paying U.S. $0.05 on any Annual Shortfall. For purposes of this Section 4.6, an "Annual Shortfall" shall mean the positive quantity in MMBTUs resulting after applying the following formula:

                    Annual Shortfall =   Maximum LNG Reception Amount for
                                         Contract Year - Available LNG for the
                                         Contract Year

      (b) Monthly Reduction of FLNG Component. Notwithstanding Section 4.6(a) but subject to Section 4.6(c), Customer shall be entitled to a reduction in the FLNG Component for any month if Customer delivers a certificate signed by an authorized representative of Customer confirming that a Monthly Shortfall occurred in the immediately prior month (the "QS Month"). For purposes of this Section 4.6(b), a "Monthly Shortfall" shall mean the positive quantity in MMBTUs resulting after applying the following formula:

                    Monthly Shortfall =  (Maximum LNG Reception Amount for
                                         Contract Year / 12) - Available LNG
                                         for the QS Month

          Upon timely receipt of the aforementioned certificate, the FLNG Component for the QS Month shall be reduced by the product of the Monthly Shortfall multiplied by U.S.$ 0.05. Such reduction in the FLNG Component shall be reflected as a credit to Customer in the monthly statement issued under Section 12.1 as follows: (i) if such certificate is received on or before the fifth (5/th/) day of the month immediately following the QS Month, the credit to Customer for such difference shall be reflected in the next monthly statement issued by FLNG; or (ii) if such certificate is received after the fifth (5/th/) day of the month immediately following the QS Month, the credit to Customer for such difference shall be reflected in the monthly statement issued by FLNG in the month following the month in which the certificate was received, provided that such certificate was received prior to thirty (30) days the end of the Contract Year.

      (c) Annual Reconciliation. If one or more reductions in the FLNG Component occurred during the Contract Year under Section 4.6(b), then within sixty (60) days after the end of the Contract Year, Customer shall deliver to FLNG a detailed statement, confirmed by an independent auditing firm appointed by Customer, of the amount of the Annual Shortfall. In the event Customer is unable within a reasonable time to cause an independent auditing firm to issue such a confirmation for a commercially reasonable price, then Customer shall not be required to obtain such confirmation but shall make sufficient information available to FLNG to enable FLNG to determine the accuracy of such detailed statement. The sum of all FLNG Components for such prior Contract Year shall be adjusted via a reconciliation (the "Annual Shortfall Reconciliation"), which shall equal the positive or negative difference between (i) the sum of all FLNG Components for such Contract Year (as adjusted pursuant to Section 4.6(b)) and (ii) the sum of all FLNG Components for such Contract Year which should have been payable as a result of the Annual Shortfall confirmed by the independent auditing firm. The Annual Shortfall Reconciliation shall be reflected as a charge or credit, as the case may be, to Customer in the monthly statement issued by FLNG under Section 12.1.

      (d) Available LNG. For purposes of this Section 4.6, "Available LNG" means ***

          (i)       ***

          (ii)      ***

          ***. For the purposes of this Section 4.6, quantities of LNG attributable to a Temporary Release or to an assignment of a portion of the Services Quantity under Section 19.2 shall be deemed to be Available LNG. Notwithstanding this Section 4.6(d), Available LNG shall be deemed to equal the Maximum LNG Reception Amount for each Contract Year during the Build-Up Period. For the avoidance of doubt, the above determination of Available LNG shall at all times include Customer's LNG.

                                    ARTICLE 5
                                   SCHEDULING

5.1   Customer LNG Receipt Schedule

      (a) FLNG Deliverables. Not later than one hundred twenty (120) days prior to the beginning of each Scheduling Period, FLNG shall provide to the Scheduling Representative a non-binding written assessment of the dates of any planned maintenance to or modifications of the Freeport Facility for such Scheduling Period and the expected impact of such activities on the availability of Services. FLNG shall use reasonable efforts to limit the number of days of any planned maintenance to or modifications of the Freeport Facility.

      (b) Notice from Scheduling Representative. Not later than one hundred five (105) days prior to the beginning of each Scheduling Period, the Scheduling Representative shall notify FLNG of the following:

          (i) a programming schedule for the unloading of (x) up to the Maximum LNG Reception Quantity over the course of the next Contract Year as well as (y) up to *** percent (***%) of the Maximum LNG Reception Quantity for the next succeeding Contract Year (such percentage to be adjusted to reflect any partial Contract Year) over the course of the last three months of the Scheduling Period, which schedule shall specify, for each Unloading Window, the proposed arrival date (the "Arrival Date") of the applicable LNG Vessel and which Arrival Date must (x) result in a delivery pattern whereby deliveries in any given month do not materially exceed ***, (y) the result in deliveries in any given month ***, and (z) take into consideration the planned maintenance and modification dates furnished to Customer by FLNG as set forth in Section 5.1(a); and

          (ii) for each Arrival Date proposed pursuant to Section 5.1(b)(i), the name of the LNG Vessel expected to deliver LNG to the Freeport Facility (if the identity of the LNG Vessel is known to Customer at such time), the Expected Receipt Quantity, and the anticipated quality (expressed in terms of Gross Heating Value) of the LNG to be delivered at the Receipt Point during the Scheduling Period.

      (c) Notices from Other Customers. Customer acknowledges that Other Customers will submit similar notices to FLNG regarding the matters provided for in Section 5.1(b)

      (d) Preliminary Receipt Schedule. *** shall take into consideration the notices that it receives from the Scheduling Representative and the Other Customers and, not later than ninety (90) days prior to the beginning of each Scheduling Period, *** shall issue to *** via the *** (or via an alternative *** if the *** is unavailable) a preliminary receipt schedule for such Scheduling Period (the "***

          Preliminary Receipt Schedule") In issuing a *** Preliminary Receipt Schedule for a particular Scheduling Period, *** shall not alter, absent *** request, any Scheduled Unloading Window allocated to *** for the last *** months of the Customer LNG Receipt Schedule for the prior Scheduling Period. Customer may propose to FLNG to change any such Scheduled Unloading Window, and FLNG agrees to give due consideration to, and use reasonable efforts to accommodate, such change. The *** Preliminary Receipt Schedule shall set forth (i) *** and (ii) *** for purposes of changes pursuant to Section 5.1(h).

      (e) Other *** Preliminary Receipt Schedules and Mutual Cooperation. *** acknowledges that *** will issue to *** via the *** a preliminary receipt schedule similar to the *** Preliminary Receipt Schedule described in Section 5.1(d), but customized for each such *** ("*** Preliminary Receipt Schedules"). *** also acknowledges that conflicts will occur in the preparation of the Preliminary Receipt Schedule and *** Preliminary Receipt Schedules because of the joint use of the Freeport Facility among Customer and Other Customers. Accordingly, the Parties agree to cooperate with each other to resolve any such conflict.

      (f) Consultation; Customer LNG Receipt Schedule. If the Scheduling Representative desires to consult with *** regarding the contents of the *** Preliminary Receipt Schedule, the Scheduling Representative shall, no later than fifteen (15) days from the issuance of the *** Preliminary Receipt Schedule, request to meet with *** by providing notice thereof (the "Consultation Notice") to ***, and *** shall, no later than fifteen (15) days after receipt of the Consultation Notice, meet with the Scheduling Representative to discuss the *** Preliminary Receipt Schedule. If (i) the Scheduling Representative does not submit a Consultation Notice to *** on a timely basis or (ii) the Scheduling Representative and *** meet pursuant to a Consultation Notice and are able during such meeting to agree upon revisions to the *** Preliminary Receipt Schedule, then such *** Preliminary Receipt Schedule, as so revised (and as updated from time to time for such Scheduling Period by *** via the ***, such updates to be made in accordance with this Agreement and the Freeport Services Manual), shall constitute the "Customer LNG Receipt Schedule". If the Scheduling Representative and *** meet pursuant to a Consultation Notice and are unable during such meeting to agree upon revisions to the *** Preliminary Receipt Schedule, then *** shall determine, while using its reasonable efforts to accommodate Customer's views, the Customer LNG Receipt Schedule with the understanding that, for purposes of such determination, no Major Customer shall be given any preference in scheduling over any other Major Customer but Major Customers shall be given preferential consideration in scheduling over Non-Major Customers. FLNG shall issue via the *** (or via an alternative *** if the *** is unavailable) the Customer LNG Receipt Schedule no later than sixty (60) days prior to the first day of the Scheduling Period. The Customer LNG Receipt Schedule shall set forth
          (i) *** and (ii) ***.

      (g) Other Customer LNG Receipt Schedules. Customer acknowledges that FLNG shall issue to each Other Customer a final receipt schedule similar to the Customer LNG Receipt Schedule described in Section 5.1(f) but customized for each such Other Customer (such schedules referred to as "Other Customer LNG Receipt Schedules").

      (h) Adjustment to Scheduling Periods. Upon written request by the Customer, FLNG shall use reasonable efforts to modify the time periods expressly set forth in Sections 5.1(a), 5.1(b), 5.1(d), and 5.1(f) to allow Customer to interface these periods with corresponding time periods for scheduling agreed upon by Customer and its LNG Suppliers. For purposes of this Section 5.1(h), FLNG shall be deemed to have used reasonable efforts if FLNG rejects Customer's request because it determines, acting as a Reasonable and Prudent Operator, that any such modification would infringe on the rights of Other Customers.

      (i) Customer Changes to Customer LNG Receipt Schedule. The Parties agree as follows:

          (i) Subject to the terms of this Section 5.1(i), at any time following the issuance of the Customer LNG Receipt Schedule, the Scheduling Representative may submit to FLNG a written request to change a Scheduled Unloading Window to an Unloading Window that is not presently allocated to Customer or Other Customers and which FLNG is making available to Customer and Other Customers under the Customer LNG Receipt Schedule (such request to change, an "Customer Open Window Request"). Customer understands that (x) Other Customers shall also have the right to submit to FLNG similar scheduling requests (each an "Other Customer Open Window Request"), (y) *** and (z) *** as soon as possible but not later than 5:00 p.m., Central Time of the Business Day following the date of receipt by FLNG of the applicable Open Window Request. Upon accepting an Open Window Request, FLNG shall notify Customer and Other Customers thereof via the *** (or via an alternative electronic means of transmitting written communications if the *** is unavailable). Notwithstanding anything herein to the contrary, Customer shall use its reasonable efforts to keep to a minimum the number of Customer Open Window Requests it submits to FLNG.

          (ii) Subject to the terms of this Section 5.1(i), at any time following the issuance of the Customer LNG Receipt Schedule, the Scheduling Representative may submit to FLNG a written request to change a Scheduled Unloading Window to a forty-eight (48) hour period that is unavailable to Customer under the Customer LNG Receipt Schedule (such change, a "Change Request"). Customer acknowledges that any Change Request will (x) *** and (y) ***. Accordingly, FLNG shall ***, any Change Request and shall notify Customer thereof via the *** (or via an alternative electronic means of transmitting written communications if the *** is unavailable) within three (3) Business Days of its receipt of a

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

               Change Request. Notwithstanding anything herein to the contrary, Customer shall use *** to keep to a minimum the number of Change Requests it submits to FLNG, and FLNG shall use its reasonable efforts to accommodate Customer's Change Requests.

      (j) Other Modifications Due to Services Availability. If, for any Scheduled Unloading Window, Customer is unable, due to a Services Unavailability, to berth and unload an LNG Vessel, each affected Scheduled Unloading Window allocated to Customer during such period shall be ***, to the extent affected. Except as otherwise provided in
          Section 5.1(i), the Customer LNG Receipt Schedule shall be considered firm and shall not be subject to change by FLNG; provided, however, that FLNG ***, with preference to Major Customers, if such Services Unavailability caused the *** of one or more Scheduled Unloading Windows allocated to Customer and/or Other Customers, in order to maximize efficient usage of the Freeport Facility to assist Customer and Other Customers to unload quantities of LNG which would otherwise have been unloaded at the Freeport Facility during such cancelled Scheduled Unloading Windows. Moreover, in the event of a Services Unavailability, FLNG shall make reasonable efforts to *** of redelivery of Gas for Customer and Other Customers to maximize efficient usage of the Freeport Facility to assist Customer and Other Customers to *** which would otherwise have been received at the Delivery Point during such Services Unavailability.

5.2   Gas Delivery Procedure

      (a) Preliminary Nomination Schedule. Not later than the fifteenth (15/th/) day of each month, commencing the month immediately prior to the Commercial Start Date, FLNG shall provide to the Scheduling Representative a nomination schedule (the "Preliminary Nomination Schedule") that sets forth, for each day of the ensuing month, the following:

          (i)       the ***; and

          (ii) all *** which, at the time of notification of the Preliminary Nomination Schedule, FLNG acting as a Reasonable and Prudent Operator *** from the Freeport Facility; provided, however, that FLNG shall not be obligated to offer or deliver *** to Customer or Other Customers to the extent that a Reasonable and Prudent Operator would not obligate itself to do so under similar circumstances and conditions.

          For the avoidance of doubt, FLNG shall be obligated to make available to Customer the quantities of *** notified in the Preliminary Nomination Schedule, as allocated pursuant to Section ***.

      (b) Daily Records. Commencing on the Commercial Start Date, FLNG shall, on each Business Day by the time specified in the Freeport Services Manual, post on the *** for access by Customer certain daily records (the "Daily Records"), including the following:

          (i) Customer's Inventory held as of 11:59 p.m., Central Time on the day preceding the posting of the Daily Records;

          (ii) the estimated quantity of Customer's Inventory expected to be held in Storage as of 11:59 p.m., Central Time on the Business Day on which the Daily Records are posted, taking into account expected receipts and deliveries during such Business Day;

          (iii) if applicable, the estimated quantity of Customer's Inventory expected to be held in Storage as of 11:59 p.m., Central Time on any non-Business Day occurring between the Business Day on which the Daily Records are posted and the next Business Day, taking into account expected receipts and deliveries during such Business Days; and

          (iv) either (x) the total quantity of ***, if any, which FLNG acting as a Reasonable and Prudent Operator has determined on such Business Day will be *** on the Business Day following the posting of the Daily Records or (y) if such posting falls on a Business Day that precedes any non-Business Day, the total quantity of ***, if any, which FLNG acting as a Reasonable and Prudent Operator has determined on such Business Day ***; provided, however, that FLNG shall not be obligated to offer or deliver *** to Customer or Other Customers to the extent that a Reasonable and Prudent Operator would not obligate itself to do so under similar circumstances and conditions; provided, however, that the total quantity posted on the Daily Records may be no less than those provided pursuant to Section 5.2(a)(ii).

      (c) Gas Nomination. Commencing on the Commercial Start Date, the Scheduling Representative shall, on each Business Day by the time specified in the Freeport Services Manual, nominate the quantities of Gas (including Peaking Gas, if available) that Customer desires to be delivered to it at the Delivery Point on the next Business Day and any intervening days that are not Business Days (such next day(s) hereinafter referred to as a "Delivery Date") by providing notice thereof (the "Nomination Notice") to FLNG. Subject to Section 3.3(a), the quantities nominated by the Scheduling Representative in a Nomination Notice shall in no event be less than the *** nor more than the ***, except in the case of nominations of *** where the Scheduling Representative must, in the Nomination Notice, request the *** as well as the quantities of *** requested by Customer for delivery. In the event FLNG does not receive a Nomination Notice on a timely basis, the Scheduling Representative shall be deemed to have nominated the ***.

      (d) Variations in Daily Redelivery Rates. FLNG shall use reasonable efforts to designate in the Freeport Services Manual certain blocks of time during a day on which Customer and Other Customers may elect to vary the rates by which FLNG is to redeliver Gas nominated for a given day without exceeding the total quantity of Gas nominated. If FLNG chooses to designate such blocks of time and Customer desires to vary its rates, Customer shall, in a Nomination Notice, set forth the specific quantities of Gas to be redelivered by FLNG during such blocks.

      (e) Other Customer Nomination Notices. Customer acknowledges that Other Customers shall provide to FLNG notices similar to the Nomination Notice described in Section 5.2(c).

      (f) Allocation of ***; *** Notice. Customer understands that if quantities of *** are made available to Customer and Other Customers pursuant to Sections 5.2(a) and 5.2(iv), each of Customer and the Other Customers shall have the option to nominate all or any portion of such quantities through the notices provided for in Sections 5.2(c) and 5.2(d). FLNG shall allocate such *** as provided in Section *** and, for any given day, shall notify Customer of the quantities of *** allocated to Customer within the time specified in the Freeport Services Manual.

5.3   Standard

      FLNG shall act as a Reasonable and Prudent Operator in performing the scheduling activities required by this Article 5.

5.4   Scheduling Representative

      By no later than one month prior to the Commercial Start Date, Customer shall appoint an individual to act as Scheduling Representative for the purposes of this Article 5; provided, however, that Customer shall have the right to change the identity of the Scheduling Representative at any time by notice to FLNG. Unless otherwise stated herein, Customer hereby authorizes the Scheduling Representative to do and perform any and all acts for and on behalf of Customer with regard to scheduling matters provided for in this Article 5.

5.5   Scheduling Coordination Among Customer and Other Customers

      Customer shall have the right to request FLNG to arrange a joint meeting with Other Customers with respect to any matter in relation to the performance of this Article 5. FLNG shall use reasonable efforts to organize such a meeting, provided that FLNG may elect to include additional Other Customers if ***. If the Other Customers invited by FLNG agree to participate in such a joint meeting between Customer, Other Customers and FLNG, the joint meeting shall be held as soon as possible. Unless otherwise agreed, any such joint meeting shall be held in Houston, Texas or by telephone, as appropriate.

                                    ARTICLE 6
                               RELEASE OF SERVICES

6.1   General

      Customer may assign (a) all or a part of the Services Quantity as a Temporary Release in accordance with Section 6.2, or (b) all or a part of the Services Quantity in accordance with Article 19.

6.2   Temporary Release

      (a) General. Customer may from time to time assign part of the Services Quantity in writing to a third party (a "Temporary Customer") on a temporary basis for not more than the remainder of the then existing Scheduling Period (each such partial assignment referred to herein as a "Temporary Release"). Customer shall have the right to have ongoing at any given time up to *** Temporary Releases for each *** MMBTUs of Maximum LNG Reception Quantity.

      (b) Conditions. A Temporary Release shall be subject to the following conditions:

          (i) Notice and Consent. No Temporary Release shall be permitted, or shall become effective, unless and until:

               a.        The proposed Temporary Release is consistent with the
                    terms and conditions of this Agreement;

               b.        The Services Quantity that Customer seeks to assign by
                    way of a proposed Temporary Release includes only Scheduled Unloading Windows under the Customer LNG Receipt Schedule;

               c.        Customer has (x) delivered to FLNG a written notice in
                    the form set forth in the Freeport Services Manual (a "Release Notice") disclosing in sufficient detail the terms and conditions of the proposed Temporary Release relevant to the Services Quantity for FLNG to be able to carry out its obligations under this Article 6, including the proposed effective date and expiration date of the Temporary Release but excluding any sensitive pricing information related thereto, and (y) furnished to FLNG all information reasonably requested by FLNG with respect to such Temporary Release; and

               d.        Except as otherwise provided below, FLNG has consented
                    to the Temporary Release by executing the Release Notice, such consent not to be unreasonably withheld or delayed; provided, however, that a Temporary Release to an Affiliate of Customer or an LNG Supply Project that complies in all respects with the provisions of Sections 6.2(b)(i)a through 6.2(b)(i)c shall not require the consent of FLNG.

          (ii) Temporary Releases for Subsequent Scheduling Periods. Notwithstanding the requirement in Section 6.2(a) that a proposed Temporary Release relate to the then existing Scheduling Period, in order to assist Customer in its long-term business planning, Customer shall be entitled to submit to FLNG from time to time Temporary Releases for subsequent Scheduling Periods. Subject to the same consent rights (if any) set forth in Section Section 6.2(b)(i)d, FLNG shall execute a Release Notice for such Temporary Release for a subsequent Scheduling Period.

          (iii) Authorization. Following the execution by FLNG of the Release Notice, FLNG shall be authorized to perform the specified portion of the Services Quantity for Temporary Customer, subject to the provisions of this Agreement. In relation to a Temporary Release, Temporary Customer shall be fully authorized to act on behalf of Customer, and FLNG shall be entitled to rely on the nominations, notices and other submissions communicated to FLNG by the Temporary Customer in relation to the Temporary Release as if such nominations, notices and other submissions had been made by Customer itself. In the event of a conflict between the terms of the nominations, notices and other submissions issued by the Temporary Customer in relation to the Temporary Release and those issued by Customer, the terms issued by Customer shall control.

          (iv) No Effect on ***. For the avoidance of doubt, a Temporary Release shall in no event increase the ***.

          (v) Performance. Commencing on the Release Date and continuing through the expiration or termination of the Temporary Release,
               (i) FLNG shall perform the Services assigned to Temporary Customer under the Temporary Release, and (ii) Customer shall cause Temporary Customer to perform, for the benefit of FLNG, all requirements and obligations of Customer under this Agreement in relation to the Temporary Release.

          (vi) Expiration of Temporary Release. Except as otherwise provided herein, FLNG shall render Services to Temporary Customer for the period set forth in the Temporary Release (such period herein referred to as the "Temporary Term"). Customer shall ensure that the Temporary Release Inventory is reduced to zero
               (0) MMBTUs as of the last day of the Temporary Term. In the event that the Temporary Release Inventory is not reduced to zero (0) MMBTU on last day of the Temporary Term, the Temporary Release Inventory remaining thereafter shall be deemed solely as Customer's Inventory.

          (vii) Remedial Actions. In the event Temporary Customer's actions are inconsistent with the requirements of this Agreement, FLNG shall provide written notice thereof to Customer. Customer shall (x) inform FLNG within five (5) days of its receipt of FLNG's notice of the remedial actions it intends to take to cause Temporary Customer's actions to be consistent with the requirements of this Agreement, and (y) cause Temporary Customer to be in compliance herewith within thirty (30) days after delivery of FLNG's notice. In the event Customer is unable to cause Temporary Customer to be in compliance herewith, FLNG may terminate the Temporary Release by written notice to Customer.

          (viii) Customer Responsibility. Customer shall ensure that each Temporary Release is performed in a manner consistent with the Release Notice and the terms and provisions of this Agreement. Notwithstanding anything in this Article 6 to the contrary, FLNG shall invoice Customer in accordance with the provisions of
               Section 12.1 for the Fee attributable to a Temporary Release, and Customer shall pay, or cause to be paid, the Fee attributable to a Temporary Release. No Temporary Release or anything in this
               Section 6.2 shall relieve Customer of any responsibility or liability under this Agreement. Customer shall remain liable to FLNG for all obligations of Customer and Temporary Customer in connection with any Temporary Release, and in this regard Customer shall be fully responsible to FLNG for the performance of the Temporary Release.

          (ix) No Third Party Beneficiary. A Temporary Customer is not intended to be, and shall not be construed to be, a third-party beneficiary of this Agreement, nor shall a Temporary Release, or anything contained in this Agreement, create any contractual or quasi-contractual relationship or obligation between any Temporary Customer and FLNG.

                                    ARTICLE 7
                                      TERM

7.1   Term

      (a) Initial Term. Subject to the provisions of this Agreement, the term of this Agreement (the "Term") shall consist of the Initial Term and, if applicable, any Extension Term. The initial term of this Agreement (the "Initial Term") shall commence on the later of the Effective Date or the Commercial Start Date, and shall continue thereafter until February 28, 2033 (the day on which the initial term of the Freeport Facility Lease expires).

      (b) Extensions. Except as otherwise provided herein, at the expiration of the Initial Term, Customer shall have the right to up to six (6) additional ten (10) year extension terms (each an "Extension Term"), the first of which shall commence on March 1, 2033 and continue until February 28, 2043. If Customer desires to extend this Agreement by any Extension Term, Customer must notify FLNG's of its good faith desire to elect the applicable Extension Term at least four
          (4) years
          prior to the expiration of the then current term. Notwithstanding the foregoing, Customer shall not have the right to elect an Extension Term in the event the Freeport Facility Lease is either not in effect at the time of its election notice or will not be in effect during the period of any such Extension Term

7.2   Commencement of Deliveries

      In accordance with the procedure set forth in this Section 7.2, FLNG shall notify Customer of the date on which Services for Customer will commence at the Freeport Facility (the final date so notified being the "Commercial Start Date"). The Commercial Start Date shall be a date within the period from April 1, 2007 to March 31, 2008 (such period being the "First Window Period"). The First Window Period shall be narrowed pursuant to the following provisions:

      (a) No later than December 1, 2006, FLNG shall notify Customer of a two hundred seventy (270) day window ("Second Window Period") falling within the First Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Second Window Period shall be the latest possible two hundred seventieth (270/th/) day window period within the First Window Period;

      (b) No later than ninety (90) days in advance of the first day of the Second Window Period, FLNG shall notify Customer of a one hundred eighty (180) day window ("Third Window Period") falling within the Second Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Third Window Period shall be the latest possible one hundred eighty (180) day window period within the Second Window Period;

      (c) No later than sixty (60) days in advance of the first day of the Third Window Period, FLNG shall notify Customer of a ninety (90) day window ("Fourth Window Period") falling within the Third Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Fourth Window Period shall be latest possible ninety (90) day window period within the Third Window Period;

      (d) No later than thirty (30) days in advance of the first day of the Fourth Window Period, FLNG shall notify Customer of a sixty (60) day window ("Fifth Window Period") falling within the Fourth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Fifth Window Period shall be the latest possible sixty (60) day period within the Fourth Window Period;

      (e) No later than fifteen (15) days in advance of the first day of the Fifth Window Period, FLNG shall notify Customer of a thirty (30) day window ("Sixth Window Period") falling within the Fifth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Sixth

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

          Window Period shall be the latest possible thirty (30) day period within the Fifth Window Period;

      (f) No later than seven (7) days in advance of the first day of the Sixth Window Period, FLNG shall notify Customer of a fifteen (15) day window ("Final Window Period") falling within the Sixth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Final Window Period shall be the latest possible fifteen (15) day period within the Fifth Window Period; and

      (g) No later than three (3) days in advance of the first day of the Final Window Period, FLNG shall notify Customer of the Commercial Start Date falling within the Final Window Period; provided that if FLNG fails to give timely notice of same, the Commercial Start Date shall be the latest possible day in the Final Window Period.

      The Commercial Start Date shall be the date so notified, regardless of whether any unloading of Customer's LNG at the Freeport Facility actually occurs on such date.

7.3   Delay Caused by Force Majeure

      Should an event of Force Majeure occur that has the effect of delaying the Commercial Start Date, then the Commercial Start Date shall be postponed or delayed to fully address the effects of such event.

7.4   Construction Progress Reports

      Beginning on April 1, 2004 and every quarter thereafter until the Commercial Start Date, FLNG shall furnish to Customer an interim progress report (collectively the "Progress Reports") specifying the progress since the last report and the expected progress towards completing the construction, testing and operational start-up of the Freeport Facility. Each Progress Report shall include the status and progress of all construction, an update of the construction schedule, and any other information which Customer has reasonably requested in writing in advance to enable Customer to evaluate the status and progress of construction, testing and operational start-up of the Freeport Facility.

                                    ARTICLE 8
                                FREEPORT FACILITY

8.1   Freeport Facility

      (a) Standard of Operation. By the Commercial Start Date, FLNG shall cause the Freeport Facility to be constructed and commissioned. On and after the Commercial Start Date, FLNG shall at all times provide, maintain and operate (or cause to be provided, maintained and operated) the Freeport Facility in accordance with the following: (i) International LNG Terminal Standards; and (ii) to the extent not inconsistent with International LNG Terminal Standards, such good and prudent practices as are generally followed in the LNG industry by

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

          Reasonable and Prudent Operators of LNG receiving and regasification terminals. On and after the Commercial Start Date, FLNG shall at all times provide, maintain and operate (or cause to be provided, maintained and operated) the Freeport Facility Pipeline in accordance with (i) Pipeline Standards; and (ii) to the extent not inconsistent with Pipeline Standards, such good and prudent practices as are generally followed by Reasonable and Prudent Operators of U.S. Gas pipelines.

      (b) Facilities to be Provided. Without limiting Section 8.1(a), the Freeport Facility shall include the following:

          (i)       appropriate systems for communications with LNG Vessels;

          (ii) berthing facilities capable of receiving an LNG Vessel having a displacement of no more than 150,000 tonnes, an overall length of no more than 1,050 feet, a beam of no more than 165 feet, and a draft of no more than 42 feet, which LNG Vessels can safely reach, fully laden, and safely depart, and at which LNG Vessels can lie safely berthed and unload safely afloat;

          (iii) lighting sufficient to permit unloading operations (other than berthing or departing berth) by day or by night, to the extent permitted by Governmental Authorities (it being acknowledged, however, that FLNG shall in no event be obligated to allow nighttime berthing operations at the Freeport Facility if FLNG determines, acting as a Reasonable and Prudent Operator, that such operations during nighttime hours could pose safety or operational risks to the Freeport Facility, an LNG Vessel, or a third party);

          (iv) unloading facilities capable of receiving LNG at a rate of no less than 10,000 Cubic Meters per hour when the pressure at the Receipt Point is at least 5.6 bars (gauge), with three (3) unloading arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

          (v) a vapor return line system of sufficient capacity to transfer to an LNG Vessel quantities of Gas necessary for the safe unloading of LNG at required rates, pressures and temperatures;

          (vi) facilities allowing ingress and egress between the Freeport Facility and the LNG Vessel by (x) representatives of Governmental Authorities for purposes of unloading operations; and (y) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Vessel in accordance with Annex I;

          (vii) LNG storage facilities with a total gross capacity of at least three hundred twenty thousand (320,000) Cubic Meters of LNG;

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

          (viii) LNG regasification facilities with a total daily capacity of at least 1,605,000 MMBTUs; and

          (ix) the Freeport Facility Pipeline with a total daily capacity at the Delivery Point of at least 2,140,000 MMBTUs, with suitable interconnections with Downstream Pipelines capable of accepting such volumes.

          If FLNG elects, in its Sole Opinion, to also provide Gas Storage Facilities, such facilities shall be made available in the quantities determined by FLNG from time to time. In addition, FLNG shall have the right, but not the obligation, to from time to time expand the Freeport Facility or to construct or acquire other facilities in order to perform the Services or any other mode of LNG, Gas, or energy-related services.

      (c) Facilities Not Provided. For the avoidance of doubt, services and facilities not provided at the Freeport Facility include the following: (i) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Vessel; (ii) facilities for providing bunkers; and (iii) facilities for the handling and delivery to the LNG Vessel of ship's stores, provisions and spare parts.

8.2   Compatibility of Freeport Facility with LNG Vessels

      (a) Freeport Facility. Customer acknowledges that it is familiar with the general specifications and locations for the LNG berthing and unloading facilities of the Freeport Facility as of the date hereof. After the date hereof, Customer shall ensure, at no cost to FLNG except as set forth in Section 8.2(b), that each of the LNG Vessels is fully compatible with the Freeport Facility. Should an LNG Vessel fail materially either to be compatible with the Freeport Facility, or to be in compliance with the provisions of Article 9, Customer shall not employ such LNG Vessel until it has been modified to be so compatible or to so comply.

      (b) Modifications. The Parties agree that, after the date hereof, FLNG shall be entitled to modify the Freeport Facility, its specifications or the location of the berthing and unloading facilities in any manner whatsoever, provided that (i) such modifications do not render the Freeport Facility incompatible with an LNG Vessel, (ii) such modifications, once finalized, do not reduce the Services Quantity and (iii) such modifications do not otherwise conflict with FLNG's obligations under this Agreement. Notwithstanding the foregoing, FLNG may make such modifications in a manner that would render it incompatible with an LNG Vessel provided that:

          (i) such modification is made pursuant to a change in International LNG Terminal Standards; or

          (ii) the LNG Vessel is capable of being modified to maintain compatibility with the Freeport Facility and, in connection with a modification (other than pursuant to paragraph (i) above), FLNG

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

               reimburses Customer for the reasonable actual costs incurred by Customer in causing Transporter to modify the LNG Vessel to maintain compatibility with the Freeport Facility as so modified; provided, further, that Customer shall use its reasonable efforts to minimize costs to be borne by FLNG hereunder, shall notify FLNG reasonably in advance of the nature and expected cost of all such LNG Vessel modifications by Transporter, and shall certify to FLNG the actual amount and detail of all costs incurred for which such reimbursement from FLNG is requested.

8.3   Customer Inspection Rights

      On and after the Commercial Start Date and upon obtaining FLNG's prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Customer's designated representatives (including LNG Suppliers and Temporary Customers) may from time to time inspect the operation of the Freeport Facility so long as such inspection occurs from 8:00 a.m. to 5:00 p.m. on a Business Day. Any such inspection shall be at Customer's sole risk and expense. Customer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Freeport Facility. Customer's right to inspect and examine the Freeport Facility shall be limited to verifying FLNG's compliance with FLNG's obligations under this Agreement and shall not entitle Customer to make direct requests to FLNG regarding any aspect of the Freeport Facility. No inspection (or lack thereof) of the Freeport Facility by Customer hereunder, or any requests or observations made to FLNG or its representatives by or on behalf of Customer in connection with any such inspection, shall (a) modify or amend FLNG's obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (b) constitute an acceptance or waiver by Customer of FLNG's obligations under this Agreement.

                                    ARTICLE 9
                          TRANSPORTATION AND UNLOADING

9.1   LNG Vessels

      (a) Customer to Cause LNG Vessels to Comply. Customer shall be responsible for the transportation of LNG from the Loading Port to the Freeport Facility. In this regard, Customer shall cause each LNG Vessel to comply with the requirements of this Article 9 in all respects.

      (b) Approvals and Documentation. Each LNG Vessel shall comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Vessel to enter, leave and carry out all required operations at the Freeport Facility. Each LNG Vessel shall at all times have on board valid documentation satisfactory to FLNG evidencing all such Approvals. Each LNG Vessel shall comply fully with the International Safety Management Code for the

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

          Safe Operation of Ships and Pollution Prevention effective July 1, 1998, and at all times be in possession of a valid safety management certificate.

      (c) Fireboats, Escort Vessels and Port Charges. Customer shall arrange for, or cause the appropriate Person to arrange for, such number and types of fireboats and escort vessels as are required by Governmental Authorities to attend the LNG Vessel so as to permit safe and efficient movement of the LNG Vessel within the maritime safety areas located in the approaches to and from the Freeport Facility. Customer shall pay all Port Charges directly to the appropriate Person.

      (d) Requirements. Each LNG Vessel must satisfy the following requirements:

          (i) Specifications. Except as otherwise mutually agreed in writing by the Parties, each LNG Vessel shall be compatible with the specifications of the Freeport Facility identified in Section 8.1(b). Notwithstanding the foregoing, in the event an LNG Vessel is compatible with the specifications set forth in Section 8.1(b) or otherwise acceptable to FLNG, but a Governmental Authority or Pilot prohibits or otherwise hinders the utilization of such LNG Vessel, Customer's obligations under this Agreement shall not be excused or suspended by reason of Customer's inability (pursuant to the foregoing) to use such a vessel as an LNG Vessel.

          (ii) LNG Vessel Capacity. Except as otherwise agreed in writing by FLNG, each LNG Vessel shall have an LNG cargo containment capacity of no less than one hundred twenty thousand (120,000) Cubic Meters, determined at the time of loading of LNG.

          (iii) Condition of the LNG Vessel. Each LNG Vessel shall be (x) fitted in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (y) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition. The location of the unloading manifold shall allow a safe margin for movement of the arms within the operating envelope.

          (iv) Classification Society. Each LNG Vessel shall at all times be maintained in class with any of the American Bureau of Shipping, Lloyds Register for Shipping or Det Norske Veritas or any other classification society that is mutually agreeable to the Parties.

          (v) Construction. Each LNG Vessel shall have been constructed to all applicable International LNG Vessel Standards (including the International Code For the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

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

          (vi) Operation and Maintenance. Each LNG Vessel shall comply with, and shall be fully equipped, supplied and maintained to comply with, all applicable International LNG Vessel Standards. Unless approved by FLNG in writing, which approval shall not be unreasonably withheld or delayed, an LNG Vessel shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Freeport Facility. Each LNG Vessel shall comply fully with the guidelines of any Governmental Authority of the United States, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in U.S. waters with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Vessel which causes injury to such protected species.

          (vii) Crew. The officers and crew of each LNG Vessel shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards as adopted on first-class LNG-carrying vessels and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Vessel or her crew. Without in any way limiting the foregoing:

               a.        all shipboard personnel shall hold valid certificates
                    of competence in accordance with the requirements of the law of the flag state of the LNG Vessel and any requirements of the laws of the United States of America;

               b.        the master, chief engineer, chief mate and cargo
                    engineer (and such other officers of the LNG Vessel having responsibilities associated with the preparation of the LNG Vessel for unloading) shall be trained and certified to a standard customary for an operator of a first-class LNG vessel of the type and tonnage of the LNG Vessel and in compliance with the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978;

               c.        the master, chief engineer, all cargo engineers, and
                    all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Vessel in English, and there shall otherwise be on board sufficient personnel with a good working knowledge of the English language to enable cargo handling and unloading to be carried out efficiently and safely and to enable communications between the LNG Vessel and those unloading the LNG Vessel to be carried out quickly and efficiently; and

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

               d.        none of the LNG Vessel's master, officers or crew
                    shall, while serving on the LNG Vessel, abuse the use of drugs or alcohol, and Transporter shall maintain a written policy to such effect, such policy to meet or exceed the standards of the Oil Companies International Marine Forum's Guidelines for the Control of Drugs and Alcohol Aboard Ship, 1995, as amended from time to time. If any master, officer or crew member abuses the use of drugs or alcohol, such individual shall be dismissed from service on the LNG Vessel.

          (viii) Communications. Each LNG Vessel shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Vessel to be in constant communication with the Freeport Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

          (ix) Pumping Time. Provided that the Freeport Facility supplies a suitable vapor return line meeting the requirements of Section 8.1(b)(v), then:

               a.        an LNG Vessel with an LNG cargo containment capacity
                    less than or equal to one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in a maximum of fifteen (15) hours; and

               b.        an LNG Vessel with an LNG cargo containment capacity
                    greater than one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in the number of hours derived after applying the following formula:

                           15 + x = maximum LNG unloading time (in hours)

                    where:

                           y = the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters; and

                           x =  y/10,000 Cubic Meters

               Time for connecting, cooling, stripping and disconnecting, and cooling of liquid arms shall not be included in the computation of pumping time.

9.2   Freeport Facility Marine Operations Manual

      Acting as a Reasonable and Prudent Operator, FLNG shall develop and maintain a single marine operations manual that governs activities at the Freeport Facility, applies to all LNG Vessels and vessels used by Other Customers, and is consistent with International LNG Vessel Standards (but excluding the matters governed by the Freeport Services Manual). In developing such a manual, FLNG shall provide Customer with a preliminary

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

      draft of the same (the "Preliminary Marine Operations Manual"). If Customer desires to consult with FLNG regarding the contents of the Preliminary Marine Operation Manual, Customer shall, no later than fifteen
      (15) days from delivery of said manual by FLNG, request to meet with FLNG by providing notice thereof to FLNG, and FLNG shall, no later than thirty
      (30) days after receipt of such notice, meet with Customer to discuss said manual. If (a) Customer does not submit the foregoing notice to FLNG on a timely basis or (b) Customer and FLNG meet pursuant to such a notice and are able during such meeting to agree upon revisions to the draft, then such draft, as so revised (and as amended from time to time), shall constitute the "Freeport Facility Marine Operations Manual". If Customer and FLNG meet pursuant to the foregoing notice and are unable during such meeting to agree upon revisions to the Preliminary Marine Operations Manual, then FLNG shall determine, while using its reasonable efforts to accommodate Customer, the Freeport Facility Marine Operations Manual. In the event FLNG intends to amend the Freeport Facility Marine Operations Manual, then FLNG shall follow the procedure set forth above in relation to the Preliminary Marine Operations Manual. FLNG shall deliver to Customer and all Other Customers a copy of the Freeport Facility Marine Operations Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be. Customer shall comply, and shall cause its Scheduling Representative to comply, with such Freeport Facility Marine Operations Manual in all respects. FLNG will undertake to develop a Freeport Facility Marine Operations Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Freeport Facility Marine Operations Manual, the terms of this Agreement shall control.

9.3   LNG Vessel Inspections; Right to Reject LNG Vessel

      (a) Inspections. During the Term, on prior reasonable notice to Customer, FLNG may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Vessel as FLNG may consider necessary to ascertain whether the LNG Vessel complies with the provisions of this Agreement. FLNG shall bear the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Vessel's operational schedule, examination of the LNG Vessel's hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Vessel's deck and engine scrap/rough and fair copy/official log books; review of records of surveys by the LNG Vessel's classification society and relevant Governmental Authorities; and review of the LNG Vessel's operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Section 9.3(a): (i) shall not interfere with, or hinder, any LNG Vessel's safe and efficient construction or operation; and (ii) shall not entitle FLNG or any of its representatives to make any request or recommendation directly to Transporter except through Customer. No inspection (or lack thereof) of an LNG Vessel hereunder shall (i) modify or amend Customer's obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (ii) constitute an acceptance or waiver by FLNG of Customer's obligations under this Agreement.

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

      (b) Right to Reject LNG Vessel. Without prejudice to any other rights and remedies arising hereunder or by law or otherwise, FLNG shall have the right to reject any LNG Vessel that Customer intends to use to deliver LNG to the Freeport Facility if such LNG Vessel does not comply materially with the provisions of this Agreement, provided that:

          (i) neither the exercise nor the non-exercise of such right shall reduce the responsibility of Customer to FLNG in respect of such vessel and her operation, nor increase FLNG's responsibilities to Customer or third parties for the same; and

          (ii) Customer's obligations under this Agreement shall not be excused or suspended by reason of Customer's inability (pursuant to the foregoing) to use a vessel as an LNG Vessel.

9.4   Advance Notices re LNG Vessel and Cargoes

      (a) Changes in Expected Receipt Quantity. If, subsequent to issuing the notice required under Section 5.1(b)(ii) herein, Customer has reason to foresee a change in the Expected Receipt Quantity for a particular Arrival Date, Customer shall immediately provide notice thereof to FLNG and include in such notice Customer's new estimate of the Expected Receipt Quantity. To the extent such new estimate increases the Expected Receipt Quantity contained in any prior notice, FLNG shall use reasonable endeavors to accept such larger quantity but shall at all times retain the right not to accept such new estimate if, in its Sole Opinion, such new estimate will result in excess inventory at the Freeport Facility.

      (b)      LNG Vessel Nomination. As soon as possible but no later than five
          (5) days prior to the scheduled loading date for a Cargo, Customer shall notify FLNG of the information specified below:

          (i) name of LNG Vessel and, in reasonable detail, the age, dimensions, specifications, operator, safety record, and condition of such LNG Vessel;

          (ii)      name of Loading Port;

          (iii)     expected departure date of LNG Vessel from Loading Port;

          (iv)      estimated arrival date at the Freeport Facility; and

          (v) any changes in the Expected Receipt Quantity since Customer's prior notice.

          Moreover, if the vessel that Customer proposes to use as an LNG Vessel has not, within the immediately preceding Contract Year, delivered LNG to the Freeport Facility, Customer shall notify FLNG thereof at least sixty (60) days prior to the first day of the applicable Scheduled Unloading Window.

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

      (c) LNG Vessel Movements. With respect to each Cargo of LNG to be delivered hereunder, Customer shall give, or cause the master of the LNG Vessel to give, to FLNG the following notices:

          (i) A first notice ("First Notice"), which shall be sent upon the departure of the LNG Vessel from the Loading Port and which shall set forth the time and date that loading was completed, the volume (expressed in Cubic Meters) of LNG loaded on board the LNG Vessel, the estimated time of arrival of the LNG Vessel at the Arrival Location ("ETA"), any operational deficiencies in the LNG Vessel that may affect its performance at the Freeport Facility or berth;

          (ii) A second notice ("Second Notice"), which shall be sent ninety-six (96) hours prior to the ETA set forth in the First Notice, stating the LNG Vessel's then ETA. If, thereafter, such ETA changes by more than six (6) hours, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA;

          (iii) A third notice ("Third Notice"), which shall be sent twenty-four (24) hours prior to the ETA set forth in the Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA;

          (iv)      A fourth notice ("Final Notice"), which shall be sent twelve
               (12) hours prior to the ETA set forth in the Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA; and

          (v)       An NOR, which shall be given at the time prescribed in
               Section 9.5 below.

      (d) Characteristics of Cargoes. With the First Notice, Customer shall notify FLNG, or cause FLNG to be notified, for FLNG's information only, of the following characteristics of the LNG comprising its Cargo as determined at the time of loading:

          (i)       Gross Heating Value per unit;

          (ii)      molecular percentage of hydrocarbon components and nitrogen;

          (iii)     average temperature; and

          (iv)      density at loading.

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

      (e) Right to Reject Certain Quantities. Without prejudice to any other rights and remedies arising hereunder or by law or otherwise, FLNG shall for any reason (including limitations in LNG Storage) have the right to reject unloading of any quantities of LNG on board an LNG Vessel that exceed by more than five percent (5%) the Expected Receipt Quantity for such Cargo as specified in, whichever applicable, (i) the notice delivered pursuant to Section 5.1(b)(ii) and utilized by FLNG for the purposes of determining Customer LNG Receipt Schedule or (ii) any subsequent notice delivered pursuant to Section 9.4(a) and accepted by FLNG.

9.5   Notice of Readiness

      (a) Issuance. Subject to any applicable restrictions, including any nighttime transit restrictions imposed by Governmental Authorities or Pilots or any other reasonable timing restrictions imposed by FLNG, the master of an LNG Vessel or its agent shall give to FLNG its NOR to unload (berth or no berth) upon arrival of such LNG Vessel at the specific location off the Freeport Facility designated for such purposes in the Freeport Facility Marine Operations Manual (such location referred to as the "Arrival Location").

      (b) Effectiveness. An NOR given under Section 9.5(a) shall become effective as follows:

          (i) For an LNG Vessel arriving at the Arrival Location at any time before 6:00 a.m., Central Time on the first day of the Scheduled Unloading Window allocated to such LNG Vessel, an NOR shall be deemed effective at the earlier of (x) 6:00 a.m., Central Time on the first day of such Scheduled Unloading Window; or (y) the time unloading commences;

          (ii) For an LNG Vessel arriving at the Arrival Location at any time between the period of 6:00 a.m., Central Time on the first day of the Scheduled Unloading Window allocated to such LNG Vessel and two (2) hours before sunset, Central Time on the second day of such Scheduled Unloading Window (such period referred to as the "NOR Window"), an NOR shall become effective at the time of its issuance; or

          (iii) For an LNG Vessel arriving at the Arrival Location at any time after the expiration of the NOR Window, an NOR shall become effective upon FLNG's notice to the LNG Vessel that it is ready to receive the LNG Vessel at berth.

9.6   Berthing Assignment

      (a) General Rule. FLNG shall determine the berthing sequence of all LNG Vessels and other vessels at the Freeport Facility in order to ensure compliance with the Customer LNG Receipt Schedule and the Other Customer LNG Receipt

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

          Schedules. If an LNG Vessel arrives not ready to unload for any reason, FLNG may refuse to allow it to berth.

      (b) Timely Arrival. FLNG shall berth an LNG Vessel arriving before or during its NOR Window at the first opportunity that FLNG determines such LNG Vessel will not interfere with unloading by any other scheduled vessel but in no event later than two (2) hours prior to sunset at the Freeport Facility on the second day of the Scheduled Unloading Window allocated to such LNG Vessel (hereinafter referred to as the "Berthing Deadline"); provided, however, that if FLNG does not berth such LNG Vessel by the Berthing Deadline, Customer's sole recourse and remedy for FLNG's breach thereof is demurrage pursuant to
          Section 9.7(c).

      (c) Late Arrival. FLNG shall berth an LNG Vessel arriving after its NOR Window at the first opportunity that FLNG reasonably determines such LNG Vessel will not interfere with unloading by any scheduled vessel.

9.7   Unloading Time

      (a) Allotted Unloading Time. The allotted unloading time for each LNG Vessel ("Allotted Unloading Time") shall be thirty-six (36) hours, subject to extensions for:

          (i) reasons attributable to Customer, a Pilot, a Governmental Authority, the LNG Vessel or its master, crew, owner or operator;

          (ii)      Adverse Weather Conditions;

          (iii)     Force Majeure;

          (iv) unscheduled curtailment or temporary discontinuation of operations at the Freeport Facility in accordance with Section 18.2;

          (v) occupancy of the berth by an LNG vessel that arrived at berth at the Freeport Facility no later than two (2) hours prior to sunset on the second day of the Scheduled Unloading Window allocated to such vessel, which shall result in an extension of no more than nine (9) hours;

          (vi)      failure to send the Final Notice; and

          (vii)     nighttime transit restrictions.

      (b) Actual Unloading Time. The actual unloading time for each LNG Vessel ("Actual Unloading Time") shall commence when the NOR is effective and shall end when the unloading and return lines of the LNG Vessel are disconnected from the Freeport Facility's unloading and return lines.

      (c)      Demurrage at the Freeport Facility. The Parties agree as follows:

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

          (i) In the event Actual Unloading Time exceeds Allotted Unloading Time (including any extension in accordance with Section 9.7(a)) ("Demurrage Event"), FLNG shall pay to Customer as liquidated damages demurrage in United States dollars (which shall be prorated for a portion of a day) determined in accordance with the rate set out in the following table:

----------------------------------------------------------------------
       LNG Vessel Cargo Capacity                  Demurrage Rate
                                                    in $/day
----------------------------------------------------------------------
Less than 120,000 Cubic Meters               Rate to be established by
                                                    agreement
----------------------------------------------------------------------
120,000 Cubic Meters or greater up to, but   $                  55,000
not including, 160,000 Cubic Meters
----------------------------------------------------------------------
160,000 Cubic Meters or greater up to, but   $                  65,000
not including, 200,000 Cubic Meters
----------------------------------------------------------------------
200,000 Cubic Meters or greater              $                 83,000
----------------------------------------------------------------------

          (ii) If a Demurrage Event occurs, Customer shall invoice FLNG for such demurrage pursuant to Section 12.2.

      (d) Excess Boil-Off. If an LNG Vessel is delayed in berthing at the Freeport Facility and/or commencement of unloading due to an event occurring at the Freeport Facility and for a reason that would not result in an extension of Allotted Unloading Time under Section 9.7(a), and if, as a result thereof, the commencement of unloading is delayed beyond twenty-four (24) hours after the Notice of Readiness is effective, then, for each full hour by which commencement of unloading is delayed beyond such twenty-four (24) hour period, FLNG shall pay Customer as liquidated damages an amount, on account of excess boil-off, equal to the product of the Henry Hub Price multiplied by the quantity in MMBTUs equal to 0.125% of the Cargo per day. Customer shall invoice FLNG for such excess boil-off pursuant to Section 12.2.

9.8   Unloading at the Freeport Facility

      (a) Efficiency. FLNG shall cooperate with Transporters (or their agents) and with the master of each LNG Vessel to facilitate the continuous and efficient delivery of LNG hereunder.

      (b) Vapor Return Line. During unloading of each Cargo of LNG, FLNG shall return to the LNG Vessel Gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the design of the LNG Vessel, and such returned Gas shall not be deemed to be volume unloaded for Customer's account.

9.9   LNG Vessel Not Ready for Unloading; Excess Berth Time

      (a) Vessel Not Ready for Unloading. If any LNG Vessel, previously believed to be ready for unloading, is determined to be not ready after being berthed, FLNG may direct the LNG Vessel's master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to FLNG that such LNG Vessel can be made ready without disrupting the overall unloading schedule of the Freeport Facility or operations of the Freeport Facility. When an unready LNG Vessel at anchorage becomes ready for unloading, its master shall notify FLNG. Upon the reberthing of any LNG Vessel vacated pursuant to this Section 9.9(a), Customer shall be responsible for any actual costs incurred by FLNG acting as a Reasonable and Prudent Operator as a result of such LNG Vessel not being ready for unloading.

      (b)      Berth Limitations.

          (i) An LNG Vessel shall complete unloading and vacate the berth as soon as possible but not later than the following allowed berth time:

               a.        twenty-four (24) hours, in the case of an LNG Vessel
                    with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters; or

               b.        in accordance with the following formula, in the case
                    of an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic
                    Meters:

                                24 + x = allowed berth time (in hours)

                         where:

                                y = the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters; and

                                x =  y/10,000 Cubic Meters.

               Notwithstanding the foregoing, the aforementioned time restrictions shall be extended for: (a) reasons attributable to FLNG; (b) reasons attributable to a Pilot or to a Governmental Authority; (c) Adverse Weather Conditions; (d) Force Majeure; and
               (e) nighttime transit restrictions.

          (ii) If an LNG Vessel fails to depart at the end of its allowed berth time, FLNG may direct the LNG Vessel to vacate the berth and proceed to sea at utmost dispatch.

          (iii) If an LNG Vessel fails to vacate the berth after receipt of FLNG's notice to do so under this Section 9.9, Customer shall reimburse FLNG for any and all reasonable and actual damages its incurs as a result thereof, including amounts FLNG becomes contractually obligated to pay as demurrage to any of the Other Customers or to pay any Other Customer for excess boil-off.

          (iv) In the event an LNG Vessel fails to vacate the berth and Customer is not taking actions to cause it to vacate the berth, FLNG may effect such removal at the expense of the Customer.

                                   ARTICLE 10
                                 RECEIPT OF LNG

10.1  Title, Custody and Risk of Loss

      (a)      Title and Risk of Loss of Customer's Inventory. Subject to
          Section 3.3, title and risk of loss with respect to Customer's Inventory shall remain with Customer even during periods when it is in the possession and control of FLNG (including while held at a Gas Storage Facility and as provided in Section 10.5). For the avoidance of doubt, title and risk of loss with respect to Retainage shall pass to FLNG at the Receipt Point.

      (b) Possession and Control. Possession and control of Customer's LNG shall pass from Customer to FLNG upon delivery of same at the Receipt Point. Possession and control of Customer's Inventory shall pass from FLNG to Customer upon delivery of same at the Delivery Point.

10.2  No Encumbrance

      (a) Customer's Covenants. Customer warrants to FLNG that (i) Customer has title to all of Customer's Inventory, other than to the Temporary Release Inventory; and (ii) the relevant Temporary Customer has title to all of the Temporary Release Inventory. Customer covenants that Customer's Inventory shall remain free of all encumbrances and Liabilities therefor, and that no circumstances will exist which could give rise to any Liabilities or encumbrances relating thereto (collectively, "Claims") other than (i) those that may be caused by acts or omissions of FLNG or (ii) those arising out of or relating to an assignment for financing purposes or other security interest for financing purposes. Customer agrees to fully defend, indemnify and hold FLNG and its Affiliates harmless against all Claims regarding Customer's Inventory, including Claims brought by Other Customers, other than any Claims caused by FLNG's acts or omissions. For purposes of this Section 10.2(a), the term "encumbrance" shall include any mortgage, pledge, lien, charge, adverse claim, proprietary right, assignment by way of security, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security.

      (b) FLNG's Covenants. FLNG covenants that it has the right to deliver to Customer at the Delivery Point all Gas held for Customer's account free from all Claims relating thereto caused by FLNG's acts or omissions. FLNG agrees to fully defend, indemnify and hold Customer and its Affiliates harmless from and against all Claims regarding Customer's Inventory caused by the acts or omissions of FLNG and Other Customers.

10.3  Receipt of LNG

      The receipt of LNG from an LNG Vessel at the Receipt Point shall be carried out by use of pumps and other equipment on the LNG Vessel under such reasonable and customary conditions as are specified in the Freeport Facility Marine Operations Manual.

10.4  Quality and Measurement of Customer's LNG

      Customer's LNG shall be measured and tested in accordance with Annex I. Customer shall ensure that all LNG delivered at the Receipt Point for Customer's account shall conform to the following specifications:

      (a)      Gross Heating Value.

          (i) LNG when delivered by Customer to FLNG shall have, in a gaseous state, a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1150 BTU per Standard Cubic Foot.

          (ii) If the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in Section 10.4(a)(i) by reason of boil-off occurring during an unexcused delay caused by FLNG in unloading an LNG Vessel of more than thirty (30) hours after NOR becomes effective, such LNG shall be deemed to have met the quality specifications of this Agreement regarding Gross Heating Value.

      (b)      Components.

          (i) The LNG when delivered by Customer to FLNG shall, in a gaseous state, contain not less than eighty-six (86) molecular percentage (86 MOL%) of methane (C//1//) and, for the components and substances listed below, such LNG shall not contain more than the following:

               a.        Nitrogen (N//2//), 0.5 MOL%;

               b.        Ethane (C//2//), 11 MOL%;

               c.        Propane (C//3//), 3.5 MOL%;

               d.        Butanes (C//4//) and heavier, 2 MOL%;

               e.        Pentanes (C//5//) and heavier, .09 MOL%;

               f.        Hydrogen sulfide (H//2//S), .25 grains per 100 Standard
                    Cubic Feet (.25 grains/100 SCF); and

               g.        Total sulfur content, 5 grains per 100 Standard Cubic
                    Feet (5 grains/100 SCF).

          (ii) The LNG when delivered by Customer to FLNG shall contain no water, mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) and other contaminants or extraneous material.

10.5  Off-Specification LNG

      (a) Refusal of Off-Spec LNG. Without prejudice to any other rights and remedies of FLNG hereunder, FLNG may refuse to take delivery of all or part of any LNG not conforming to the quality specifications set forth in Section 10.4 ("Off-Spec LNG").

      (b) Notice. Customer shall provide notice to FLNG as soon as reasonably practicable of any existing or anticipated failure of the LNG available for delivery to FLNG hereunder to conform to the quality specifications set forth in Section 10.4, giving details of the nature and expected magnitude of the variance, the cause of the non-compliance and the probable duration thereof, including the Cargoes and Scheduled Unloading Windows to be affected thereby. If so notified, FLNG shall as soon as possible inform Customer whether it intends to reject any of such Off-Spec LNG. If FLNG is notified by Customer prior to the commencement of unloading of a Cargo at the Freeport Facility that the LNG is Off-Spec LNG and the quantity is delivered to the Freeport Facility, FLNG shall use reasonable endeavors to take delivery of any Cargoes which it would otherwise be entitled to reject; provided, however that FLNG shall be entitled to delay unloading of Off-Spec LNG for the period of time reasonably required for FLNG to determine whether it can take delivery of such Off-Spec LNG pursuant to this Section 10.5(b). Subject to FLNG first using its reasonable endeavors to take delivery of any Cargoes containing Off-Spec LNG, FLNG shall:

          (i) notify Customer that FLNG will take delivery of some or all of the affected Cargoes, without prejudice to FLNG's rights and remedies with respect to such Off-Spec LNG other than FLNG's right to reject said Cargo; or

          (ii)      reject all or any of the affected Cargoes.

10.6  Customer's Responsibility and Reimbursement

      (a) No Continuing Waiver. Acceptance of Off-Spec LNG shall not prevent FLNG from refusing future deliveries of Off-Spec LNG. No waiver by FLNG of any default by Customer of any of the specifications set forth in this Article 10 shall ever operate as a continuing waiver of such specification or as a waiver of any subsequent default, whether of a like or different character.

      (b) Delivery of a Cargo of Off-Spec LNG. If FLNG accepts delivery of a Cargo of Off-Spec LNG which it would otherwise be entitled to reject, Customer shall:

          (i) bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by FLNG or any of FLNG's Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with receiving and treating Off-Spec LNG by such means as are appropriate, including mixing such Off-Spec LNG with lower calorific value Gas or injecting nitrogen; and

          (ii) indemnify and hold harmless FLNG, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Temporary Customers) and any Other Customers, which arise out of, are incident to or result from the acceptance, handling, disposal or use of Off-Spec LNG.

      (c) Extended Delivery of Off-Spec LNG. If (i) Customer notifies FLNG pursuant to Section 10.5(b) of an anticipated delivery of two (2) or more Cargoes of Off-Spec LNG and (ii) the Parties agree for FLNG to incur incremental capital costs in order to accept delivery of such Cargoes, then Customer shall, in addition to its payment and indemnification obligations under Section 10.6(b), bear the financial responsibility for and directly fund, at FLNG's election, all such incremental capital costs.

10.7  Subsequent Deliveries

      Unless otherwise requested by Customer, any quantities of LNG which were, under the Customer LNG Receipt Schedule, scheduled to be unloaded during the Contract Year but were actually unloaded at the Freeport Facility within the first *** days in the following Contract Year shall be, for the purposes of the Maximum LNG Reception Quantity, deemed to have been received by FLNG in the Contract Year in which such quantities were originally scheduled to be unloaded.

                                   ARTICLE 11
                                REDELIVERY OF GAS

11.1  General

      (a) Delivery Point. Subject to Section 3.3(a), the volume of Gas nominated by Customer for any day pursuant to Section 5.2 shall be delivered at the Delivery Point.

      (b) Commingled Stream. Customer acknowledges and agrees that Customer's Inventory shall be delivered by FLNG in a commingled stream, including that combined with LNG received by FLNG from Temporary Customers and any Other Customers. Customer furthers acknowledges and agrees that Customer shall have no right to receive Gas of the same quality as Customer's LNG, provided that the specifications of the commingled Gas stream at the Delivery Point satisfy the requirements set forth in Section 11.3.

      (c) Odorization. FLNG will deliver Customer's Inventory at the Delivery Point in its natural state without the addition of any odorizing agent, and FLNG shall not be obligated to add odorizing agents to any Gas unless required to do so by a Governmental Authority. FLNG does not assume any responsibility for Liabilities by reason of the fact that it has not odorized Customer's Inventory prior to its delivery to Customer.

11.2  Customer's Responsibility

      (a) Downstream Arrangements. Customer shall arrange for the purchase and transportation of Gas by Downstream Pipelines in order to meet its obligations to take redelivery of Gas in accordance with the provisions of Section 3.4 at the rates nominated pursuant to Article
          5. Customer shall be solely responsible for making all necessary arrangements with third parties at or downstream of the Delivery Point to enable FLNG to deliver Gas to Downstream Pipelines on a timely basis pursuant to the terms and conditions of this Agreement. Customer shall also be solely responsible for ensuring that all such arrangements are consistent with the terms and conditions of this Agreement and shall require all relevant third parties to confirm to FLNG all of Customer's nominations and scheduling of deliveries of Gas, such confirmation to be by telephone, electronic transmission, or other means acceptable to FLNG. Such third-party arrangements shall be timely communicated to, and coordinated with, FLNG, and FLNG shall have no liability whatsoever for any failure of any such third party to provide downstream arrangements. The rules, guidelines, and policies of a Downstream Pipeline transporting or purchasing any Gas for or from Customer at the Delivery Point (as may be changed from time to time by the Downstream Pipeline) shall set forth, among other things, the manner in which Customer's Inventory is transported from the Delivery Point. Customer and FLNG recognize that the receipt and delivery on the Downstream Pipeline's facilities of Gas shall be subject to the operational procedures of such Downstream Pipeline.

      (b) Imbalance Charges. In the event a Downstream Pipeline imposes scheduling fees, imbalance charges, cash out costs or similar costs, fees or damages for imbalances ("Imbalance Charges"), Customer shall be obligated to use its reasonable efforts to avoid imposition of such Imbalance Charges. Customer shall indemnify and hold harmless FLNG, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charge directly resulting from Customer's acts or omissions. FLNG shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charge directly resulting from FLNG's acts or omissions.

      (c) Limitation. Customer shall ensure that its Gas transportation and sales arrangements are in compliance with all applicable laws and regulations. In this regard, Customer agrees that it shall transport, or cause to be transported, Customer's Inventory only into intra-state Gas pipelines or storage facilities unless otherwise approved by Governmental Authorities.

11.3  Specifications and Measurement of Gas at the Delivery Point

      Gas delivered to Customer at the Delivery Point shall be measured and tested in accordance with Annex II. FLNG shall ensure that all Gas delivered at the Delivery Point for Customer's account shall conform to the following specifications:

      (a) Gross Heating Value. Gas when delivered by FLNG to Customer shall have a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1150 BTU per Standard Cubic Foot.

      (b)      Components.

          (i) Gas when delivered by FLNG to Customer shall contain not less than eighty-six (86) molecular percentage (86 MOL%) of methane (C//1//) and, for the components and substances listed below, such Gas shall not contain more than the following:

               a.        Nitrogen (N//2//), three (3) MOL%;

               b.        Pentanes (C//5//) and heavier, 0.1 MOL%;

               c.        Hydrogen sulfide (H//2//S), .25 grains per 100 Standard
                    Cubic Feet (.25 grains/100 SCF);

               d.        Total sulfur content, 5 grains per 100 Standard Cubic
                    Feet (5 grains/100 SCF);

               e.        Oxygen (O//2//), ten (10) parts per million;

               f.        Carbon dioxide (CO//2//), two (2) MOL%; and

               g.        Water (H//2//O), seven (7) pounds per one million
                    (1,000,000) cubic feet.

          (ii) Gas when delivered by FLNG to Customer shall contain no mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) and other contaminants or extraneous material.

      (c) Gas Delivery Pressure. Customer's Inventory shall be delivered at the Delivery Point at the appropriate pipeline pressure; provided, however, that such pressure shall be at least 1000 psig but shall not be required to exceed a maximum pressure of 1200 psig.

11.4  Nonconforming Gas

      (a) Right to Reject. Customer shall have the right to reject Gas that does not conform to the specifications set forth in Section 11.3 ("Nonconforming Gas") if the failure of such Nonconforming Gas to satisfy such specifications would (a) be grounds for an operator of a Downstream Pipeline or a Person under contract with Customer to purchase such Gas ("Downstream Purchaser") to reject such Nonconforming Gas or (b) otherwise materially and adversely affect Customer, in Customer's reasonable opinion.

      (b) FLNG Indemnity. If Customer accepts delivery of Non-Conforming Gas which it would otherwise be entitled to reject, FLNG shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Other Customers, a Downstream Pipeline, a Downstream Purchaser and Temporary Customers), which arise out of, are incident to or result from the acceptance, handling, disposal or use of Non-Conforming Gas. If Customer accepts delivery of Non-Conforming Gas which it would otherwise be entitled to reject, FLNG shall bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by Customer or any of Customer's Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with accepting delivery of Non-Conforming Gas.

                                   ARTICLE 12
                                     PAYMENT

12.1  Monthly Statements

      Between the first (1/st/) day of each month and the tenth (10th) day of each month, commencing with the month prior to the Commercial Start Date, FLNG shall deliver to Customer a statement setting forth the following:

      (a)      ***;

      (b)      the FLNG Component for the following month;

      (c)      the FOC Installment for the following month;

      (d) with respect to the March statement, a charge or credit, as applicable, for the FOC Reconciliation for the prior year;

      (e)      the Crest Installment for the following month;

      (f)      the Awards Installment, if any, for the prior month;

      (g) with respect to the March statement, a charge or credit, as applicable, for the Crest Reconciliation for the prior year;

      (h)      the Incremental Costs, if any, for the prior month; and

      (i) a charge or credit for any adjustment to the FLNG Component made under Section 4.6.

      All statements delivered by FLNG to Customer shall as much as practicable account separately for the Fee related to each Temporary Release from all other amounts owed by Customer.

12.2  Other Statements

      If any other moneys are due from one Party to the other hereunder and if provision for the invoicing of that amount due is not made elsewhere in this Article 12, then the Party to whom such moneys are due shall furnish a statement therefor to the other Party, along with pertinent information showing the basis for the calculation thereof.

12.3  Adjustments

      If, within ninety (90) days of the issuance of a statement, either Party acquires information indicating the necessity of an adjustment to such statement rendered hereunder, then the Party acquiring the information shall promptly serve on the other Party a written notice setting forth that information. Unless otherwise provided herein, after obtaining that information, the Party that prepared the prior statement which by reason of that information must be adjusted, shall promptly prepare and serve on the other Party an adjusted statement, showing the necessary payment, the calculation of the payment amount, and the Party from whom the payment is owing.

12.4  Payment Due Dates

      (a) Due Date for Monthly Statement. Each monthly statement submitted pursuant to Section 12.1 shall become due and payable on the later of
          (i) ten (10) days after delivery by FLNG of such monthly statement or
          (ii) the twenty-fifth (25/th/) day of the month in which such monthly statement was received; provided that if such day is not a Business Day, it shall become due and payable on the next Business Day.

      (b) Due Date for Other Statements. Each statement submitted pursuant to Section 12.2 shall become due and payable on the thirtieth (30/th/) day after the date on which it is received; provided that if such payment due date is not a Business Day, the due date for such payment shall be extended to the next Business Day. For purposes of this
          Section 12.4(b), a facsimile copy of an invoice shall be

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

          deemed received by a Party on the next Business Day following the day on which it was sent.

      (c) Interest. If the full amount of any statement is not paid when due, the unpaid amount thereof shall bear interest at the Base Rate, compounded annually, from and including the day following the due date up to and including the date when payment is made.

12.5  Payment

      Each Party shall pay, or cause to be paid, in United States dollars in immediately available funds, all amounts that become due and payable by such Party pursuant to any statement issued hereunder, to a bank account or accounts designated by and in accordance with instructions issued by the other Party. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges, or bank transfer charges. Notwithstanding the preceding sentence, the paying Party shall not be responsible for a designated bank's disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each statement with such bank shall constitute full discharge and satisfaction of the statement.

12.6  Nonpayment

      The term "Cumulative Delinquency Amount" shall mean, with respect to a Party, the cumulative amount, expressed in United States dollars, that is owed by that Party to the other Party under this Agreement and is past due. Without prejudice to a Party's right of offset, if a Party's failure to pay when due an amount owing hereunder causes its Cumulative Delinquency Amount to exceed *** times the sum of the *** and the FOC Installment, then the Party to which such amount is owed shall have the right, upon giving thirty (30) days written notice (such notice hereinafter referred to as the "Delinquency Notice") to the owing Party, to suspend performance of its obligations under this Agreement until such amount, with interest in accordance with Section 12.4(c), has been paid in full; provided, however, that (a) no such suspension of a Party's obligations under this Section 12.6 shall excuse the owing Party from the performance of its obligations hereunder, and (b) in the event that FLNG suspends performance under this Section 12.6, (i) Customer shall continue to be liable for the Fee pursuant to Article 4, and (ii) FLNG may offer Customer's unutilized Services Quantity to the Other Customers based on their proportionate contracted share of such services. If any such Cumulative Delinquency Amount has not been paid within sixty (60) days after the issuance of the Delinquency Notice, then the Party to whom such amount is owed shall have the right, upon not less than thirty (30) days notice to the other Party, to terminate this Agreement without the necessity of any further action, unless within that thirty (30) day period, the Party to which such amount is owed receives payments from or on behalf of the owing Party equal to the Cumulative Delinquency Amount. Any such termination shall be without prejudice to any other rights and remedies of the terminating Party arising hereunder or by law or otherwise, including the right of such Party to receive payment in respect of all obligations and claims that arose or accrued prior to such termination or by reason of such default by the owing Party.

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12.7  Disputed Statements

      In the event of disagreement concerning any statement, Customer or FLNG (as the case may be) shall make provisional payment of the total amount thereof and shall immediately notify the other Party of the reasons for such disagreement, except that in the case of an obvious error in computation, Customer or FLNG (as the case may be) shall pay the correct amount disregarding such error. Statements may be contested by Customer or FLNG (as the case may be) only if, within a period of ninety (90) days after a Party's receipt thereof, Customer or FLNG (as the case may be) serves on the other Party notice questioning their correctness. If no such notice is served, statements shall be deemed correct and accepted by both parties. Promptly after resolution of any Dispute as to a statement, the amount of any overpayment or underpayment (plus interest as provided in Section 12.4(c)) shall be paid by FLNG or Customer to the other, as the case may be.

12.8  Final Settlement

      Within sixty (60) days after expiration of the Term, FLNG and Customer shall determine the amount of any final reconciliation payment. After the amount of the final settlement has been determined, FLNG shall send a statement to Customer, or Customer shall send a statement to FLNG, as the case may be, in United States dollars for amounts due under this Section 12.8, and FLNG or Customer, as the case may be, shall pay such final statement no later than twenty (20) days after the date of receipt thereof.

                                   ARTICLE 13
                                 CUSTOMER CREDIT

13.1  Guarantee

      As an essential inducement and consideration for entering into this Agreement, FLNG is relying on the legal, valid, binding and enforceable nature of the Guarantee given by Guarantor.

13.2  Material Adverse Change

      If at any time during the term of this Agreement, a Customer Material Adverse Change shall occur, FLNG may, in its Sole Opinion and without prejudice to any other rights or remedies it may have hereunder or in law or equity, require reasonable further assurances of Customer's creditworthiness, financial responsibility and ability to perform its obligations hereunder as a condition of FLNG's further performance under this Agreement, and Customer shall comply with such further assurances. FLNG shall notify Customer requiring such assurances, including, in form and amount reasonably satisfactory to FLNG, any one or more of prepayments, a letter of credit and/or a bank guarantee. "Customer Material Adverse Change" for the purposes of this Section 13.2 means adverse changes, events or effects that have occurred or been threatened which could reasonably be likely to (a) materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities of Customer and Guarantor taken as a whole; (b) prevent or materially delay the performance by Customer

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

      and Guarantor taken as a whole of their obligations under this Agreement and the Guarantee; or (c) create a reasonable basis for FLNG to have serious doubts about the creditworthiness, financial responsibility or ability to perform by Customer and Guarantor taken as a whole of their obligations under this Agreement and the Guarantee; provided, however, that Customer Material Adverse Change shall not include any adverse change, event or effect on the global energy industry as a whole, including those impacting energy prices or the value of oil and gas assets, the risks of which adverse changes are expressly recognized by FLNG as an assumed risk of entering into transactions of the nature contemplated by this Agreement. Upon Customer's failure to provide to FLNG, in form and amount satisfactory in FLNG's reasonable opinion, assurances of Customer's creditworthiness, financial responsibility and ability to perform its obligations hereunder within forty-five (45) days following FLNG's request for such assurance, FLNG may terminate this Agreement upon notice to Customer given no less than ten (10) days in advance of the effective date of such termination. [NOTE: THIS PROVISION TO BE ADJUSTED IF NO GUARANTEE IS ISSUED]

                                   ARTICLE 14
                  DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES

In addition to Customer's obligations under Section 4.4, Customer shall be responsible for and pay, or cause to be paid, all Taxes that may be imposed or levied on Customer's Inventory (including receipt or redelivery thereof) and the LNG Vessels. Customer shall reimburse and hold harmless FLNG for any such Taxes that may be required by law to be remitted by FLNG and shall pay such additional amount (including Taxes and corresponding interest at the Base Rate) as is necessary to ensure receipt by FLNG of the full amounts otherwise due to it under this Agreement. Notwithstanding the foregoing, neither Party shall be responsible for Taxes on the capital revenue or income derived by the other Party.

                                   ARTICLE 15
                                    INSURANCE

15.1  FLNG's Insurance

      FLNG shall be responsible for obtaining and maintaining (a) insurance for the Freeport Facility to the extent required by applicable law; and (b) additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of a shared use LNG receiving and regasification terminal would obtain. FLNG shall obtain such insurance from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Any insurance policy required pursuant to this Section 15.1 shall contain a standard waiver of subrogation endorsement and shall name any Major Customer as an additional insured. Upon request of Customer, FLNG shall provide to Customer satisfactory evidence that the insurance required pursuant to this Section 15.1 is in effect. In any event FLNG shall be required to obtain the following insurance coverages:

      (a)      Commercial General Liability Insurance;

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      (b)      Worker's Compensation;

      (c)      All-Risk Property Insurance;

      (d)      Wharf Owners Liability Insurance; and

      (e)      Pollution Insurance.

15.2  Customer's Insurance

      (a) Loss of Product Insurance. Customer acknowledges that FLNG shall not at any time be responsible for securing and maintaining loss of product insurance covering the risk of loss of Customer's Inventory and that Customer shall be responsible for insuring against such risk. If Customer elects to obtain loss of product insurance that insures the physical damage or loss of Customer's Inventory, FLNG shall, upon request of Customer, provide Customer all documents and information reasonably necessary to enable Customer to obtain such loss of product insurance.

      (b) LNG Vessel Insurance. Customer shall ensure that insurances are procured and maintained for each LNG Vessel in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a shipowner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Vessel. In this regard:

          (i) Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

          (ii) Protection & Indemnity Insurance ("P&I Insurance") shall be placed and maintained as an unlimited entry, if such entry is available, with and subject to and on the basis of the rules of any of the reputable P&I insurance associations experienced in providing P&I Insurance for LNG vessels ("Approved Provider"). The terms of the P&I Insurance shall be those of the standard rules of the Approved Provider, provided that special provisions resulting from Transporter's acceptance of the Port Liability Agreement pursuant to Section 15.3 shall be incorporated into the terms of Transporter's P&I Insurance.

      (c) Evidence of Insurance. Prior to the commencement of deliveries to the Freeport Facility and thereafter at least once each Contract Year, Customer shall furnish the following evidence of insurance to FLNG in relation to each LNG Vessel: cover notes, certificates of entry, the latest rules of the particular Approved Provider, and detailed written information concerning all required insurance policies. The receipt of such information shall not impose any obligation on FLNG.

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15.3  Port Liability Agreement

      (a) Form. By no later than ***, the Parties shall agree on a form of "Port Liability Agreement" to be signed by each Transporter, such agreement to govern the Transporter's liability for damage to the Freeport Facility caused by the LNG Vessel. The Port Liability Agreement shall include:

          (i)       ***; and

          (ii) Transporter's obligation to obtain the agreement of its Protection and Indemnity Association to cover the liabilities provided for in the Port Liability Agreement.

          Upon the Parties agreeing upon the form of "Port Liability Agreement", this Agreement shall be amended to incorporate such form by reference.

      (b) Right to Reject. In the event a Transporter fails to execute a Port Liability Agreement, FLNG shall have the right under this Section 9.3(b) to reject Transporter's LNG Vessel until such time as the Port Liability Agreement is executed; provided, however, that FLNG shall not reject an LNG Vessel if Customer demonstrates that Transporter's failure to execute a Port Liability Agreement was due to Transporter's inability to obtain P&I Insurance on commercially reasonably terms for the liabilities provided for in the Port Liability Agreement.

                                   ARTICLE 16
                                   LIABILITIES

16.1  Limitation of Liability of FLNG

      In no case shall the Liabilities of FLNG arising out of, relating to, or connected with an Event under this Agreement exceed *** times the sum of the *** and the FOC Installment; provided, however, that the foregoing limitation shall not apply to Liabilities caused by the Gross Negligence/Willful Misconduct of FLNG. For purposes of this Section 16.1, an "Event" means any occurrence or series of occurrences having the same origin, and "Gross Negligence/Willful Misconduct" means any act or failure to act (whether sole, joint or concurrent) by FLNG which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences FLNG knew, or should have known, such act or failure would have on the safety or property of another Person.

16.2  Consequential Loss or Damage

      No Party shall be liable to the other Party for or in respect of:

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      (a)      any consequential loss or damage, except to the extent provided in Sections 3.4, 6.2(b)(viii), 8.2(b)(ii), 9.9, 10.6, 11.2(b), 11.4 and 15.3 of this Agreement;

      (b) loss of profits or business interruption to the extent such amounts do not constitute consequential loss or damage; or

      (c)      any special, incidental or punitive damages,

      suffered or incurred by the other Party or any Person resulting from breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied, and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity, except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute. For purposes of this Agreement, any amounts payable by Customer to its Gas purchasers or Gas suppliers for replacement Gas or other similar Liabilities shall be deemed to be a consequential loss or damage.

16.3  Parties' Liability; Relationship of Shareholders

      Customer's sole recourse and remedy under this Agreement for a breach hereof or a default hereunder shall be against FLNG and its assets. Except as otherwise provided herein, FLNG's sole recourse and remedy under this Agreement shall be against Customer and its assets for a breach hereof or a default hereunder.

16.4  Liability for Personal Injury

      Notwithstanding any other provisions of this Agreement, no indemnity set forth in Sections 3.4, 10.2, 10.6 and 11.4 of this Agreement shall apply to claims or damages for personal injury, illness or wrongful death.

                                   ARTICLE 17
                                  FORCE MAJEURE

17.1  Events of Force Majeure

      Neither Party shall be liable to the other for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure. Subject to the provision of this Article 17, the term "Force Majeure" shall mean any act, event, or circumstance that is not reasonably within the control of and that prevents or delays a performance by a Party. Nothing in this Article 17 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

17.2  Limitation on Scope of Force Majeure Protection

      ***

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17.3  Notice

      A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure that prevents, interferes with or delays the performance by FLNG or Customer, in whole or in part, of any of its obligations hereunder, the party affected shall give notice thereof to the other party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

      (a) the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

      (b) the particulars of the program to be implemented to resume normal performance hereunder;

      (c) the anticipated portion of the Services Quantity for a Contract Year that will not be made available or received, as the case may be, by reason of Force Majeure; and

      (d) where Section 17.7 applies, the quantity of Services that FLNG reasonably expects to allocate to Customer.

      Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

17.4  Measures

      In order to resume normal performance of this Agreement within the shortest time practicable, the party affected by the Force Majeure shall take all measures to this end which are reasonable under the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance, the Parties shall continue to perform its obligations under this Agreement to the extent not excused by such event of Force Majeure.

17.5  No Extension of Term

      The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

17.6  Settlement of Industrial Disturbances

      Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the party experiencing such situations, and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

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17.7  Allocation of Services

      If, as a result of an event of Force Majeure, FLNG is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, FLNG shall allocate the available capability of the Freeport Facility to perform activities similar to the Services in the following order of priority (such allocation herein referred to as the "Major Customer Allocation Priority"):

      (a) first among Major Customers only, based on the ratio that the Maximum LNG Reception Quantity bears to the Aggregate Contracted Capacity for the remainder of such Contract Year (but including Major Customers only); and

      (b) then the remaining capability, if any, among Non-Major Customers based on the same ratio (but including Non-Major Customers only).

                                   ARTICLE 18
                           CURTAILMENT OF SERVICES OR
                      TEMPORARY DISCONTINUATION OF SERVICES

18.1  Scheduled Curtailment or Temporary Discontinuation of Services

      To the extent that FLNG has notified Customer in connection with the preparation of the Customer LNG Receipt Schedule of maintenance to or modification of the Freeport Facility, FLNG shall, in addition to the rights set forth in Section 18.2, have the right to curtail or temporarily discontinue the Services, in whole or in part due to such maintenance or modification. During the period of such curtailment or temporary discontinuation of Services, FLNG shall, from time to time, use reasonable endeavors to update Customer on the expected progress towards completing the maintenance or modification, whichever applicable. For purposes of this Section 18.1, a curtailment of or temporary discontinuation of Services shall mean any curtailment or temporary discontinuation lasting no more than three (3) consecutive days. Notwithstanding the foregoing, FLNG agrees that, for purposes of this Section 18.1, neither a curtailment or temporary discontinuation of Services shall reduce FLNG's obligations to allow berthing, unloading and receipt of Customer's LNG in a quantity up to the Maximum LNG Reception Quantity.

18.2  Unscheduled Curtailment or Temporary Discontinuation of Services

      FLNG shall have the right to curtail or temporarily discontinue the Services, in whole or in part, at any time in order to (a) repair the Freeport Facility or (b) protect persons and property, including the Freeport Facility, from harm or damage due to operational or safety conditions. FLNG shall use reasonable endeavors to provide Customer a notice of curtailment or temporary discontinuation as is reasonable under the circumstances, and such notice may be issued for a specific period of time or until further notice is given. If, as a result of any unscheduled curtailment or temporary discontinuation of Services pursuant to this
      Section 18.2, FLNG is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, FLNG shall

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      allocate the available capability of the Freeport Facility to perform activities similar to the Services in accordance with the Major Customer Allocation Priority. If a curtailment or temporary discontinuation of Services occurs under this Section 18.2, FLNG may direct Customer to adjust receipts of LNG and deliveries of Customer's Inventory, as the case may be, with preference given to Major Customers. Notwithstanding the foregoing, FLNG shall have no responsibility to inform Transporters, LNG Vessels, Downstream Pipelines, LNG Suppliers, or any other Persons involved in the transaction as to such curtailment or temporary discontinuation of Services.

                                   ARTICLE 19
                                   ASSIGNMENT

19.1  Restrictions on Assignment

      (a) Consent of Other Party Required. Except as otherwise provided in this Article 19, neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. For greater certainty, a Temporary Release under Section 6.2 shall not be regarded as an assignment under this Article 19.

      (b) Obligation of Assignee. If consent is granted pursuant to Section 19.1(a) or in the case of an assignment permitted under Section 19.2 (other than Sections 19.2(c) and 19.2(d)), the assignee to such assignment must, as a condition to such assignment, deliver to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement.

19.2  Permitted Assignments

      (a) Affiliates of FLNG. Notwithstanding the provisions of Section 19.1, FLNG may freely assign all of its rights under this Agreement to an Affiliate, upon notice to, but without requiring the consent of, Customer.

      (b) Affiliates of Customer. Notwithstanding the provisions of Section 19.1, Customer may freely assign all of its rights under this Agreement to (i) an Affiliate upon notice to, but without requiring the consent of, FLNG and (ii) an LNG Supply Project upon the written consent of FLNG, which consent shall not be unreasonably withheld.

      (c)      Financing.

          (i) Notwithstanding the provisions of Section 19.1, FLNG shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with the construction and term financing of the Freeport Facility, and Customer shall provide to the lenders to whom such indebtedness is owed a consent to assignment or similar document in form

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               and substance customary for similar financing transactions and agreed by such lenders and Customer.

          (ii) Notwithstanding the provisions of Section 19.1, Customer shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred, and FLNG shall provide to the lenders to whom such indebtedness is owed a consent to assignment or similar document in form and substance customary for similar financing transactions and agreed by such lenders and FLNG.

      (d) Partial Assignments for Periods of *** Years or More. Notwithstanding the provisions of Section 19.1 and subject to the provisions of this Section 19.2(d), Customer shall under this Section 19.2(d) be entitled to assign all or a part of its right to use the Services Quantity for a period that is no less than *** years (a "Partial Assignment") if such Partial Assignment is for a Maximum LNG Reception Quantity of no less than *** MMBTUs per Contract Year and is to:

          (i) an Affiliate upon notice to, but without requiring the consent of, FLNG;

          (ii) an LNG Supply Project upon the written consent of FLNG, which consent shall not be unreasonably withheld; or

          (iii) any other Person upon the written consent of FLNG, which consent shall not be unreasonably withheld;

          Any Partial Assignment is subject to (a) the assignee executing a terminal use agreement with FLNG (a "Parallel TUA"); and (b) Customer agreeing to appropriate modifications to the Gas redelivery provisions of this Agreement to ensure that FLNG is at all times capable of performing this Agreement and the Parallel TUA and appropriate modifications to the quantity provisions to reflect such assignment. The terms of the Parallel TUA shall be substantially the same as the terms of this Agreement except to the extent necessary to reflect the differences necessary to implement the Partial Assignment. For the avoidance of doubt, Customer shall have no obligation or liability under the Parallel TUA and the assignor shall be relieved of all rights and obligations hereunder to the extent of the assignment from and after the effective date of the assignment.

19.3  Assignment as Novation

      An assignment under this Article 19 (except those permitted in Sections 19.2(c) and (d)) shall not serve as a novation of this Agreement unless and until, but shall serve as a novation if:

      (a) the assignee delivers to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement, as if it were the assignor; and

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      (b)      and, in the case of Customer, assignee having demonstrated to
          FLNG that its creditworthiness (including credit support from an irrevocable letter of credit, a parent guarantee or other security) at the time of the assignment is the same or better than the creditworthiness of Customer and Guarantor, taken as a whole, or is otherwise acceptable to FLNG.

      In the event of a novation, the assignee shall be deemed to be a Party to this Agreement for all purposes with respect to rights and obligations pertaining to operations hereunder from and after the effective date of the assignment and the assignor shall be relieved of all rights and obligations hereunder from and after the effective date of the assignment. Notwithstanding Section 19.1(b), in the event of a novation, the Guarantee shall remain in effect only in relation to rights and obligations of Customer hereunder arising prior to the effective date of the novation.

                                   ARTICLE 20
                                   TERMINATION

20.1  Early Termination Events

      (a) General. If during the period of construction of the Freeport Facility, Customer reasonably determines that Substantial Completion will not occur by ***, then Customer may terminate this Agreement (such termination referred to as an "Early Termination Event") pursuant to the other provisions of this Article 20.

      (b) Notice. Upon the occurrence of an Early Termination Event, Customer shall give notice thereof to FLNG.

      (c) Cure. At any time after the expiration of a period of thirty (30) days after Customer gives notice of an Early Termination Event pursuant to Section 20.1(b), Customer may terminate this Agreement with immediate effect by giving notice of such termination to FLNG; provided, however, that Customer may not terminate this Agreement if the circumstances constituting the Early Termination Event have been fully remedied or have ceased to apply.

20.2  Termination Relating to Guarantee

      In addition to any other rights FLNG may have under this Agreement or otherwise, FLNG may, in its Sole Opinion, elect to terminate this Agreement by notice to Customer if the Guarantee ceases to be in full force and effect or the Guarantor:

      (a) suspends payment of its debts or is unable to pay its debts and such suspension;

      (b) passes a resolution, commences proceedings or has proceedings commenced against it (which are not stayed within sixty (60) days of service thereof on Guarantor) in the nature of bankruptcy or reorganization resulting from

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          insolvency or for its liquidation or for the appointment of a receiver, trustee in bankruptcy or liquidator of its undertaking or assets; or

      (c) enters into any composition or scheme or arrangement with its creditors;

      provided that Customer has not provided credit support reasonably acceptable to FLNG within thirty (30) days following the delivery of FLNG's notice.

20.3  Other Termination Provisions

      This Agreement is also subject to the termination provisions provided in
      Section 12.6 and Article 13.

20.4  Consequences of Termination

      Termination of this Agreement under this Article 20 or any other provision of this Agreement shall be without prejudice to any other rights and remedies of either Party arising hereunder or by law or otherwise which arose or accrued prior to or as a result of such termination or by reason of default of either Party.

                                   ARTICLE 21
                                 APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among the Parties.

                                   ARTICLE 22
                               DISPUTE RESOLUTION

22.1  Dispute Resolution

      (a) Arbitration. Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Disputes.

      (b) Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the "Rules") of the American Arbitration ("AAA") (as then in effect).

      (c) Number of Arbitrators. Three (3) arbitrators shall conduct the arbitration, unless the Parties to the Dispute agree to a sole arbitrator within thirty (30) days after the filing of the arbitration. For greater certainty, for purposes of this Section 22.1(c), the filing of the arbitration means the date on which the claimant's request for arbitration is received by the other Parties to the Dispute.

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      (d)      Method of Appointment of the Arbitrators.

          If the arbitration is to be conducted by three (3) arbitrators and there are only two (2) Parties to the Dispute, then each Party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the Parties to the Dispute. If a Party to the Dispute fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority, and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall appoint the remainder of the three arbitrators not yet appointed.

      (e) Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

      (f) Place of Arbitration. Unless otherwise agreed by all Parties to the Dispute, the place of arbitration shall be Houston, Texas.

      (g) Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

      (h) Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

      (i) Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 25.

      (j) Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

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

      (k) Interim Measures. Any party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal's rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

      (l) Costs and Attorneys' Fees. The arbitral tribunal is authorized to award costs and attorneys' fees and to allocate them between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys' fees, shall be borne in the manner determined by the arbitral tribunal.

      (m) Interest. The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue from day to day at the Base Rate.

      (n) Currency of Award. The arbitral award shall be made and payable in United States Dollars, free of any tax or other deduction.

      (o) Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

      (p) Confidentiality. Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 23) to the extent necessary to enforce this Section 22.1 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

22.2  Expert Determination

      For any decision referred to an expert under Annex I or Annex II, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected

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

      unanimously by the Parties to the Dispute. The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Dispute notice of the request for such determination. If the parties to the Dispute are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce shall appoint such expert and shall administer such expert determination through the ICC's Rules for Expertise. The expert shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communications with any of the Parties to the Dispute concerning the expert determination or the underlying Dispute. Both Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it. The expert shall endeavor to resolve the Dispute within thirty (30) days (but no later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute. The expert's decision shall be final and binding on the Parties.

                                   ARTICLE 23
                                 CONFIDENTIALITY

23.1  Confidentiality Obligation

      Except as otherwise expressly provided in Section 4.5(a), neither this Agreement nor information or documents that come into the possession of a Party by means of the other Party in connection with the performance of this Agreement may be used or communicated to Persons (other than the Parties) without the mutual written agreement of the Parties, except that either Party shall have the right to disclose such information or documents without obtaining the other Party's prior consent in any of the situations described below:

      (a) accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 23.1, and for the benefit of the Parties;

      (b) bona fide prospective purchasers of all or a part of a Party's or its Affiliate's business, bona fide prospective assignees of all or part of a Party's interest in this Agreement, or providers of finance to either Party in relation to this Agreement or the Freeport Facility, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 23.1, and for the benefit of the Parties;

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

      (c) to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

      (d) if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith;

      (e) to the operator of a Gas Storage Facility, to Temporary Customers, to LNG Suppliers and to any of the purchasers under the Customer's Gas sales contracts from Customer's Inventory, in each case only to the extent required for the administration of such contracts, and provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 23.1, and for the benefit of the Parties;

      (f) to its Affiliates, its shareholders partners, or its shareholders' and partners' Affiliates, provided that such recipient entity has a bona fide business need for such information and agrees to hold such information or documents under terms of confidentiality equivalent to this Section 23.1;

      (g) to any Government Authorities to the extent such disclosure assists FLNG and Customer in obtaining Approvals;

      (h) to an Expert in connection with the resolution of a Dispute pursuant to Section 22.2 or to an arbitration tribunal in connection with the resolution of a Dispute under Section 22.1;

      (i) to the extent any such information or document has entered the public domain other than through the fault or negligence of the Party making the disclosure; and

      (j) to Other Customers by FLNG only in order to allow FLNG to perform its obligations under Section 4.5(c) herein.

      Notwithstanding the foregoing, Customer acknowledges and agrees that certain providers of finance to FLNG as well as FLNG's shareholders and partners may disclose this Agreement and information or documents disclosed pursuant to this Section 23.1 if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over such Persons and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith. In addition, notwithstanding the foregoing, except as reasonably necessary to comply with applicable securities laws, the Parties (and each employee, representative, or other agent of the Parties) may (i) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transactions contemplated by this Agreement, and (ii) disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; provided that clause (ii) shall not apply until the earliest of
      (x) the date of the public announcement of discussions relating to this Agreement, (y) the date of the public announcement of this Agreement or
      (z) the date of the execution of this Agreement, with or without conditions. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement and does not include information relating to the identity of the Parties.

23.2  Public Announcements

      (a) General. Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless, prior to the release of the public announcement, press release or statement, such Party furnishes the other Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any Governmental Authority, legal proceedings or stock exchange having jurisdiction over such Party.

      (b)      FLNG Promotional Materials. Notwithstanding any provision in this
          Section 23.2(a) to the contrary, FLNG may, with the consent of Customer not to be unreasonably withheld, use the following in external announcements and publications: (i) information concerning the signing of this Agreement; (ii) the general nature of the Services; and (iii) the general nature of Customer's involvement in the Freeport Facility project.

                                   ARTICLE 24
                         REPRESENTATIONS AND WARRANTIES

24.1  Representations and Warranties of Customer

      As of the date hereof and until the expiration of this Agreement, Customer represents, undertakes and warrants that:

      (a) Customer is and shall remain duly organized and in good standing under the laws of its country of incorporation, duly qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification and to perform its obligations under this Agreement;

      (b) Customer has taken all necessary action to authorize the execution, delivery and performance of its obligations hereunder;

      (c) Customer has not retained, employed or used any broker or intermediary in connection with the negotiation of this Agreement and has no obligation to any

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

          third party by way of commissions, finder's fees or similar fees with respect to the execution of this Agreement; and

      (d) neither the execution, delivery nor performance of this Agreement, nor the consummation of any action contemplated herein, conflicts or will conflict with, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Customer's constitutive instruments or any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other agreement or instrument to which Customer is a party.

24.2  Representations and Warranties of FLNG

      As of the date hereof and until the expiration of this Agreement, FLNG represents, undertakes and warrants that:

      (a) FLNG is and shall remain duly organized and in good standing under the laws of Delaware, duly qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification and to perform its obligations under this Agreement;

      (b) FLNG has taken all necessary action to authorize the execution, delivery and performance of its obligations hereunder;

      (c) FLNG has not retained, employed or used any broker or intermediary in connection with the negotiation of this Agreement and has no obligation to any third party by way of commissions, finder's fees or similar fees with respect to the execution of this Agreement; and

      (d) neither the execution, delivery nor performance of this Agreement, nor the consummation of any action contemplated herein, conflicts or will conflict with, results or will result in a breach of, or constitutes or will constitute a default under, any provision of FLNG's constitutive instruments or any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other agreement or instrument to which FLNG is a party.

                                   ARTICLE 25
                                     NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Party. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. The foregoing notwithstanding, notices given from LNG Vessels at sea may be given by radio, and notices required under Article 5 may be given by e-mail. A notice given under any provision

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

of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. "Received" for purposes of this Article 25 shall mean actual delivery of the notice to the address of the Party specified hereunder or, in the event notice was given by radio from an LNG Vessel at sea, actual receipt of the communication by radio, or to be thereafter notified in accordance with this
Article 25. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address, by giving written notice thereof to the other Party.

FREEPORT LNG DEVELOPMENT L.P.           [CONOCOPHILLIPS ____________]

Attention: President                    Attention: General Manager, LNG

1200 Smith Street, Suite 600            600 North Dairy Ashford

Houston, Texas 77002-4310               Houston, Texas 77049

Fax: (713) 980-2903                     Fax:  (281) 293-4830

Email: president@freeportlng.com        Email: allyn.w.risley@conocophillips.com

Telephone: (713) 980-2888               Telephone: (281) 295-4395

                                   ARTICLE 26
                                  MISCELLANEOUS

26.1  Amendments

      This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by FLNG and Customer.

26.2  Approvals

      After satisfaction of the Conditions Precedent, each Party shall use reasonable endeavors to maintain in force all Approvals necessary for its performance under this Agreement. Customer and FLNG shall cooperate fully with each other wherever necessary for this purpose.

26.3  Successors and Assigns

      This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

26.4  Waiver

      No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement. No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default

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

      not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

26.5  No Third Party Beneficiaries

      The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to Persons not a party to that contract. Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party.

26.6  Rules of Construction

      (a) Drafting. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

      (b)      Priority.

          (i) In the event of a conflict between the terms of this Agreement excluding Annexes I and II and Exhibits A and B (the "Base Agreement") and the terms of Annexes I and II and Exhibits A and B, all terms of the Base Agreement shall take precedence over Annexes I and II and Exhibits A and B.

          (ii) In the event that any conflict arises between this Agreement and the Freeport Facility Marine Operations Manual, this Agreement shall prevail. In the event that any conflict arises between this Agreement and the Freeport Services Manual, this Agreement shall prevail.

26.7  Survival of Rights

      Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to a Party pursuant to this Agreement or otherwise under applicable law. All rights or remedies which may have accrued to the benefit of either Party (and any of this Agreement's provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement shall survive such termination or expiration. Furthermore, the provisions of Article 12, Article 14,
      Article 16, Article 21, Article 22, Article 23, Article 25, and Article 26 shall survive the termination or expiration of this Agreement.

26.8  Rights and Remedies

      Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

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

26.9  Interpretation

      (a) Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

      (b) Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

      (c) Gender. Reference to any gender includes a reference to all other genders.

      (d) Article. Unless otherwise provided, reference to any Article, Section, Schedule, Annex or Exhibit means an Article, Section, Schedule, Annex or Exhibit of this Agreement.

      (e) Include. The words "include" and "including" shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

      (f) Time Periods. References to "day," "month," "quarter" and "year" shall, unless otherwise stated or defined, mean a day, month, quarter and year of the Gregorian calendar, respectively. For the avoidance of doubt, a "day" shall commence at 24:00 midnight.

      (g) Statutory References. Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute

      (h) Currency. References to United States dollars shall be a reference to the lawful currency from time to time of the United States of America.

26.10 Disclaimer of Agency

      The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or other association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

26.11 No Sovereign Immunity

      Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from (i) any expert

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

      determination or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

26.12 Severance of Invalid Provisions

      If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

26.13 Compliance with Laws

      In performance of their respective obligations under this Agreement, each Party agrees to comply with all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party.

26.14 Conflicts of Interest

      FLNG shall avoid any conflict between its own interests and the interests of Customer in relation to obtaining LNG terminalling services from the Freeport Facility. In this regard, FLNG shall not become one of the Other Customers during the Term hereof unless Customer has first consented in writing (such consent not to be unreasonably withheld or delayed) to such expanded business role by FLNG. For the avoidance of doubt, in no event shall (a) any of FLNG's joint venture partners or affiliated entities of any kind be restricted from becoming one of the Other Customers during the Term hereof; or (b) any partner, shareholder, member, or other equity owner of FLNG be restricted from becoming one of the Other Customers during the Term hereof. Except as provided above, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to the other Party.

26.15 Expenses

      Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

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

26.16 Scope

      This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof.

26.17 Counterpart Execution

      This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Customer is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date.

                                        FREEPORT LNG DEVELOPMENT, L.P.

                                        By: Freeport LNG-GP, Inc., its General
                                            Partner


                                            By:
                                                --------------------------------
                                                 Michael S. Smith
                                                 Chief Executive Officer

                                        [CONOCOPHILLIPS ____________]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

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

                                     ANNEX I

                 MEASUREMENTS AND TESTS FOR LNG AT RECEIPT POINT
                 -----------------------------------------------

Parties to Supply Devices
-------------------------

     General. Unless otherwise agreed, Customer and FLNG shall supply equipment and conform to procedures that are in accordance with the latest appropriate International Organization for Standards ("ISO") documents.

     Customer Devices. Customer or Customer's agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Vessels, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.

     FLNG Devices. FLNG shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Freeport Facility.

     Dispute. Any Dispute arising under this Annex I shall be submitted to an Expert under Section 22.2.

Selection of Devices
--------------------

     All devices provided for in this Annex I shall be approved by FLNG, acting as a Reasonable and Prudent Operator. The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by Customer and FLNG. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.

Verification of Accuracy and Correction for Error
-------------------------------------------------

     Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by FLNG and Customer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and FLNG. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

     Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Customer and FLNG. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each receipt of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 5 shall not be applied to require the modification of any invoice that has become final pursuant to Section 12.7.

     Costs and Expenses of Test Verification. All costs and expenses for testing and verifying FLNG's measurement devices shall be borne by FLNG, and all costs and expenses for testing and verifying Customer's measurement devices shall be borne by Customer. The fees and charges of independent surveyors for measurements and calculations shall be borne directly by Customer.

Tank Gauge Tables of LNG Vessels
--------------------------------

     Initial Calibration. Customer shall provide FLNG or its designee, or cause
          FLNG or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Vessel verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.

     Presence of Representatives. FLNG and Customer shall each have the right to have representatives present at the time each LNG tank on each LNG Vessel is volumetrically calibrated.

     Recalibration. If the LNG tanks of any LNG Vessel suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Customer or Customer's agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Vessel hereunder until appropriate corrections are made. If mutually agreed between Customer and FLNG representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.

Accuracy of Measurement
-----------------------

     All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer's recommendations. In the absence of a manufacturer's recommendation, the minimum frequency of calibration shall be 180 days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances will be:

          Temperature:        +/- 0.2 degrees Celsius at - 160 degrees Celsius

          Pressure:           +/- 2% of the calibrated span of the measuring
                              device

          Level Gauge:        +/- 5 millimeter

          Level Gauge
          Systems Comparison: +/- 5 millimeter

Gauging and Measuring LNG Volumes Delivered
-------------------------------------------

     Gauge Tables. Upon FLNG's representative and the independent surveyor's, if present, arriving on board the LNG Vessel prior to the commencement of or during unloading, Customer or Customer's representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Vessel.

     Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Vessels before and after unloading. Each LNG Vessel's tank shall be equipped with two sets of level gauges, each set utilizing a different measurement principle. Comparison of the two systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.

     Gauging Process. Gauging the liquid in the tanks of the LNG Vessels and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Vessels, and atmospheric pressure shall be performed, or caused to be performed, by Customer before and after unloading. FLNG's representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of unloading. The second gauging and measurements shall take place immediately after the completion of unloading. The liquid level in the LNG Vessel before and after the unloading shall be determined by at least two separate tank gaugings to be conducted at least 15 minutes apart.

     Records. Copies of gauging and measurement records shall be furnished to FLNG immediately upon completion of unloading.

     Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Vessel shall be gauged by means of the primary gauging device installed in the LNG Vessel for that purpose. The level of the LNG in each tank shall be logged or printed.

     Determination of Temperature. The temperature of the LNG and of the vapor space in each tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

     Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Vessels. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Vessels. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.

     Determination of Density. The LNG density shall be calculated using the method described within ISO 6578-91, Refrigerated hydrocarbon liquids
          - Static measurement. This method shall be updated to conform to any official published revision of that document. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyer and Seller, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be measured at the same time as the liquid level measurements and shall be logged or printed.

Samples for Quality Analysis
----------------------------

     General. Flow proportional representative liquid samples shall be collected from an appropriate point located as close as practical to the unloading line starting two hours after the beginning of transfer and ending two hours before the end of transfer. Samples taken when biphasic or overheated LNG is suspected to be in the main transfer line will be disregarded. These incremental samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed. The resulting analyses, which are proportional to time, will be mathematically flow rate weighted to yield an analysis that is representative of the unloaded Cargo. This flow rate weighted analysis shall be used for all appropriate calculations associated with the delivered Cargo. Should the automatic sampling system fail during the unloading, manual samples shall be collected and analyzed for accounting purposes.

     Manual Samples. Prior to the end of the unloading cycle, two spot samples shall be collected from the vaporizer. Spot samples shall be collected in accordance with Gas Processors Association ("GPA") Standard 2166 - Methods for Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods. The samples shall be properly labeled and then distributed to Customer and FLNG. FLNG shall retain one sample for a period of 30 days, unless the analysis is in dispute. If the analysis is in dispute, the sample will be retained until the dispute is resolved.

          Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.

Quality Analysis
----------------

     Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated Gross Real Heating Value is within +/- 0.3% of the known Gross Real Heating Value of the test gas sample. If the deviation exceeds the tolerance stated, the Gross Real Heating Value, Relative Density and Compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.

     GPA Standard 2261. All samples shall be analyzed by FLNG to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Customer and FLNG, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by FLNG immediately prior to the analysis of the sample of LNG delivered. FLNG shall give advance notice to Customer of the time FLNG intends to conduct a calibration thereof, and Customer shall have the right to have a representative present at each such calibration; provided, however, FLNG will not be obligated to defer or reschedule any calibration in order to permit the representative of Customer to be present.

     GPA Standard 2377 and 2265. FLNG shall determine the presence of Hydrogen
          Sulfide (H2S) by use of GPA Standard 2377 - Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265 - Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas

          (Cadmium sulfate - Iodometric Titration Method) or any other method that is mutually acceptable.

Operating Procedures
--------------------

     Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Annex I, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

     Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and FLNG. The results of such surveyor's verifications shall be made available promptly to each Party.

     Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

Quantities Delivered
--------------------

     Calculation of MMBTU Quantities. The quantity of MMBTUs delivered shall be calculated by FLNG and verified by Customer. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

     Determination of Gross Real Heating Value. All component values shall be in accordance with the latest revision of ISO 6578 and the latest revision of the reference standards therein.

     Determination of Volume of LNG Unloaded.

          (i) The LNG volume in the tanks of the LNG Vessel before and after unloading shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. The volume of LNG remaining in the tanks after unloading of the LNG Vessel shall be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG Vessel.

          (ii) Gas returned to the LNG Vessel during unloading shall not be deemed to be volume unloaded for Customer's account.

          (iii) If failure of the primary gauging and measuring devices of an LNG Vessel should make it impossible to determine the LNG volume, the volume of LNG unloaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Vessel is not so equipped, the volume of LNG delivered shall be determined by gauging the liquid level in FLNG's onshore LNG storage tanks immediately before and after unloading the LNG Vessel, and such volume shall have added to it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the unloading of such LNG Vessel and have added to it the volume of any LNG that has been pumped from the LNG Vessel's tanks during unloading. FLNG shall provide Customer, or cause Customer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

     Determination of Quantities Unloaded. The quantities of MMBTUs sold and delivered shall be computed by FLNG by means of the following formula:

          Q = [(V//L1// - V//L2//) - V//G//] * D//L2// * HV//L2//

          Where:

          Q:        represents the quantity of MMBTUs unloaded

          V//L1//: represents the volume of LNG in Cubic Meters on board the vessel prior to unloading.

          V//L2//: represents the volume of LNG in Cubic Meters on board the vessel after unloading.

          V//G//: represents the volume of Gas in Cubic Meters returned to the vessel during unloading.

          D//L2//: represents the density value of the unloaded LNG in kilograms per Cubic Meter.

          HV//L2//: represents the Gross Real Heating Value of the LNG unloaded from the vessel in BTUs per kilogram.

          The units used and reported for Mass and Gross Real Heating Value will be kilograms and BTUs/kilogram respectively. The reference conditions for the determination of the BTUs received by FLNG are:

                    Temperature:           15.56DEG. Celsius

                    Atmospheric Pressure:  14.69 psia

          The Parties consider that, at the time this Agreement is executed, the above formula represents the industry standard for determining the quantities of BTUs received by FLNG. If the industry standard changes during the term of this Agreement, the Parties will consult on changes needed to adjust the formula to the then-current industry standard. If the parties are unable to agree on such changes, either Party may refer the matter to an Expert for determination under Section 22.2.

                                    ANNEX II

                MEASUREMENTS AND TESTS FOR GAS AT DELIVERY POINT

1. Applicability. The measurement procedures in this Annex II shall apply to the measurement of Gas delivered by FLNG for Customer's Account at the Delivery Point.

2. Unit of Measurement. All Gas delivered at the Delivery Point shall be measured in MMBTUs.

3.   Metering.

     (a) Metering Equipment. FLNG shall supply, operate and maintain (or cause to be supplied, operated and maintained at or near the Delivery Point) the following:

          i) meters with redundancy and other equipment as is necessary to accurately measure the volume of Gas delivered at the Delivery Point hereunder;

          ii) devices for collecting samples and for determining the quality and composition of Gas delivered at the Delivery Point hereunder; and

          iii) and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Delivery Point

          (collectively, the "Downstream Metering Equipment"). The Downstream Metering Equipment shall be designed and installed in accordance with the current recommendations of the American Gas Association, Report No. 3.

     (b) Check Measurement Equipment and Access. Customer may, at Customer's expense, install and operate, at or near the Downstream Metering Equipment, check measuring equipment similar to the Downstream Metering Equipment to monitor the accuracy of the measurements made by the Downstream Metering Equipment. Such check metering equipment will be installed and operated by Customer so that it does not unreasonably interfere with the operation of the Downstream Metering Equipment or the Freeport Facility Pipeline.

     (c) General. A pressure transmitter shall be installed on each meter tube to measure the static pressure at the plane of the upstream differential pressure tapping. The temperature of the flowing Gas shall be measured on each meter tube by a platinum resistance thermometer installed in a thermowell so that the probe tip is in the center one-third of the pipe. Each meter run shall be provided with a dedicated microprocessor-based flow computer system powered by an appropriate back-up power supply.

     (d) Measuring and Density Standards. Gas shall be measured by orifice meters or other mutually agreeable measuring devices. Orifice meters shall be constructed and operated, Gas shall be measured, and properties shall be determined in accordance with American Gas Association, Report No. 3 and any subsequent modification and amendment thereof. The compressibility and density shall be calculated in accordance with the latest revision of the American Gas Association, Report No. 3. Metering equipment shall include the use of flange connections and, where necessary, flow conditioners, straightening vanes, and pulsation dampening devices. Meter tubes shall be of a design incorporating suitable access for periodic internal inspection, including access for internal inspection of the upstream side of the flow conditioner. Electronic gas measurement with a continuous readout of pressure, temperature, and Gas flow rate shall be used. The differential low flow cut-off point shall be set at a value no greater than 0.1 percent of the calibrated range. Mechanical pressure, differential pressure, and temperature chart recorders shall be used as primary backup for the electronic gas measurement. All computations shall be made as prescribed in the above cited standard.

     (e) Ultrasonic Metering Standard. All ultrasonic metering shall comply with the American Gas Association, Report No. 9 and any subsequent modification and amendment thereof.

4.   Determination of Gross Heating Value.

     (a) GPA 2261 and 2145. The heating value of the Gas delivered by FLNG at the Delivery Point shall be determined by gas chromatograph. The composition of the Gas shall be continuously measured by on-line chromatographs. The Gross Heating Value of the Gas shall be calculated using results from the on-line chromatograph. The chromatographs will analyze all hydrocarbon components, up to and including at least the Nonanes+ group, and inerts having a concentration of greater than
          0.002 mol percent. The determination of Gas composition shall be in accordance with the GPA Standard 2261 - Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography. All physical properties used in quality and quantity calculations shall be based on these compositional analyses and the component values published in GPA 2145, or the latest revision thereof. Water vapor content shall be included in the component analyses. The sample analysis cycle time shall be less than 6 minutes. The maximum response time from sample probe to analyzer shall be four minutes. In the event of failure of the on-line Gas chromatograph, chromatograph analysis of samples collected proportional to the flow through the meters shall be used. Auto-calibration of the Gas chromatograph shall be conducted on a weekly basis or as otherwise mutually agreed by the Parties.

     (b) GPA 2145. Back-up composite samples of the flowing Gas shall be obtained weekly to be used for relative density (specific gravity), Gross Heating Value, and compressibility factors in case of electronic failure. Composite sampling of the flowing stream shall be by use of a mutually agreeable continuous sampler, designed and installed to sample proportionally to the flow rate. The end point of each composite sample chromatographic analysis shall be the Nonane+ fraction, and values for this fraction shall be based on the C9 value in the latest revision of GPA Standard 2145 - Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas. All component values shall be in accordance with such standard.

     (c) Quarterly Deviation Checks. Monthly gas chromatograph deviation checks shall be made on Gas composition mole percentages and resulting Gross Heating Value. Analyses of a sample of test Gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated Gross Heating Value is within plus or minus 5 BTU per Standard Cubic Foot of the known Gross Heating Value. If the deviation exceeds the tolerance stated, Gross Heating Value, relative density, and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred. If the point that the error occurred cannot be determined, previous analyses will be corrected for one-half the period since the last verification test, not to exceed a correction period of six months.

     (d) Corrections for Water Content. The heating value on a dry basis for Gas containing water shall be corrected in accordance with standards followed by the American Gas Association. Moisture content of flowing Gas shall be determined as often as found necessary in real practice by use of a mutually acceptable calculation or test instrument, which could include a Meco Moisture Analyzer.

5.   Operating Procedures

     (a) Notice. Prior to conducting operations for measurement, calibration, sampling and analysis provided in Annex II, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

     (b) Independent Surveyor. At the request of either Party any measurement, calibration, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and FLNG. The results of such surveyor's verifications shall be made available promptly to each Party.

     (c) Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

6. Verification. At least once each month, and in addition, from time to time upon at least two weeks prior written notice by either Party to the other, FLNG shall verify or cause to be verified the accuracy of the Downstream Metering Equipment. When as a result of such test any of the Downstream Metering Equipment is found to be out of calibration by no more than 1% when compared to the manufacturer's specifications for such equipment, no adjustment shall be made to the Fee. If the testing of the Downstream Metering Equipment demonstrates that any meter is out of calibration by more than 1% when compared to the manufacturer's specifications for such equipment, the applicable Downstream Metering Equipment reading for the actual period during which out of calibration measurements were made shall be estimated as follows, in descending order of priority:

     (a) by using the registration of any check meter or meters if installed and accurately registering;

     (b) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

     (c) by estimating the quantity of delivery by measuring deliveries during prior periods under similar conditions when any meter was registering accurately.

     If the actual period that such equipment has been out of calibration cannot be determined to the mutual satisfaction of FLNG and Customer, the adjustment shall be for a period equal to one-half of the time elapsed since the most recent test. The previous payments made by Customer to FLNG for this period shall be subtracted from the amount of payments that are calculated to have been owed under this Agreement. The difference (which may be a positive or negative amount) shall be added to the next monthly statement pursuant to Section 12.2.

7. Costs. The cost of the monthly testing and calibration of the Downstream Metering Equipment shall be borne by FLNG. The cost of any testing and calibration of the Downstream Metering Equipment beyond the monthly test permitted above shall also be paid by FLNG, unless the request to test any of the Downstream Metering Equipment is made by Customer and the results of such test requested by Customer demonstrate that the Downstream Metering Equipment is less than 1% out of calibration, in which case the cost of such testing and calibration shall be for Customer's account. Each Party shall comply with any reasonable request of the other Party concerning the sealing of the Downstream Metering Equipment, the presence of a representative of Customer when the seals are broken and tests are conducted, and other matters affecting the accuracy, testing and calibration of the Downstream Metering Equipment.

8. Disputes. Any Dispute arising under this Annex II shall be submitted to an Expert under Section 22.2.

                                    EXHIBIT A

                                    GUARANTEE

     This GUARANTEE (this "Guarantee"), dated as of [___________], 2004, is made by CONOCOPHILLIPS COMPANY, a Delaware corporation ("Guarantor"), in favor of FREEPORT LNG DEVELOPMENT, L.P., a Delaware limited partnership ("FLNG," and, together with Guarantor, each a "Party" and, collectively, the "Parties"). Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

                                    RECITALS
                                    --------

     WHEREAS, FLNG has agreed to enter into the LNG Terminal Use Agreement dated as of the date hereof, with [COP LNG] ("Subsidiary"), a subsidiary of Guarantor, (the "Agreement"), which is hereby incorporated by reference in this Guarantee and made a part hereof.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   Guarantee.

     (a) On the terms and subject to the conditions contained herein, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, to and for the benefit of FLNG, the full and punctual performance and payment, as and when each such payment or performance becomes due (whether at the stated due date, by acceleration or otherwise), by or on behalf of Subsidiary of any and all obligations or amounts owed by Subsidiary to FLNG in connection with and to the extent provided for in the Agreement (the "Guaranteed Obligations"). The Guaranteed Obligations of Guarantor hereunder are direct and primary obligations.

     (b) This Guarantee is an absolute, unconditional, present, and continuing guarantee of performance and payment, and not of collection, is in no way conditioned or contingent upon any attempt to collect from or enforce performance or payment by Subsidiary or upon any other event, contingency or circumstance whatsoever, and shall remain in full force and effect and be binding upon and against Guarantor and its successors and assigns (and shall inure to the benefit of FLNG and its successors, endorsees, transferees, and assigns) without regard to the validity or enforceability of the Agreement. If, for any reason, Subsidiary shall fail or be unable duly, punctually, and fully to perform or pay, as and when such performance or payment is due, any of the Guaranteed Obligations, Guarantor shall promptly perform or pay, or cause to be performed or paid, such Guaranteed Obligations.

     (c) Guarantor agrees that any award or judgment resulting from any arbitration between Subsidiary and FLNG under the Agreement shall be conclusive and binding on Guarantor for purposes of determining Guarantor's obligations under this Guarantee.

     (d) Guarantor further agrees to pay to FLNG any and all costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel), and damages which may be paid or incurred by FLNG in enforcing any rights with respect to this Guarantee, including, without limitation, collecting against Guarantor under this Guarantee.

2. Obligations Absolute and Unconditional, Continuing; Etc. Guarantor agrees that the obligations of Guarantor set forth in this Guarantee shall be direct obligations of Guarantor, and such obligations shall be absolute, irrevocable and unconditional, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance with its obligations hereunder) based upon any claim Guarantor or any other Person may have against FLNG or any other Person and shall remain in full force and effect without regard to and shall not be released, discharged or in any way affected or impaired by, any circumstance or condition whatsoever (other than full and strict compliance by Guarantor with its obligations hereunder) (whether or not Guarantor shall have any knowledge or notice thereof), including, without limitation: (i) any amendment or modification of or supplement to or other change in the Agreement or any other document, including, without limitation, any renewal, extension, acceleration or other changes to payment terms thereunder; (ii) any failure, omission or delay on the part of FLNG or any other Person to confirm or comply with any term of the Agreement or any other document, (iii) any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of the Agreement or any other document or any obligation or liability of FLNG or any other Person, or any exercise or non-exercise of any right, remedy, power, or privilege under or in respect of any such instrument or agreement or any such obligation or liability; (iv) any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, or similar proceeding with respect to FLNG, Subsidiary or any other Person or any of their respective properties, or any action taken by any trustee or receiver or by any court in any such proceeding; (v) any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of the Agreement or any other document or any term or provision thereof; (vi) any merger or consolidation of Guarantor, Subsidiary, or any other Person into or with any other Person or any sale, lease, or transfer of all or any of the assets of Guarantor, Subsidiary, or any other Person; (vii) any change in the ownership of Guarantor, Subsidiary, or any other Person; (viii) any winding up or dissolution of Subsidiary; (ix) to the extent permitted under Applicable Law, any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, which might otherwise constitute a legal or equitable defense or discharge of the liabilities of guarantor or surety or which might otherwise limit recourse against Guarantor. The Guaranteed Obligations constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties. Without limiting the generality of the foregoing, Guarantor agrees that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, Subsidiary shall fail to perform obligations or pay amounts owed by it under the Agreement and that notwithstanding the recovery hereunder for or in respect of any given failure to so comply by Subsidiary under the Agreement, this Guarantee shall remain in full force and effect and shall apply to each and every subsequent such failure.

3. Reinstatement. Guarantor agrees that this Guarantee shall be automatically reinstated with respect to any payment made by or on behalf of Subsidiary pursuant to the Agreement if and to the extent that such payment is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

4. Waiver of Demands, Notices; Etc. Guarantor hereby unconditionally waives, to the extent permitted by Applicable Law: (i) notice of any of the matters referred to in Section 2 hereof; (ii) all notices which may be required by Applicable Law, or otherwise, now or hereafter in effect, to preserve any rights against Guarantor hereunder, including, without limitation, any demand, proof, or notice of non-payment or non-performance of any Guaranteed Obligation; (iii) any right to the enforcement, assertion, or exercise of any right, remedy, power, or privilege under or in respect of the Agreement; (iv) notice of acceptance of this Guarantee, demand, protest, presentment, notice of failure of performance or payment, and any requirement of diligence; (v) any requirement to exhaust any remedies or to mitigate any damages resulting from failure of performance or payment by Subsidiary under the Agreement or by any other Person under the terms of the Agreement; and (vi) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release, or defense of a guarantor or surety, or which might otherwise limit recourse against Guarantor.

5. No Subrogation. Notwithstanding any performance, payment or payments made by Guarantor hereunder (or any set-off or application of funds of Guarantor by FLNG), Guarantor shall not be entitled to be subrogated to any of the rights of Subsidiary (or of any rights of FLNG hereunder), or any collateral, security, or guarantee or right of set-off held by FLNG, for the performance or payment of the obligations guaranteed hereunder, nor shall Guarantor seek or be entitled to assert or enforce any right of contribution, reimbursement, indemnity or any other right to payment from Subsidiary as a result of Guarantor's performance of its obligations pursuant to this Guarantee until all Guaranteed Obligations are performed or paid in full. If any amount shall be paid to Guarantor on account of such subrogation, contribution, reimbursement or indemnity rights at any time when all of the Guaranteed Obligations and all amounts owing hereunder shall not have been performed and paid in full, such amount shall be held by Guarantor in trust for FLNG, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to FLNG in the exact form received by Guarantor (duly endorsed by Guarantor to FLNG, if required), to be applied against the Guaranteed Obligations, whether or not matured, in such order as FLNG may determine.

6.   Representations and Warranties. Guarantor represents and warrants that:

     (a) it is a [corporation] duly organized and validly existing under the laws of the [Delaware] and has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Guarantee;

     (b) the execution, delivery and performance of this Guarantee will not conflict with, violate or breach the terms of any agreement of Guarantor;

     (c) no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guarantee; and

     (d) this Guarantee, when executed and delivered, will constitute a valid and legally binding agreement of Guarantor, except as the enforceability of this Guarantee may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity as they apply to the Guarantor.

7.   Miscellaneous.

     (a) This Guarantee shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Guarantor may not assign or transfer this Guarantee or any rights or obligations hereunder without FLNG's prior written consent. FLNG may assign this Guarantee, in whole or part, to any of its Affiliates or co-venturers or to any Person jointly controlled by FLNG any co-venturers. Furthermore, FLNG may assign, pledge and/or grant a security interest in this Guarantee to any Lender without Guarantor's consent. Except as otherwise provided in this Section 7, nothing herein, express or implied, is intended or shall be construed to confer upon or to give to any Person other than the Parties hereto any rights, remedies, or other benefits.

     (b) This Guarantee shall be governed by, and construed in accordance with, the laws of the state of Texas, without giving effect to the principles thereof relating to conflicts of law.

     (c) Subject to Section 1(d), the Parties agree that any claim, dispute or controversy arising out of or relating to this Guarantee (including, without limitation, the breach, termination or invalidity thereof, and whether arising out of tort or contract) ("Dispute") shall be decided by litigation. Each Party hereby consents to personal jurisdiction in any legal action, suit, or proceeding brought in any court, federal or state, within Harris, County, Texas, having subject matter jurisdiction and irrevocably waives, to the fullest extent permitted by Applicable Law and the laws of the State of Texas, any claim or any objection it may now or hereafter have, that venue or personal jurisdiction is not proper with respect to any such legal action, suit, or proceeding brought in such a court in Harris County, Texas, including any claim that such legal action, suit, or proceeding brought in such court has been brought in an inconvenient forum. Each Party further consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at its address specified herein for the giving of notices, or by such other notice given in accordance with the rules and procedures of such courts. This agreement to litigate is binding upon the Parties, Subsidiary, Subsidiary's surety (if any) and the successors and permitted assigns of any of them.

     (d) No modification or amendment of this Guarantee shall be of any force or effect unless made in writing, signed by the Parties hereto, and specifying with particularity the nature and extent of such modification or amendment. This Guarantee constitutes the entire and only understanding and agreement among the Parties hereto with respect to the subject matter hereof and cancels and supersedes any prior negotiations, proposals, representations, understandings, commitments, communications, or agreements, whether oral or written, with respect to the subject matter hereof.

     (e) All notices, requests and communications to a Party hereunder shall be in writing (including telecopy and/or fax or similar writing) and shall be sent:

     If to FLNG:
     ----------

          FREEPORT LNG DEVELOPMENT, L.P.
          1200 Smith Street, Suite 600
          Houston, Texas 77002-4310
          Attn: President
          Facsimile: (713) 980-2903
          Telephone No: (713) 980-2888

          with a copy to:

          [____________________________]
          [Address]
          Attn: [______________________]
          Facsimile: [_________________]
          Telephone No.: [_____________]

     If to Guarantor:
     ---------------

          CONOCOPHILLIPS COMPANY
          [Address]
          Attn: [______________________]
          Facsimile: [_________________]
          Telephone No.: [_____________]

          with a copy to:

          [____________________________]
          [Address]
          Attn: [______________________]
          Facsimile: [_________________]
          Telephone No.: [_____________]

or to such other address or telecopy number and with such other copies, as such Party may hereafter reasonably specify by notice to the other Parties. Each such notice, request or communication shall be effective upon receipt, provided that if the day of receipt is not a Business Day then it shall be deemed to have been received on the next succeeding Business Day.

     (f) The headings of the several provisions of this Guarantee are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guarantee.

     (g) No forbearance or delay by FLNG in asserting rights against Subsidiary shall affect or impair in any way Guarantor's obligations hereunder or the rights of FLNG hereunder.

     (h) This Guarantee may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Guarantee as of the date first above written.

                                        CONOCOPHILLIPS COMPANY


                                        By:
                                               ---------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------

                                        FREEPORT LNG DEVELOPMENT, L.P.

                                        By: Freeport LNG-GP, Inc., its General
                                            Partner


                                            By:
                                                -------------------------------
                                                  Michael S. Smith
                                                  Chief Executive Officer

                                    EXHIBIT B

                            FREEPORT SERVICES MANUAL

The Freeport Services Manual referred to in Section 3.5 shall be limited to the following matters and other matters of a similar nature:

     1. Details associated with the implementation of Section 5.1 among FLNG, Customer and Other Customers

     2. Details associated with the Gas delivery procedures in Section 5.2 among FLNG, Customer and Other Customers

     3.   Details associated with the content and format of the ***

     4.   Form of the Release Notice referred to in Section 6.2(b)(i)c

     5. Details associated with the invoicing process under Article 12, including:
          a. Format of invoices (electronic and original)
          b. Numbering systems/codes for all invoice-related documents

                                    EXHIBIT E
                                    ---------

                  FORM OF SERVICES QUANTITY INCREASE AGREEMENT

See attached.

                                    EXHIBIT F
                                    ---------

                          FORM OF PARTNERSHIP AMENDMENT

                                    EXHIBIT G
                                    ---------

                           ENVIRONMENTAL INVESTIGATION

1.   Review. During the period commencing on the Effective Date and ending ten
(10) days prior to the Closing Date (the "Review Period"), and subject to the confidentiality provisions of this Agreement, Freeport LNG shall permit COP and its representatives to have reasonable access to: (i) the Facility Site; and
(ii) the offices, personnel, books and records, and properties of Freeport LNG, and shall furnish or cause to be furnished to COP such financial and operating and other data, in each case relating to the Facility Site, as are available and as COP shall from time to time reasonably request, in order that COP may have a full opportunity to undertake an environmental assessment of the Facility Site (the "Review"); provided, that such Review shall be undertaken during normal business hours and upon at least 24 hours advance notice; and provided, further, that neither COP nor its representatives shall contact any of the employees, customers or suppliers of Freeport LNG in connection with the Facility, whether in person or by telephone mail or other means of communication, without the specific prior written approval of Freeport LNG.

2. Tests. COP may, as part of the Review, and at its sole cost, risk and expense, perform such tests as Freeport LNG and COP shall reasonably and mutually agree in order to determine the condition and integrity of the Facility Site; provided: (i) such tests shall be undertaken during normal business hours and upon at least 24 hours advance notice so that Freeport LNG may have the opportunity to be present and observe such tests; (ii) such tests shall be conducted in accordance with industry standards by adequately insured, licensed professionals or contractors selected by COP and approved by Freeport LNG (which approval shall not be unreasonably delayed, conditioned or withheld), and in a manner so as not to permanently or materially damage any of the Facility Site
(iii) if any damage is caused, COP shall immediately repair and restore the damaged portions of the Facility Site to their former condition; (iv) notice of proposed sampling events shall also be given by COP to the State of Texas; and
(v) soil, groundwater or debris from borehole drilling shall be promptly placed in drums and removed from the Facility Site within 24 hours. COP SHALL BE RESPONSIBLE FOR AND SHALL RELEASE, SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS FREEPORT LNG, ITS SUBSIDIARIES, AFFILIATES, SUCCESSORS, ASSIGNS AND CONTRACTORS AND THE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM, FROM AND AGAINST ANY AND ALL DAMAGES, COSTS AND EXPENSES ARISING FROM OR RELATING TO THE CONDUCT OF SUCH TESTS (OTHER THAN THE COSTS OF REMEDIATION OF ANY ADVERSE CONDITION DISCOVERED), INCLUDING, WITHOUT LIMITATION, ANY PERSONAL INJURIES OR PROPERTY DAMAGE, AND REGARDLESS WHETHER CAUSED BY THE JOINT OR CONTRIBUTORY NEGLIGENCE OF FREEPORT LNG OR ANY INDEMNIFIED PARTIES, UNLESS CAUSED BY THE SOLE NEGLIGENCE OR WILLFUL MISCONDUCT OF FREEPORT LNG. Freeport LNG shall have the right to obtain split samples from any testing performed, and COP shall inform Freeport LNG of its proposed method for analyzing samples in order that results may be duplicated. All sampling locations, methods and protocols must be submitted to Freeport LNG by COP at least two (2) days in advance of the proposed sampling. Freeport LNG may limit or prohibit sampling in certain areas or using certain techniques if the sampling method could result in adverse impact to the remedial activities at the Facility Site. If Freeport LNG exercises this right of limitation of sampling, it shall discuss with COP as soon as possible alternative methods for obtaining the required information, and shall make reasonable attempts to obtain such information and provide it to COP. COP shall be responsible for compliance with all Environmental Laws relating to the gathering, handling, transport, testing and disposal of any samples obtained. COP shall furnish Freeport LNG with a copy of each report (and all supporting data) setting forth the results of any test performed by COP promptly after receipt but in any event not later than the last day of the Review Period and each such report (and all supporting data) shall be subject to the confidentiality and non-disclosure obligations of the Nondisclosure Agreement. COP shall not submit a copy of any report to any Governmental Authority unless specifically required by applicable Law; and, if so required, COP shall simultaneously provide to Freeport LNG a copy of any information submitted to such Governmental Authority.

3.   Right to Terminate. If the Review reveals that the Facility
Site is subject to any Material Adverse Environmental Condition or to any Material Defect (as such terms are defined below), COP shall have the right to terminate this Agreement prior to the Closing Date. In the event COP does not terminate this Agreement and the Closing of the Agreement occurs, Freeport LNG shall remediate such Material Adverse Environmental Condition and/or cure any Material Defect, and COP acknowledges that all costs, expenses and fees associated with such remediation shall be paid with the proceeds of the Loan. For purposes of this Section, the word "remediate," as applied to a Material Adverse Environmental Condition, shall mean only such remediation to the extent required by applicable Environmental Laws.

4. Terms. For the purposes of this Exhibit: (i) the term "Material Adverse Environmental Condition" shall mean (a) the existence of any of the following on or under the Facility Site at levels that exceed applicable recognized standards or are in violation of applicable Environmental Law: (1) contamination to municipal well or drinking water, (2) chlorinated solvents, (3) radioactivity or
(4) MTBE, (b) evidence that the Facility Site has been used as a disposal site (other than for dredge materials) at levels in violation of applicable Environmental Law] or (c) any Hazardous Substance condition the estimated cost of which to remediate is greater than *** Dollars (U.S. $***) in the aggregate; and (ii) the term "Material Defect" shall mean a defect that has not been previously disclosed to COP and which would not have been evident during a walk-through inspection of the Facility Site, that would significantly impair the operating functions, safety, or use of the Facility and which would cost more than *** Dollars (U.S. $***) in the aggregate to cure.